Exhibit 10.4

CREDIT AGREEMENT

Dated as of November 14, 2023

among

MALLINCKRODT PLC,
as the Parent,

MALLINCKRODT INTERNATIONAL FINANCE S.A.,
as Lux Borrower,

MALLINCKRODT CB LLC,
as Co-Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

ACQUIOM AGENCY SERVICES LLC and SEAPORT LOAN PRODUCTS LLC,
as Co-Administrative Agents,

and

ACQUIOM AGENCY SERVICES LLC,
as Collateral Agent

TABLE OF CONTENTS

Page

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	[Reserved]
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Intercompany Subordination Terms
Exhibit G	Auction Procedures
Exhibit H	Form of Mortgage

Schedule 1.01(A)	Agreed Guarantee and Security Principles
Schedule 1.01(B)	Certain Excluded Equity Interests
Schedule 1.01(C)	[Reserved]
Schedule 1.01(D)	Closing Date Mortgaged Properties
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.07(b)	Notices of Condemnation
Schedule 3.07(c)	Rights of first refusal, options, etc.
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.16	Environmental Matters
Schedule 3.20	Insurance
Schedule 3.21	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

CREDIT AGREEMENT dated as of November 14, 2023 (this “Agreement”), among MALLINCKRODT PLC, a public limited company incorporated under the laws of Ireland with registered number 522227 (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 172.865 (the “Lux Borrower”), Mallinckrodt CB LLC, a Delaware limited liability company (the “Co-Borrower”), the LENDERS party hereto from time to time, ACQUIOM AGENCY SERVICES LLC (“Acquiom”) and SEAPORT LOAN PRODUCTS LLC (“Seaport”) as co-administrative agents (in such capacities, together with their successors and permitted assigns in such capacities, each a “Co-Administrative Agent” and together, the “Administrative Agent”) for the Lenders, and ACQUIOM AGENCY SERVICES LLC, as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”) for the Lenders.

WHEREAS, pursuant to the Plan of Reorganization (as defined below), each holder of DIP Claims (as defined below) shall receive, in partial satisfaction of their claims arising in respect of the DIP Loan Documents, the DIP Facility and the DIP Orders (each as defined in the Plan of Reorganization), First-Out Term Loans (as defined below) and each holder of First Lien Claims (as defined below) may elect to receive, subject to satisfaction of certain conditions, in partial satisfaction of their claims arising in respect of the First Lien Term Loan Credit Documents and/or First Lien Notes Documents (each as defined in the Plan of Reorganization), as applicable, Second-Out Term Loans (as defined below).

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01           Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day, (c) Adjusted Term SOFR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (d) in the case of SOFR Borrowings composed of Initial Term Loans, 5.50%. Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Accepting Term Lender” shall have the meaning assigned to such term in Section 2.08(d).

“Acquiom” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Adjusted Consolidated EBITDA” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Parent and the Subsidiaries for such period, plus

(a)           the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:

(i)             provision for taxes based on income, profits or capital of the Parent and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus

(ii)           (x) Interest Expense of the Parent and the Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of Parent or any Disqualified Stock of the Parent and its Subsidiaries; plus

(iii)          depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Parent and the Subsidiaries for such period; plus

(iv)          any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent or net cash proceeds of an issuance of Equity Interests of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(v)           any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the Second-Out Notes; minus

(b)           the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(i)             non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); plus

(ii)           any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the Second-Out Notes;

in each case, on a consolidated basis and determined in accordance with Applicable Accounting Principles.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of, and the restructuring charges or expenses of, a Subsidiary (other than any Wholly Owned Subsidiary) of the Parent will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Adjusted Consolidated EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Parent, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Parent by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor (if any), then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Guarantee and Security Principles” shall mean the Agreed Guarantee and Security Principles set forth on Schedule 1.01(A).

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“Applicable Accounting Principles” shall mean, for any period, the accounting principles applied as provided in Section 1.02.

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Margin” shall mean for any day (i) with respect to any First-Out Term Loans, 7.50% per annum in the case of any SOFR Loan and 6.50% per annum in the case of any ABR Loan; (ii) with respect to any Second-Out Term Loans, 9.50% per annum in the case of any SOFR Loan and 8.50% per annum in the case of any ABR Loan; and (iii) with respect to any Other Term Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

“Applicable Period” shall mean an Excess Cash Flow Period.

“Applicable Premium” shall mean, as of any date of determination, in respect of any Initial Term Loans, an amount in cash equal to the greater of (i) 1% of the principal amount of the Initial Term Loans prepaid, repaid, accelerated, terminated, converted or subject to mandatory assignment and (ii) the excess, if any, of (A) the sum of (I) all required interest payable on the principal amount of such Initial Term Loans subject to the applicable prepayment, repayment, refinancing, acceleration, termination, conversion or mandatory assignment from the date of such prepayment, repayment, acceleration, termination, conversion or mandatory assignment through (and including) the second anniversary of the Closing Date (as if such Initial Term Loans has been outstanding) calculated using an interest rate equal to Adjusted Term SOFR for an Interest Period of three months in effect on the third Business Day prior to such prepayment, repayment, refinancing, acceleration, termination, conversion or mandatory assignment plus the Applicable Margin (which amount under this clause (I) shall, for the avoidance of doubt, not include accrued but unpaid interest as of the date of such prepayment, repayment, acceleration, termination, conversion, etc.), plus (II) the principal amount of such Initial Term Loans subject to the applicable prepayment, repayment, refinancing, acceleration, termination, conversion or mandatory assignment, in each case, discounted to the date of such prepayment, repayment, acceleration, termination, conversion or mandatory assignment on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such date of determination plus 50 basis points, over (B) the principal amount of such Initial Term Loans subject to the applicable prepayment, repayment, refinancing, acceleration, termination, conversion or mandatory assignment.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Asset Sale” shall mean (x) any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person (including to a Divided LLC pursuant to a Division) of, any asset or assets of the Parent or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than the Parent or a Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Lux Borrower (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Lux Borrower.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Auction Manager” shall have the meaning assigned to such term in Section 2.23(a).

“Auction Procedures” shall mean auction procedures with respect to Purchase Offers set forth in Exhibit G hereto.

“Available Amount” shall mean, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)           $50 million, plus

(b)           50% of the Cumulative Retained Excess Cash Flow Amount on such date of determination, plus

(c)           [reserved], plus

(d)           the cumulative amounts of all prepayments and mandatory repurchase offers declined by Term Lenders and holders and lenders under Other First Lien Debt, plus

(e)           the Cumulative Parent Qualified Equity Proceeds Amount on such date of determination, minus

(f)            the cumulative amount of Investments made with the Available Amount from and after the Closing Date and on or prior to such time, minus

(g)           the cumulative amount of Restricted Payments made with the Available Amount from and after the Closing Date and on or prior to such time (without duplication of any such amount subtracted pursuant to the definition of Cumulative Parent Qualified Equity Proceeds Amount);

provided, however, for purposes of determining the amount of Available Amount available for Restricted Payments, the calculation of the Available Amount shall not include any amounts described in clause (d) above.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.12(e).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(b).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (2), the Administrative Agent and the Borrowers shall use commercially reasonable efforts to satisfy the standards set forth in Treasury Regulations Section 1.1001-6 and any other applicable guidance with respect to the selection and implementation of such Benchmark Replacement and the related Benchmark Replacement Adjustment such that the selection and implementation of such Benchmark Replacement and Benchmark Replacement Adjustment will not result in a deemed exchange for U.S. federal income tax purposes of any Borrowing under this Agreement if the Borrowers determine that such deemed exchange would cause the applicable Borrower, or its direct or indirect beneficial owners, any adverse Tax consequences.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any Benchmark Replacement described in clause (2) of the definition thereof, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Lux Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; provided in each case, the third proviso in the definition of “Benchmark Replacement” shall apply.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.12(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.12.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” shall have the meaning assigned to such term in Section 9.25(b).

“Blocked Account” shall have the meaning assigned to such term in Section 5.13.

“Blocked Account Agreement” shall have the meaning assigned to such term in Section 5.13.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall mean each of the Lux Borrower and the Co-Borrower, and the term “Borrowers” shall mean the Lux Borrower and the Co-Borrower collectively.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).

“Borrowing” shall mean a group of Loans of a single Type and currency under a single Facility, and made on a single date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of SOFR Loans, $1,000,000 and (b) in the case of ABR Loans, $1,000,000.

“Borrowing Multiple” shall mean (a) in the case of SOFR Loans, $500,000 and (b) in the case of ABR Loans, $250,000.

“Borrowing Request” shall mean a request by the Lux Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D or another form approved by the Administrative Agent.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Ireland or Luxembourg are authorized or required by law to remain closed; provided that, when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with Applicable Accounting Principles, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Parent and the Subsidiaries shall not include:

(a)           expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests (other than Disqualified Stock) of the Parent or capital contributions to the Parent or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a)); provided that (i) this clause (a) shall exclude expenditures made with the proceeds from sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(p), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(b) and (ii) such proceeds are not included in any determination of the Available Amount;

(b)           expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay, redeem or offer to repurchase Term Loans, Second-Out Notes or Other First Lien Debt pursuant to Section 2.09(b);

(c)           interest capitalized during such period;

(d)           expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Parent, the Borrowers or any Subsidiary) and for which none of the Parent, the Borrowers or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e)           the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f)           the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) assets Disposed of pursuant to Section 6.05(m);

(g)           Investments in respect of a Permitted Business Acquisition; or

(h)           the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.09(b).

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with Applicable Accounting Principles.

“Cash Interest Expense” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Parent or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Qualified Receivables Facility, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided that Cash Interest Expense shall exclude any one-time financing fees, including those paid in connection with the Transactions, or upon entering into a Qualified Receivables Facility or any amendment of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide to the Parent, a Borrower or any Subsidiary Loan Party cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean (a) any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement, (b) Citibank, N.A. and its Affiliates or (c) Deutsche Bank AG and its Affiliates.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean any Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity of one or more Foreign Subsidiaries.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clause (x) and (y) be deemed to be a “Change in Law” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.13 generally on other similarly situated borrowers.

“Change of Control” shall mean, at any time after the Closing Date, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; provided that, for the avoidance of doubt, neither the Permitted Holders taken together nor any portion thereof shall be considered a “group” for purposes of this definition by reason of their participation in the Chapter 11 Cases (2020) or the Chapter 11 Cases (2023) (or any action taken in connection therewith), but excluding any actions taken by any Permitted Holders after the Closing Date, except as expressly contemplated by the Plan of Reorganization; (b) the Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Lux Borrower or the Co-Borrower (or, if the Parent is a New Parent, of any person which previously constituted a Parent and continues to exist); (c) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by persons who (i) were not members of the Board of Directors of the Parent on the Closing Date and (ii) whose election to the Board of Directors of the Parent or whose nomination for election by the stockholders of the Parent was not approved by a majority of the members of the Board of Directors of the Parent then still in office who were either members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved; or (d) a “Change of Control” (as defined in any indenture or credit agreement in respect of any Material Indebtedness for borrowed money) shall have occurred. For purposes of this definition, any New Parent designated as such pursuant to Section 10.08 shall not be considered a “person” or “group” for purposes of clause (a) above; provided that (x) at the time such person became a New Parent (i) no “person” or “group” beneficially owned, directly or indirectly, more than 35% of the ordinary voting power represented by the issued and outstanding Equity Interests of such New Parent and (ii) the Board of Directors of the New Parent did not violate the requirements of immediately preceding clause (c) (with the first reference therein to “Parent” to be deemed to refer to “New Parent” and with references to the “Parent” in sub-clauses (i) and (ii) of said clause (c) to be deemed to be references to the person which was Parent immediately before the succession of the New Parent as the Parent) and (y) after any person becomes a New Parent in accordance with Section 10.08 and the preceding provisions of this sentence, all references above (except in sub-clause (c)(i) above) to the Parent shall be deemed to be references to the New Parent (as the successor Parent).

“Chapter 11 Cases (2020)” shall mean those certain voluntary cases commenced by the Parent and certain of the Parent’s direct and indirect subsidiaries under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, which are jointly administered under Case No. 20-12522 (JTD).

“Chapter 11 Cases (2023)” shall mean those certain voluntary cases commenced by the Parent and certain of the Parent’s direct and indirect subsidiaries under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, which are jointly administered under Case No. 23-11258 (JTD).

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are First-Out Term Loans, Second-Out Term Loans or Other Term Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make First-Out Term Loans, Second-Out Term Loans or Other Term Loans. Other Term Loans that have different terms and conditions (together with the Commitments in respect thereof) from the First-Out Term Loans, Second-Out Term Loans and Other Term Loans shall be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Closing Date” shall mean November 14, 2023.

“Closing Date A/R Facility” shall mean the facility established by (i) the ABL Credit Agreement, dated as of June 16, 2022, among ST US AR Finance LLC, as borrower, the lenders and L/C issuers from time to time party thereto and Barclays Bank plc, as agent, (ii) the Purchase and Sale Agreement, dated as of June 16, 2022, among ST US AR Finance LLC, as buyer, MEH, Inc., as servicer, and certain subsidiaries of the Parent, as originators, and (iii) the other Loan Documents (as defined in the agreement described in clause (i) hereof), in each case as amended, supplemented or otherwise modified from time to time on or prior to the Closing Date.

“Closing Date Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement, dated as of the Closing Date, among the Parent, the Lux Borrower, the Co-Borrower, the other grantors party thereto from time to time, Acquiom Agency Services LLC as collateral agent for the pari passu secured parties and authorized representative for the credit agreement secured parties, and Wilmington Savings Fund Society, FSB, as initial additional authorized representative, as it may be amended, supplemented or otherwise modified from time to time.

“Closing Date Mortgaged Properties” shall mean the Material Real Properties identified on Schedule 1.01(D) hereto on the Closing Date.

“Co-Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Co-Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties (upon the execution and recordation of the applicable Mortgage) and all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Document; provided that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Collateral include any Excluded Property.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 5.10 and Schedule 5.12 (which, for the avoidance of doubt, shall override the applicable provisions of this definition of “Collateral and Guarantee Requirement”)):

(a)           on the Closing Date, the Collateral Agent shall have received (i) from each Loan Party party thereto a counterpart of each Irish Security Document, (ii) from each Loan Party party thereto a counterpart of each Luxembourg Security Document, (iii) from each Loan Party party thereto a counterpart of each Swiss Security Document described in clause (a) thereof, (iv) from each Loan Party party thereto a counterpart of each UK Security Document, (v) from each Loan Party party thereto a counterpart of the U.S. Collateral Agreement and (vi) from each Subsidiary Loan Party, a counterpart of the Subsidiary Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b)           on the Closing Date, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) (x) all outstanding Equity Interests of the Lux Borrower and all other outstanding Equity Interests, in each case, directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged, charged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests ( and any notes or other instruments required to be delivered pursuant to the applicable Security Documents), together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c)           in the case of any person that (x) becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) a supplement to the Subsidiary Guarantee Agreement and (ii) Security Documents, or supplements to one or more of the Security Documents (including a supplement to the U.S. Collateral Agreement in the case of any such Foreign Subsidiary that owns U.S.-registered Intellectual Property or other material assets located in the United States), if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent and the Collateral Agent, in each case, duly executed and delivered on behalf of such Subsidiary Loan Party or (y) was already a Loan Party organized outside the United States, Luxembourg, the United Kingdom, Ireland, the Netherlands or Switzerland but is required to provide more expansive security interests with respect to Collateral owned or acquired by it than that applicable to Investment Property (for one or more of the reasons described in the final paragraph of this definition), the Collateral Agent (at the time of the relevant transactions described in the last paragraph of this definition or such later time as may be agreed by the Administrative Agent in its sole discretion (at the Direction of the Required Lenders)) shall have received Security Documents, or supplements to, or modifications of, relevant Security Documents, as applicable, in a form already specified or otherwise reasonably acceptable to the Administrative Agent and the Collateral Agent, in each case, duly executed and delivered on behalf of such Loan Party and covering, subject to the Agreed Guarantee and Security Principles, all assets otherwise required hereunder to be pledged as Collateral (without regard to the limitation contained in the last paragraph of this definition that Collateral provided by such a Loan Party shall only consist of Investment Property and proceeds thereof);

(d)           after the Closing Date, subject (where applicable) to the Agreed Guarantee and Security Principles, (x) all outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date, other than Excluded Securities, shall have been pledged or charged pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)           except as otherwise contemplated by this Agreement or any Security Document, and subject (where applicable) to the Agreed Guarantee and Security Principles, all documents and instruments, including Uniform Commercial Code financing statements (or their equivalent in any other applicable jurisdiction), and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)            on the Closing Date, evidence of the insurance required by the terms of Section 5.02 hereof shall have been delivered to the Collateral Agent;

(g)           after the Closing Date, the Collateral Agent shall have received, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10;

(h)           within (x) 180 days after the Closing Date with respect to each Closing Date Mortgaged Property set forth on Schedule 1.01(D) (or on such later date as the Administrative Agent may reasonably agree (acting at the Direction of the Required Lenders in their reasonable discretion)) and (y) the time periods set forth in Section 5.10 with respect to Mortgaged Properties encumbered pursuant to Section 5.10, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and enforceable mortgage Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of counsel regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters customarily covered in real estate counsel opinions as the Collateral Agent may reasonably request, in form and substance reasonably acceptable to the Collateral Agent, (iii) ALTA title insurance commitments prepared by a nationally recognized title insurance underwriter, together with copies of all title exception documents (where reasonably available), (iv) with respect to each such Mortgaged Property, the Flood Documentation and (v) such other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing or anything else in any Loan Document to the contrary, except (1) as otherwise required by Section 6.05(n) and (2) in connection with a Permitted Business Acquisition that, but for the provision of Guarantees and Collateral from or with respect to the acquired entities or assets (or by the Loan Party acquiring the same), would not satisfy the test set forth in clause (vi) of the definition thereof, the Collateral provided by any Guarantor organized outside the United States, Luxembourg, the United Kingdom, Ireland, the Netherlands or Switzerland shall be limited to (A) property of a kind that would constitute Investment Property (including, without limitation, Equity Interests and promissory notes or other instruments evidencing Indebtedness) and proceeds thereof and (B) Collateral and any proceeds of Collateral received by it from other Guarantors; provided that (i) except as otherwise required by Section 6.05(n), no Guarantor shall be required to execute or deliver local law pledge or security agreements (in jurisdictions other than such Guarantor’s jurisdiction of organization), or take actions to perfect such security interests in such other local law jurisdictions, with respect to the Equity Interests of any of its subsidiaries which is not a Borrower or a Guarantor, unless the Fair Market Value of the Equity Interests of such subsidiary equals or exceeds $15,000,000 and (ii) no Guarantor organized outside the United States, Luxembourg, the United Kingdom, Ireland, the Netherlands or Switzerland shall be required to take any action to effect the grant or perfection of any security interest in any Collateral described in the foregoing clause (B) unless the Fair Market Value of such Collateral equals or exceeds $15,000,000.

“Commitments” shall mean, with respect to any Lender, such Lender’s First-Out Term Commitment and Second-Out Term Commitment, as applicable.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.13, 2.14, 2.15 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Lux Borrower (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that the designating Lender provides such information as the Lux Borrower reasonably requests in order for the Lux Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Confirmation Order” shall mean the Order Approving (I) the Disclosure State and (II) Confirming the First Amended Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 522], entered by the Bankruptcy Court in the Chapter 11 Cases (2023) on October 10, 2023, as amended, supplemented or otherwise modified from time to time.

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as (x) the Administrative Agent decides (acting at the direction of the Required Lenders) is reasonably necessary in connection with the administration of this Agreement and (y) the Administrative Agent determines is administratively feasible).

“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (h) (other than letters of credit, to the extent undrawn), (i) (other than bankers’ acceptances to the extent undrawn), (j), (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) and (l) of the definition of “Indebtedness” of the Parent and the Subsidiaries determined on a consolidated basis on such date; provided that the amount of any Indebtedness (including the Indebtedness under this Agreement) with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its subsidiaries for such period, on a consolidated basis, in accordance with Applicable Accounting Principles; provided, however, that, without duplication:

(a)           any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, Milestone Payments under intellectual property licensing agreements, facilities closing or consolidation costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, (including inventory optimization programs), systems establishment costs, contract termination costs, future lease commitments, other restructuring charges, reserves or expenses, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges, change in control payments or other payment obligations made in connection with, or related to, the Transaction shall be excluded;

(b)           effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by Applicable Accounting Principles, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(c)           the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d)           (i) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent) shall be excluded;

(e)           any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f)            the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a guarantor), shall be included only to the extent of the excess (which shall not be less than $0) of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent person or a Subsidiary thereof in respect of such period over the amount of all Investments made to such Unrestricted Subsidiaries during such period;

(g)           solely for purposes of calculating the Available Amount, the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (g)), to the extent not already included therein;

(h)           any impairment charge or asset write-off, in each case pursuant to Applicable Accounting Principles, shall be excluded;

(i)            any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights shall be excluded;

(j)            any (i) non-cash compensation charges, (ii) costs and expenses after the Closing Date related to employment of terminated employees, or (iii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such person or any of its subsidiaries, shall be excluded;

(k)           [reserved];

(l)            the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(m)           any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;

(n)           to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(o)           non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Secured Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the assets of the Parent or its Subsidiaries on such date (including, for the avoidance of doubt, Qualified Receivables Facilities) less (ii) the Unrestricted Cash of the Parent and its Subsidiaries on such date. Notwithstanding anything to the contrary contained above, all Indebtedness incurred pursuant to this Agreement (including any such Indebtedness incurred pursuant to any Incremental Term Loan) or pursuant to Sections 6.01(b) and (v), and any Permitted Refinancing Indebtedness or Refinancing Notes (or successive Permitted Refinancing Indebtedness or Refinancing Notes) incurred under Sections 6.01(b) or (v) (whether or not secured) shall be included as if secured by Liens as a component of Consolidated Debt pursuant to clause (i) of the immediately preceding sentence; provided that any such Permitted Refinancing Indebtedness (x) if unsecured, shall not constitute a component of Consolidated Debt if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p) (or is subsequently reclassified as outstanding thereunder) and (y) if secured by the Collateral on a junior lien basis, shall cease to constitute a component of Consolidated Secured Net Debt for purposes of the First Lien Secured Net Leverage Ratio only, if, when incurred, such Indebtedness is independently permitted to be incurred under Section 6.01(p), and permitted to be secured under Section 6.02(ff) (or is subsequently permitted to be outstanding and secured under said Sections).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Parent and the Subsidiaries, determined on a consolidated basis in accordance with Applicable Accounting Principles, as set forth on the consolidated balance sheet of the Parent as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Parent have been delivered (or were required to be delivered) pursuant to Section 5.04(a) or 5.04(b), as applicable (or, if prior to any such delivery, the Test Period ending September 29, 2023). Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash of the Parent and its Subsidiaries on such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” shall have meanings analogous thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor

“Covered Entity” shall have the meaning assigned to such term in Section 9.25(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.25(a).

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Parent Qualified Equity Proceeds Amount” shall mean, at any time of determination, an amount equal to, without duplication:

(a)           100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Parent after the Closing Date from the issue or sale of its Qualified Equity Interests, including Qualified Equity Interests of the Parent issued upon conversion of Indebtedness or Disqualified Stock to the extent the Parent or its Wholly Owned Subsidiaries had received the Net Proceeds of such Indebtedness or Disqualified Stock; plus

(b)           100% of the aggregate amount of contributions to the capital of the Parent (but not for Disqualified Stock) by its shareholders received in cash and the Fair Market Value of tangible assets other than cash after the Closing Date; plus

(c)           100% of the aggregate amount received by the Parent or its Wholly Owned Subsidiaries in cash and the Fair Market Value of assets other than cash received by the Parent or its Wholly Owned Subsidiaries after the Closing Date from (without duplication of amounts, and without including the items described below to the extent the same are already included in Excess Cash Flow and in each case without any such amounts below exceeding the amount of the original Investment related thereto):

(i)             the sale or other disposition (other than to the Parent or any Subsidiary) of any Investment made by the Parent and its Subsidiaries and repurchases and redemptions of such Investment from the Parent and its Subsidiaries by any person (other than the Parent and its Subsidiaries) to the extent that (x) such Investment was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) (and such Investment has not subsequently been reclassified as outstanding pursuant to another sub-clause or sub-section of Section 6.04) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.09(b);

(ii)            the sale (other than to the Parent or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 6.04(j) (and which has not been subsequently reclassified as outstanding pursuant to another sub-clause or sub-section of said Section 6.04) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.09(b); or

(iii)           to the extent not included in the calculation of Consolidated Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted Subsidiary to the extent relating to any portion of the Investment therein made pursuant to clause (Y) of Section 6.04(j) (and which has not been subsequently reclassified as outstanding pursuant to another sub-clause or sub-section of said Section 6.04); minus

(d)           the cumulative amount of Restricted Payments made with the Cumulative Parent Qualified Equity Proceeds Amount from and after the Closing Date and on or prior to such time.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods beginning after the Closing Date and ended prior to such date.

“Current Assets” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Qualified Receivables Facility is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Permitted Receivables Facility Assets subject to such Qualified Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for exclusions from Consolidated Net Income included in clause (a) of the definition of such term.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion (at the Direction of the Required Lenders).

“DDA” shall mean any checking or other demand deposit account, in each case (i) maintained by any Loan Parties at a depositary bank in the United States, (ii) so long as Citibank, N.A. is a Cash Management Bank, maintained by any Loan Party that is a Foreign Subsidiary at Citibank, N.A. (or a branch or Affiliate thereof) in (A) Ireland, (B) Luxembourg or (C) the United States or (iii) so long as Deutsche Bank AG is a Cash Management Bank, maintained by any Loan Party that is a Foreign Subsidiary at Deutsche Bank AG (or a branch or Affiliate thereof) in (A) Ireland, (B) Luxembourg or (C) the United States.

“DDA Time Limitation” shall mean, with respect to any DDA, (i) if, as of the Closing Date, such DDA is not an Excluded Account and is maintained by a Loan Party that is a Domestic Subsidiary (or (x) in the case of a DDA described in clause (ii)(A) of the definition thereof, an Irish Loan Party or (y) in the case of a DDA described in clause (ii)(B) of the definition thereof, a Lux Loan Party or (z) in the case of a DDA described in clause (ii)(C) of the definition thereof, a Loan Party that is a Foreign Subsidiary), 90 days after the Closing Date and (ii) all other such DDAs, 75 days after the latest of (A) the date on which such DDA was opened, (B) the date on which such DDA was acquired by a Loan Party that is a Domestic Subsidiary (or (x) in the case of a DDA described in clause (ii)(A) of the definition thereof, an Irish Loan Party or (y) in the case of a DDA described in clause (ii)(B) of the definition thereof, a Lux Loan Party or (z) in the case of a DDA described in clause (ii)(C) of the definition thereof, a Loan Party that is a Foreign Subsidiary), (C) the date on which such Loan Party became a Loan Party that is a Domestic Subsidiary (or (x) in the case of a DDA described in clause (ii)(A) of the definition thereof, an Irish Loan Party or (y) in the case of a DDA described in clause (ii)(B) of the definition thereof, a Lux Loan Party or (z) in the case of a DDA described in clause (ii)(C) of the definition thereof, a Loan Party that is a Foreign Subsidiary) and (D) the date on which such DDA ceases to be an Excluded Account (or, in each case of clauses (i) and (ii), such longer period as may be consented to by the Collateral Agent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of the Required Lenders shall be required for any extension that is more than 60 days after the applicable deadline referred to in the foregoing clause (i) or (ii)).

“Debt Service” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership, rescue process or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect. Without limiting the foregoing, in respect of the Lux Borrower and any other Lux Loan Party, Debtor Relief Laws shall also include a Luxembourg Insolvency Event.

“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.08(d).

“Declining Term Lender” shall have the meaning assigned to such term in Section 2.08(d).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to such term in Section 9.25(b).

“Delayed Distribution Term Loans” shall have the meaning assigned to such term in Section 9.04(h).

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent, the Lux Borrower or one of the Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of a Borrower, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“DIP Claims” shall have the meaning assigned to such term in the Plan of Reorganization.

“Direction of the Required Lenders” means a written direction or instruction from Lenders constituting the Required Lenders which may be in the form of an email or other form of written communication and which may come from any primary counsel to the Required Lenders delivered in accordance with Section 9.01. Each Lender hereby acknowledges and agrees that any such email or other communication from primary counsel to the Required Lenders shall be conclusively presumed to have been authorized by a written direction or instruction from the Required Lenders and such primary counsel to the Required Lenders shall be conclusively presumed to have acted on behalf of and at the written direction or instruction from the Required Lenders (and the Agents and Loan Parties shall be entitled to rely on such presumption). For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders, such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. The Agents and Loan Parties shall be entitled to rely upon, and shall not incur any liability for relying upon, any purported Direction of the Required Lenders, and the Agents and Loan Parties shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Required Lenders.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable (provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Divided LLC” shall mean any Delaware LLC which has been formed as a consequence of a Division (excluding any dividing Delaware LLC that survives a Division).

“Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“DOJ Settlement” shall mean the CMS/DOJ/States Settlement (as defined in the Plan of Reorganization), as memorialized in the CMS/DOJ/States Settlement Agreements (as defined in the Plan of Reorganization), as amended, supplemented or otherwise modified from time to time.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the applicable date of determination) for the purchase of Dollars with such currency.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“ECF Notice” shall have the meaning in Section 2.08(d).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any Preferred Stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Parent, a Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Parent, a Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.15(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 8.15(d)(i).

“Erroneous Payment Impacted Class” shall have the meaning assigned to such term in Section 8.15(d)(i).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 8.15(d)(i).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Section 8.15(e).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro,” “EUR” or “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis for any Applicable Period, Adjusted Consolidated EBITDA of the Parent and the Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a)           Debt Service for such Applicable Period, reduced by the aggregate principal amount of voluntary prepayments, redemptions or repurchases of Consolidated Debt (other than prepayments of the Loans, the Second-Out Notes and Other First Lien Debt) that would otherwise have constituted scheduled principal amortization during such Applicable Period;

(b)           the amount of any voluntary prepayments, redemptions or repurchases permitted hereunder of term Indebtedness (other than any Term Loans, Second-Out Notes and Other First Lien Debt) during such Applicable Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of the Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay, redeem or offer to repurchase the Loans, the Second-Out Notes or Other First Lien Debt pursuant to the provisions of this Agreement or the Second-Out Notes Indenture, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c)           Capital Expenditures by the Parent and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash;

(d)           Capital Expenditures that the Parent or any Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period (but are expected to be made in the next Applicable Period); provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period; provided, further, that if any such Capital Expenditures so deducted are either (A) not so made in the following Applicable Period or (B) made in the following Applicable Period with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of the Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay, redeem or offer to repurchase the Loans, the Second-Out Notes or Other First Lien Debt pursuant the provisions of this Agreement or the Second-Out Notes Indenture, the amount of such Capital Expenditures not so made or so financed shall be added to the calculation of Excess Cash Flow in such following Applicable Period as set forth in clause (iv) below;

(e)           Taxes paid in cash by the Parent and the Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries; provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period;

(f)            an amount equal to any increase in Working Capital of the Parent and the Subsidiaries for such Applicable Period;

(g)           cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of Adjusted Consolidated EBITDA or Cash Interest Expense;

(h)           permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Parent to its shareholders during such Applicable Period and permitted dividends paid by any Subsidiary to any person other than the Parent or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06(b) (except to the extent such payment is made with amounts described in clauses (x) and (y) of the parenthetical contained in the proviso thereto) and/or (f);

(i)            without duplication of any exclusions to the calculation of Consolidated Net Income or Adjusted Consolidated EBITDA, amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as noncash reductions in determining Adjusted Consolidated EBITDA of the Parent and the Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting;

(j)            to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any prepayment of Indebtedness (other than Indebtedness created under any Loan Document or any Note Document (as defined in the Second-Out Notes Indenture)), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such prepayments and Capital Expenditures made with such Net Proceeds;

(k)           the amount related to items of income that were added to or items of expense not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of expense represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Parent and the Subsidiaries or (y) such items of income did not represent cash received by the Parent and the Subsidiaries, in each case on a consolidated basis during such Applicable Period; and

(l)            all cash payments made during such Applicable Period in connection with, or relating to, the Transactions, in each case, to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of the Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay the Loans, the Second-Out Notes or Other First Lien Debt pursuant to the provisions of this Agreement or the Second-Out Notes Indenture, plus, without duplication,

(i)            an amount equal to any decrease in Working Capital of the Parent and the Subsidiaries for such Applicable Period;

(ii)           all proceeds received during such Applicable Period of Capitalized Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions permitted under this Agreement and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than the Loans, the Second-Out Notes or Other First Lien Debt) to the extent there is a corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings;

(iii)          all amounts referred to in clause (c) or (d) above to the extent funded with, without duplication, (x) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Parent after the Closing Date, (y) any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent or (z) any component of the Available Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period), in each case solely to the extent there is a corresponding deduction from Excess Cash Flow above;

(iv)          to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period, the amount of such Capital Expenditures that were not so made in such following Applicable Period;

(v)           to the extent any Taxes deducted pursuant to in clause (e) above are not paid in such Applicable Period or in the six months after the close of such Applicable Period, the amount of such Taxes that were not so paid in such Applicable Period or in the six months after the close of such Applicable Period;

(vi)          cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (x) not included in the computation of Adjusted Consolidated EBITDA or (y) such payments do not reduce Cash Interest Expense;

(vii)         any extraordinary or nonrecurring gain realized in cash during such Applicable Period, except to the extent such gain consists of Net Proceeds required to prepay, redeem or offer to repurchase the Loans, the Second-Out Notes or Other First Lien Debt pursuant to the provisions of this Agreement and the Second-Out Notes Indenture;

(viii)        to the extent deducted in the computation of Adjusted Consolidated EBITDA, cash interest income; and

(ix)           the amount related to items of expense that were deducted from or items of income not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of income represented cash received by the Parent or any Subsidiary (which had not increased Excess Cash Flow upon the accrual thereof in a prior Applicable Period) or (y) such items of expense do not represent cash paid by the Parent or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Period” shall mean each fiscal year of the Parent, commencing with the fiscal year of the Parent ending December 27, 2024.

“Excess Cash Flow Sweep Amount” shall have the meaning assigned to such term in Section 2.09(c).

“Excluded Accounts” shall mean deposit accounts that are (a) exclusively used for making payroll and withholding tax payments related thereto and other employee wage, benefit, severance and compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k), and other retirement plans and employee benefits), (b) zero-balance accounts or accounts that are swept daily or on each Business Day, directly or indirectly, to a DDA that is a Blocked Account, (c) escrow accounts and fiduciary or trust accounts established exclusively for holding funds for the benefit of third parties that are not Affiliates of any Borrower pursuant to transactions permitted by this Agreement, (d) deposit accounts that constitute Excluded Property and (e) other accounts as long as the average daily balance (measured as of the end of each day) for any 15-day period beginning on or after the Closing Date in (i) any such other account does not exceed $1,000,000 and (ii) all such other accounts treated as Excluded Accounts pursuant to this clause (e) does not exceed $5,000,000 in the aggregate.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in the final paragraph of Section 5.10.

“Excluded Securities” shall mean any of the following:

(a)           any Equity Interests or Indebtedness with respect to which the Collateral Agent reasonably determines that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b)           any Equity Interests or Indebtedness to the extent, and for so long as, the pledge or charge thereof would be prohibited by any Requirement of Law;

(c)           any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent that (A) a pledge or charge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09 but, in the case of this subclause (A)(ii), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code as in effect in the State of New York or any other applicable Requirement of Law, (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge or charge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge or charge (it being understood that the foregoing shall not be deemed to obligate the Parent or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge or charge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code as in effect in the State of New York or any other applicable Requirement of Law; provided that, to the extent that any Subsidiary was, at the Closing Date or at any time following the Closing Date, a Wholly Owned Subsidiary and subsequently ceased to be a Wholly Owned Subsidiary, the Equity Interests of such Subsidiary shall not constitute Excluded Securities pursuant to this clause (c) if such Subsidiary ceased to be a Wholly Owned Subsidiary as a result of (A) a transfer or issuance of any of its Equity Interests to any Affiliate or Related Party of any Borrower, (B) any transaction that was not a legitimate business transaction with third parties and was not undertaken for applicable legal or tax efficiency considerations or (C) any transaction with a primary purpose to evade the requirement of such Equity Interests constituting Collateral under this Agreement;

(d)           any Equity Interests of any Unrestricted Subsidiary or any Receivables Entity (other than Equity Interests of an Unrestricted Subsidiary that are pledged or charged as Collateral as contemplated by the penultimate paragraph of Section 6.04 in connection with material Investments pursuant to Section 6.04(b) or Section 6.04(j));

(e)           any Equity Interests of any Subsidiary to the extent that the pledge or charge of such Equity Interests could reasonably be expected to result in material adverse tax consequences to the Parent or any Subsidiary as determined in good faith by the Lux Borrower (with any such determination set forth in an officer’s certificate of the Lux Borrower being definitive); provided that this clause (e) does not apply to any Voting Equity Interests held by a Domestic Subsidiary in excess of 65% of all such Voting Equity Interests in any Foreign Subsidiary or any CFC Holdco unless such Voting Equity Interests satisfy the requirements of the proviso to clause (xiii) of the definition of “Excluded Property”;

(f)            any Equity Interests that are set forth on Schedule 1.01(B) to this Agreement;

(g)           any Margin Stock; and

(h)           any Equity Interests constituting Excluded Property.

“Excluded Subsidiary” shall mean any (i) Specified Domestic Subsidiary, (ii) CFC Holdco, (iii) Subsidiary that is not a Material Subsidiary, (iv) Receivables Entity, (v) Mallinckrodt Holdings GmbH and (vi) Sucampo Finance Inc.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and a Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income (however denominated, and including, for the avoidance of doubt, franchise Taxes and similar Taxes imposed on it in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, being engaged in a trade or business in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) any branch profits taxes or similar taxes imposed by any jurisdiction in which any of the Borrowers is located or carries on a trade or business, (iii) Taxes that are Other Connection Taxes, (iv) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.17(b) or 2.17(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.15, (v) any withholding tax imposed under the laws of Luxembourg, on any payment by or on account of any obligation of any Loan Party hereunder that is required to be imposed on amounts payable to a Lender, including, without limitation, any withholding Tax imposed under the Luxembourg law of 23 December 2005, as amended, introducing in Luxembourg a 20% withholding tax as regards Luxembourg resident individuals, (vi) any Tax that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.15(d) or Section 2.15(e) or (vii) any Tax imposed under FATCA.

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Existing Intercompany Receivables” shall have the meaning assigned to such term in Section 6.12.

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.20(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.20(a).

“Extension” shall have the meaning assigned to such term in Section 2.20(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.20(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date, there are two Facilities (i.e., the First-Out Term Facility established on the Closing Date and the extensions of credit thereunder and the Second-Out Term Facility established on the Closing Date and the extensions of credit thereunder) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by a Borrower).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” shall have the meaning assigned to such term in Section 3.24.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Agent Fee Letter, dated as of the Closing Date, by and among Acquiom Agency Services LLC, Seaport Loan Products LLC and the Lux Borrower, as it may be amended, supplemented or otherwise modified from time to time.

“Fees” shall have the meaning assigned to such term in Section 2.10(a).

“Financial Officer” of any person shall mean the chief executive officer, the chief financial officer, any executive vice president, any senior vice president, any vice president, the principal accounting officer, the treasurer, any assistant treasurer, any controller or any director or any other officer responsible for the financial affairs of such person.

“Final DIP Order” shall mean the Final Order Under Bankruptcy Code Sections 105, 361, 362, 363, 364, 503, 506, 507 and 552, and Bankruptcy Rules 2002, 4001, 6003, 6004 and 9014 (I) Authorizing Debtors (A) to Obtain Postpetition Financing and (B) to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief [Docket No. 316], entered by the Bankruptcy Court in the Chapter 11 Cases (2023) on September 21, 2023, as amended, supplemented or otherwise modified from time to time.

“First Lien Claims” shall have the meaning assigned to such term in the Plan of Reorganization.

“First Lien Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the remainder of (x) Consolidated Secured Net Debt as of such date minus (y) amounts included in clause (i) of the definition of Consolidated Secured Net Debt (and not described in the last sentence of the definition of Consolidated Secured Net Debt, unless excluded by the proviso thereto) which are secured only by Liens on the Collateral securing the Obligations on a junior and subordinated (as to liens and related rights and remedies only) basis and which are subject to an intercreditor agreement entered into with the Collateral Agent for the benefit of the holders of the Obligations which is in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis. All Indebtedness described in the last sentence of the definition of Consolidated Secured Net Debt (and not excluded by the proviso thereto) shall also be deemed to constitute Indebtedness included pursuant to preceding clause (a)(x) and which is not deducted pursuant to preceding clause (a)(y). For the avoidance of doubt, the Second-Out Term Loans, the Second-Out Notes and any Indebtedness secured on a pari passu basis with the Second-Out Term Loans and Second-Out Notes shall be deemed to be included in Consolidated Secured Net Debt pursuant to the preceding clause (a)(x) and not deducted pursuant to the preceding clause (a)(y) for purposes of calculating the First Lien Secured Net Leverage Ratio.

“First-Out Term Commitment” shall mean, with respect to each Term Lender, the commitment of such Term Lender to make First-Out Term Loans hereunder. The amount of each Term Lender’s First-Out Term Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the First-Out Term Commitments as of the Closing Date is $229,397,988.74.

“First-Out Term Facility” shall mean the First-Out Term Commitments and the First-Out Term Loans.

“First-Out Term Facility Payment Default” shall have the meaning assigned to such term in the penultimate paragraph of Section 7.01.

“First-Out Term Facility Maturity Date” shall mean November 14, 2028.

“First-Out Term Loans” shall mean (i) the term loans deemed to be made by the applicable Term Lenders to the applicable Borrower pursuant to Section 2.01(a) and (ii) any Refinancing Term Loans incurred to Refinance Indebtedness described in clause (i) above or this clause (ii), in each case ranking equally and ratably in right of security and payment with the Indebtedness being refinanced (including as to waterfall and payment priority pursuant to a Permitted First Lien Intercreditor Agreement) solely to the extent permitted by, and subject to the limitations described in, this Agreement and any Permitted First Lien Intercreditor Agreement.

“Fitch” shall mean Fitch Inc. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 5.04(a) or 5.04(b) (or, if prior to any such delivery, the Test Period ended September 29, 2023) to (b) the Fixed Charges for such Test Period; provided that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Fixed Charges” shall mean, with respect to Parent for any period, the sum, without duplication, of:

(a)           Interest Expense (excluding amortization or write-off of deferred financing costs) of the Parent and its Subsidiaries for such period, and

(b)           all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of the Parent and its Subsidiaries.

For the avoidance of doubt, none of the DOJ Settlement or any Interest Expense (if any) with respect thereto (excluding, for the avoidance of doubt, any Interest Expense on any Indebtedness incurred to fund the payment of such obligations) shall constitute Fixed Charges. Notwithstanding the above, with respect to any determination of the Fixed Charge Coverage Ratio (i) prior to the delivery of financial statements required pursuant to Section 5.04(b) for the fiscal quarter of the Parent ending on March 29, 2024 (the “Q1 2024 Delivery Date”), Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 5.04(a) or 5.04(b) shall equal $248,000,000, (ii) on or after the Q1 2024 Delivery Date, but prior to the delivery of financial statements required pursuant to Section 5.04(b) for the fiscal quarter of the Parent ending on June 28, 2024 (the “Q2 2024 Delivery Date”), Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 5.04(a) or 5.04(b) shall equal the product of (A) four and (B) Fixed Charges for the fiscal quarter ending March 29, 2024, (iii) on or after the Q2 2024 Delivery Date, but prior to the delivery of financial statements required pursuant to Section 5.04(b) for the fiscal quarter of the Parent ending on September 27, 2024 (the “Q3 2024 Delivery Date”), Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 5.04(a) or 5.04(b) shall equal the product of (A) two and (B) Fixed Charges for the two-fiscal-quarter period ending June 28, 2024, and (iv) on or after the Q3 2024 Delivery Date, but prior to the delivery of financial statements required pursuant to Section 5.04(a) for the fiscal quarter of the Parent ending on December 27, 2024, Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 5.04(a) or 5.04(b) shall equal the product of (A) four thirds and (B) Fixed Charges for the three-fiscal-quarter period ending September 27, 2024, in each case under clauses (i) through (iv), subject to adjustment in accordance with the definition of “Pro Forma Basis” with respect to transactions occurring after the Closing Date.

“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (and to the extent a Mortgaged Property is located in a Special Flood Hazard Area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Lux Borrower and the applicable Subsidiary Loan Party relating thereto) and (ii) evidence of flood insurance to the extent required by Section 5.02(c) hereof and the applicable provisions of the Security Documents, each of which such flood insurance policies shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean a rate of interest equal to with respect to the First-Out Term Loans and Second-Out Term Loans, 4.50%.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean each of the Loan Parties.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that is (or an Affiliate thereof that is) an Agent or a Lender on the Closing Date (or any person that becomes an Agent or Lender or Affiliate thereof after the Closing Date) and that enters into a Hedging Agreement, in each case, in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent, the Lux Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“IFRS” shall have the meaning assigned to such term in Section 1.02.

“Increased Amount” of any Indebtedness, Disqualified Stock or Preferred Stock shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Parent, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the amount such that, immediately after giving effect to the establishment of the commitments in respect thereof utilizing the Incremental Amount and the use of proceeds of the loans thereunder, the First Lien Secured Net Leverage Ratio on a Pro Forma Basis is not greater than 2.25 to 1.00; provided that, for purposes of this calculation net cash proceeds of Incremental Term Loans or Indebtedness incurred under Section 6.01(v)(ii) incurred at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the First Lien Secured Net Leverage Ratio.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and, if applicable, one or more Incremental Term Lenders.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.19, to make Incremental Term Loans to any of the Borrowers.

“Incremental Term Loans” shall mean (i) Term Loans made by one or more Lenders to any of the Borrowers pursuant to Section 2.01(c) consisting of additional Second-Out Term Loans and (ii) to the extent permitted by Section 2.19 and provided for in the relevant Incremental Assumption Agreement, Other Incremental Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with Applicable Accounting Principles and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others, (f) all Capitalized Lease Obligations of such person, (g) obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of (x) any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) or (y) any Preferred Stock of any Subsidiary of Parent, (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed and (l) all Attributable Receivables Indebtedness with respect to a Qualified Receivables Facility. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Agreement to the contrary, (x) Indebtedness shall not include, and shall be calculated without giving effect to, the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement and (y) Indebtedness shall be deemed to include outstanding principal amounts (but not other obligations, including interest, fees and expenses) under any receivables financing, factoring or similar facilities or securitizations, whether or not the same would constitute indebtedness or a liability on the balance sheet of such person in accordance with GAAP (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets). For the avoidance of doubt, Indebtedness shall not include any obligations pursuant to the DOJ Settlement.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than Excluded Taxes and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.08(a)(i).

“Initial Term Loans” shall mean (a) the First-Out Term Loans and (b) the Second-Out Term Loans.

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable:  (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.

“Interest Election Request” shall mean a request by the Lux Borrower to convert or continue a Borrowing in accordance with Section 2.05 and substantially in the form of Exhibit E or another form approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such person or any of its Subsidiaries that are payable to persons other than the Parent and the Subsidiaries.

“Interest Payment Date” shall mean, (a) with respect to any SOFR Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter.

“Interest Period” shall mean, except as expressly provided otherwise in this Agreement, as to any SOFR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter, as the Lux Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investment Property” shall mean any asset or property that constitutes “Investment Property” (as defined in the Uniform Commercial Code, whether or not applicable thereto).

“Irish Debenture” shall mean that certain Irish law debenture, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between each Irish Loan Party and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties.

“Irish Loan Party” shall mean a Loan Party incorporated under the laws of Ireland.

“Irish Note Charge” shall mean that certain Irish law security agreement, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between Mallinckrodt Lux IP S.à r.l. and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties.

“Irish Security Documents” shall mean the Irish Debenture, the Irish Share Charge and the Irish Note Charge.

“Irish Share Charge” shall mean that certain Irish law share charge, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between the Loan Parties party thereto and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Initial Term Loans (and other Loan Obligations, other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Latest Maturity Date” shall mean, at any date of determination, the latest Term Facility Maturity Date then in effect on such date of determination.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.19, Section 2.20 or Section 2.21.

“Lender Participation Rights” shall have the meaning assigned to such term in Section 9.08(b).

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean (i) this Agreement, (ii) the Subsidiary Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) each Extension Amendment, (vi) each Refinancing Amendment, (vii) any Intercreditor Agreement, (viii) any Note issued under Section 2.07(e) and (ix) solely for the purposes of Sections 4.02 and 7.01 hereof, each Fee Letter.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrowers of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, examinership, rescue process or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrowers under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Parent and the Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, examinership, rescue process or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean the Parent, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Lux Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lux Loan Party” shall mean any Loan Party whose registered office or place of central administration is located in Luxembourg.

“Luxembourg” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Luxembourg Business Continuity Act” shall have the meaning assigned to such term in Section 1.09.

“Luxembourg Companies’ Act” shall have the meaning assigned to such term in Section 1.09.

“Luxembourg Insolvency Event” shall mean, in relation to the Lux Borrower or any other Lux Loan Party or any of their respective assets, the occurrence of any of the events listed under Section 1.09(a) of this Agreement and any legal proceedings or other judicial procedure in relation to these events (but not, for the avoidance of doubt, a voluntary winding-up, liquidation or dissolution that does not constitute an Event of Default under clauses (i) through (vi) of Section 7.01(i) or any legal proceedings or other judicial procedure in relation to any such voluntary winding-up, liquidation or dissolution).

“Luxembourg Security Documents” means (i) a Luxembourg law governed master first ranking share pledge agreement, in form and substance reasonably acceptable to the Collateral Agent, to be entered into by and between, among others, the Parent, the Lux Borrower, each other Loan Party that owns Equity Interests issued by a Lux Loan Party and the Collateral Agent; and (ii) a Luxembourg law governed master first ranking receivables pledge agreement, in form and substance reasonably acceptable to the Collateral Agent, to be entered into by and between, among others, the Lux Borrower, each other Lux Loan Party and the Collateral Agent.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans representing more than 50% of the sum of all Loans outstanding under such Facility at such time (subject to the last paragraph of Section 9.08(b)); provided, that any Incremental Term Loan Commitments, Incremental Term Loans and other extensions of credit shall be disregarded for purposes of determining Majority Lenders if incurred substantially concurrently with any determination of Majority Lenders or for the purpose of achieving a Majority Lender vote.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Parent and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder; provided that neither (a) any of the Transactions nor (b) any event or circumstance in the Chapter 11 Cases (2020) or the Chapter 11 Cases (2023) (and, in the case of this clause (b), publicly disclosed on or prior to the Closing Date) in each case shall be deemed in and of themselves, either alone or in combination, to constitute, or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of the Parent or any Subsidiary in an aggregate principal amount exceeding (a) solely with respect to cash collateralized letters of credit or other similar instruments, $50,000,000 and (b) with respect to all other Indebtedness, $25,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.

“Material Intellectual Property” shall mean any Intellectual Property owned by any Loan Party that is material to the operation of the business of Parent and its Subsidiaries, taken as a whole.

“Material Real Property” shall mean any parcel or parcels of Real Property located in the United States now or hereafter owned in fee by a Borrower or any other Loan Party and having a fair market value (on a per-property basis) of at least $5,000,000 as of (x) the Closing Date, for Real Property owned on the Closing Date or (y) the date of acquisition, for Real Property acquired after the Closing Date, in each case as determined by a Borrower in good faith; provided, that “Material Real Property” shall not include any Real Property to which the Parent, a Borrower or a Subsidiary Loan Party does not have fee simple title.

“Material Subsidiary” shall mean any Subsidiary, other than any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, if prior to any such delivery, as of September 29, 2023), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 5% of Consolidated Total Assets or revenues representing in excess of 5% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Milestone Payments” shall mean payments under intellectual property licensing agreements based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” shall mean, collectively, (i) the Closing Date Mortgaged Properties and (ii) any Material Real Property, in each case under clauses (i) and (ii) upon being encumbered by a recorded Mortgage after the Closing Date pursuant to the definition of “Collateral and Guarantee Requirement” and Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to the Mortgaged Properties, each substantially in the form of Exhibit H (with such changes to account for local law matters) or otherwise in a form reasonably acceptable to a Borrower and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower, the Parent or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with Applicable Accounting Principles and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” shall mean:

(a)            100% of the cash proceeds actually received by the Parent or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Section 6.05(d) (except for any Sale and Lease-Back Transaction described in clause (a) of the proviso to Section 6.03) or Section 6.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and other than by a Junior Lien), (iii) [reserved], (iv) Taxes paid or payable (in the good faith determination of a Borrower) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with Applicable Accounting Principles against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Parent or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (2) the amount of any such reserve that is maintained as at the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date; provided, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);

(b)            100% of the cash proceeds actually received by the Parent or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, transfer taxes, deed or mortgage recording taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and other than by a Junior Lien), (iii) [reserved], and (iv) Taxes paid or payable (in the good faith determination of a Borrower) as a direct result thereof; provided, that, if the Parent or the Lux Borrower shall deliver a certificate of a Responsible Officer of the Parent or the Lux Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Parent’s or the Lux Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, develop or construct assets to replace assets subject to such Recovery Event, to maintain, repair, improve or upgrade assets subject to such Recovery Event or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds occurred, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used; provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c)            100% of the cash proceeds from the incurrence, issuance or sale by the Parent or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Notes and Refinancing Term Loans), net of all fees (including investment banking fees), commissions, premiums, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New Parent” shall have the meaning assigned to such term in Section 10.08.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Note” shall have the meaning assigned to such term in Section 2.07(e).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Hedge Agreement.

“OFAC” shall have the meaning assigned to such term in Section 3.23(a).

“Original Obligations” shall have the meaning assigned to such term in Section 9.23(a).

“Other Connection Taxes” shall mean, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes (other than Swiss Withholding Tax) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Debt” shall mean obligations secured by Other First Liens.

“Other First Liens” shall mean Liens on the Collateral that rank equally and ratably in right of security with the Liens thereon securing the Second-Out Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Second-Out Term Loans) pursuant to a Permitted First Lien Intercreditor Agreement, which Permitted First Lien Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted First Lien Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Other Incremental Term Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents other than Luxembourg registration duties (droits d’enregistrement) payable in case of a registration, submission or filing by the Administrative Agent, any Lender or any Secured Party of any Loan Document with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg (or otherwise), except if such registration, submission or filing is required to maintain, establish, enforce or preserve the rights of the Administrative Agent, such Lender or such Secured Party under such Loan Document.

“Other Term Facilities” shall mean the Other Term Loan Commitments and the Other Term Loans made thereunder.

“Other Term Loan Commitments” shall mean, collectively, (a) Incremental Term Loan Commitments, (b) commitments to make Extended Term Loans and (c) commitments to make Refinancing Term Loans.

“Other Term Loan Installment Date” shall have, with respect to any Class of Other Term Loans established pursuant to an Incremental Assumption Agreement, an Extension Amendment or a Refinancing Amendment, the meaning assigned to such term in Section 2.08(a)(ii).

“Other Term Loans” shall mean, collectively, (a) Other Incremental Term Loans, (b) Extended Term Loans and (c) Refinancing Term Loans.

“Parallel Obligations” shall have the meaning assigned to such term in Section 9.23(a).

“Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, subject to Section 10.08.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” shall have the meaning assigned to such term in Section 8.15(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor thereto.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrowers and the other Loan Parties in a form reasonably satisfactory to the Collateral Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Parent and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of either Borrower, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) [reserved]; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness, except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition shall be merged into a Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party; and (vi) the aggregate cash consideration in respect of such acquisitions and investments in assets that are not owned by (or become owned by) the Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties, in each case upon consummation of such acquisition and excluding cash consideration in respect of Permitted Receivables Facility Assets that are (or will become) subject to Qualified Receivables Facilities, shall not exceed $50,000,000, plus (A) an amount equal to any returns (in the form of dividends or other distributions or net sale proceeds) received by any Loan Party in respect of any assets not owned by Loan Parties or Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties that were acquired in such Permitted Business Acquisitions in reliance on the $50,000,000 basket above (excluding any such returns in excess of the amount originally invested) and (B) any amounts in excess thereof that can be, and are, permitted as Investments (and treated as Investments) made under Section 6.04(j).

“Permitted Debt” shall mean Indebtedness for borrowed money (but not owing to the Parent or any of its Subsidiaries or Unrestricted Subsidiaries) incurred by the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary; provided that (i) any such Permitted Debt shall not be guaranteed by the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing unless such person is a Guarantor and, if secured by any asset of the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing (as permitted by Sections 6.01 and 6.02), such assets consist solely of all or some portion of the Collateral pursuant to security documents no more favorable to the secured party or party, taken as a whole (as determined by a Borrower in good faith), than the Security Documents, (ii) any such Permitted Debt, if secured, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Collateral Agent, (iii) such Permitted Debt shall not mature prior to the date that is the latest final maturity date of the Loans existing at the time of such incurrence, and the Weighted Average Life to Maturity of any such Permitted Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans with the latest final maturity at the time of such incurrence and (iv) such Permitted Debt, if secured by Other First Liens, may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Second-Out Term Loans in any mandatory prepayment.

“Permitted First Lien Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the Second-Out Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Second-Out Term Loans), one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Collateral Agent. The Closing Date Intercreditor Agreement shall constitute a Permitted First Lien Intercreditor Agreement.

“Permitted Holders” shall mean (a) the members of the Ad Hoc 2025 Noteholder Group (as defined in the Plan of Reorganization), (b) the members of the Ad Hoc Crossover Group (as defined in the Plan of Reorganization), (c) the members of the Ad Hoc First Lien Term Loan Group (as defined in the Plan of Reorganization), (d) any Affiliate of any person described in clauses (a) through (c), and (e) any person (other than a natural person) that is administered or managed by (i) any person described in clauses (a) through (d) or (ii) any person or Affiliate of any person that administers or manages any person described in clauses (a) through (d).

“Permitted Investments” shall mean:

(a)            direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b)            time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)            repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)            commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)            securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)            shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e);

(g)            money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h)            time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Parent and the Subsidiaries, on a consolidated basis, as of the end of the Parent’s most recently completed fiscal year; and

(i)             instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Parent, the Lux Borrower or any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Initial Term Loans (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term Loans) (including, for the avoidance of doubt, junior Liens pursuant to Section 2.19(b)(ii)) and/or Indebtedness that is junior in right of payment to the Second-Out Term Loans, one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Facility Assets” shall mean (i) Receivables Assets (whether now existing or arising in the future) of the Parent and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to the Parent and its Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Parent and its Subsidiaries which are made pursuant to a Qualified Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to any Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by a Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have any borrower which is different than the borrower of the respective Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (except that a Loan Party may be added as an additional guarantor), (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by a Borrower in good faith), (f) if the Indebtedness being Refinanced was unsecured or if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on Collateral to secure such Permitted Refinancing Indebtedness shall be Junior Liens and (g) if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Parent, a Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Parent, a Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” shall mean the Prepackaged Joint Plan of Reorganization of Mallinckrodt PLC and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 17] filed in the cases under chapter 11 of the Bankruptcy Code of the Parent and certain of its subsidiaries in the Bankruptcy Court (as amended, supplemented or otherwise modified from time to time, including by the Confirmation Order, together with all exhibits and schedules thereto), as confirmed by the Confirmation Order.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement.

“Preferred Stock” shall mean any Equity Interest with a preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. (as determined by the Administrative Agent) or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of $25,000,000, merger, amalgamation, consolidation (including the Transaction) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Parent or any of its Subsidiaries that the Parent or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an asset Disposition or asset acquisition described in clause (i)) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or Preferred Stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the 12-month period following the consummation of the pro forma event; provided, that the foregoing adjustments shall not exceed, in the aggregate for any Test Period, 10% of Adjusted Consolidated EBITDA (determined after giving effect to all such adjustments). The Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Parent setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with Applicable Accounting Principles. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.20(a).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“Process Agent” shall have the meaning assigned to such term in Section 9.15(d).

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Parent or any of the Subsidiaries prior to the Closing Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“Purchase Offer” shall have the meaning assigned to such term in Section 2.23(a).

“Q1 2024 Delivery Date” has the meaning set forth in the definition of “Fixed Charges.”

“Q2 2024 Delivery Date” has the meaning set forth in the definition of “Fixed Charges.”

“Q3 2024 Delivery Date” has the meaning set forth in the definition of “Fixed Charges.”

“QFC” shall have the meaning assigned to such term in Section 9.25(b).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.25.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Jurisdiction” shall mean (x) the United States (and any political subdivision thereof), Ireland, Luxembourg, Switzerland, the United Kingdom or the Netherlands, (y) the jurisdiction of the organization of any entity incorporated or organized outside the United States in a transaction permitted by Section 6.05(n) where the Administrative Agent has made the determination required by clause (iii) thereof, and (z) any other jurisdiction where the Administrative Agent has determined (acting reasonably and following a request by a Borrower and based on advice of local counsel) that Wholly Owned Subsidiaries organized in such jurisdiction may provide guarantees and security which, after giving effect to the Agreed Guarantee and Security Principles, would provide substantially the same benefits as guarantees and security provided with respect to the Collateral owned by such entities as would have been obtained if the respective Subsidiary were instead organized in any of the United States, Ireland, Luxembourg, Switzerland, the United Kingdom or the Netherlands.

“Qualified Receivables Facility” shall mean a receivables facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by a Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to such Borrower and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from such Borrower and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Parent or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Parent or any other Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of the Parent or any other Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions. The Closing Date A/R Facility shall constitute a Qualified Receivables Facility for all purposes under this Agreement and the Parent shall not be required to deliver any certificate designating it as such.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” shall mean any direct or indirect Wholly Owned Subsidiary of the Parent which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Parent nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Parent (as determined by a Borrower in good faith) and (b) to which neither the Parent nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions. ST US AR Finance LLC, a Delaware limited liability company, shall constitute a Receivables Entity for all purposes under this Agreement with respect to the Closing Date A/R Facility and the Parent shall not be required to deliver any certificate designating it as such.

“Receivables Seller” shall mean the Borrowers and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recovery Event” shall mean any event that gives rise to the receipt by the Parent or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.21(e).

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.21(a).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, costs and expenses (including original issue discount)); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date of the Term Loans so reduced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so reduced; (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, customary amortization and mandatory and voluntary prepayment provisions which are consistent in all material respects, when taken as a whole, with those applicable to the Initial Term Loans with such Indebtedness (if in the form of term loans) to provide that any such voluntary prepayments and any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, in each case shall be shared no more than ratably with the term loans outstanding pursuant to this Agreement); (f) there shall be no borrower or issuer with respect thereto other than the Lux Borrower, any other Borrower or any other Loan Party that is a Domestic Subsidiary, and no guarantor in respect of such Refinancing Notes that is the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing that is not a Loan Party; (g) if such Refinancing Notes are secured by an asset of the Parent, any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or party, taken as a whole (determined by a Borrower in good faith) than the Security Documents (with such differences as are reasonably satisfactory to the Collateral Agent); (h) if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Parent or its subsidiaries other than the Collateral; (i) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable (and in any event shall be subject to a Permitted Junior Intercreditor Agreement if the Indebtedness being Refinanced is secured on a junior lien basis to any of the Obligations); (j) if the Indebtedness being refinanced was unsecured or if Liens on the Collateral securing the Indebtedness being Refinanced were Junior Liens, then any Liens on Collateral securing such Refinancing Notes shall also be Junior Liens; (k) Refinancing Notes shall rank equally and ratably in right of security and payment with the Term Loans being refinanced (and, if in respect of the Second-Out Term Loans, all other obligations secured by Other First Liens) (including as to waterfall and payment priority pursuant to an Intercreditor Agreement) or, at the option of the Lux Borrower, shall rank junior in right of security and/or payment with the Term Loans being refinanced (including as to waterfall and payment priority pursuant to an Intercreditor Agreement) (provided, that if such Refinancing Notes rank junior in right of security and/or payment with the Second-Out Term Loans, such Refinancing Notes shall be subject to a Permitted Junior Intercreditor Agreement) and (l) until the First-Out Term Loans have been repaid in full, no Refinancing Notes may Refinance any other Class of Loans hereunder.

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s controlled and controlling Affiliates and the respective partners, directors, trustees, officers, employees, agents, administrators, managers, advisors, representatives (including accountants, auditors and legal counsel) and members of such person and such person’s controlled and controlling Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” shall mean the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Repaid Indebtedness” shall have the meaning in Section 6.06(j).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that, taken together, represent more than 50% of the sum of all Loans outstanding; provided, that any Incremental Term Loan Commitments, Incremental Term Loans and other extensions of credit shall be disregarded for purposes of determining Required Lenders if incurred substantially concurrently with any determination of Required Lenders or for the purpose of achieving a Required Lender vote.

“Required Percentage” shall mean, with respect to an Applicable Period, 50%.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean (i) any director (administrateur), manager (gérant), executive officer or Financial Officer of such person, (ii) any authorized signatory appointed by the board of directors (conseil d'administration) or board of managers (conseil de gérance) of such person (as applicable), (iii) the chairman of the board, the chief executive officer, the president, any executive vice president, any senior vice president, any vice president, the treasurer, any assistant treasurer, any controller, the secretary or any assistant secretary of such person and (iv) any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Debt Payments” shall have the meaning assigned to such term in Section 6.06.

“Restricted Debt Payments Indebtedness” shall have the meaning assigned to such term in Section 6.06.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Restricted Settlement Payments” shall have the meaning assigned to such term in Section 6.06.

“Restricted Settlement Payment Indebtedness” shall have the meaning assigned to such term in Section 6.06.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period , (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period.

“Return of Scheduled Equity” shall have the meaning assigned to such term in Section 6.04(b).

“S&P” shall mean Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctions” shall have the meaning assigned to such term in Section 3.23(a).

“Scheduled Loans” shall have the meaning assigned to such term in Section 6.04(b).

“Seaport” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second-Out Notes” shall mean the 14.75% First Lien Senior Secured Notes due 2028 issued pursuant to the Second-Out Notes Indenture.

“Second-Out Notes Indenture” shall mean the Indenture, dated as of the Closing Date, by and among the Lux Borrower and the Co-Borrower, as issuers, the guarantors party thereto from time to time, Acquiom Agency Services LLC, as collateral agent, and Wilmington Savings Fund Society, FSB, as trustee, as amended, modified or supplemented from time to time.

“Second-Out Term Commitment” shall mean, with respect to each Term Lender, the commitment of such Term Lender to make Second-Out Term Loans hereunder. The amount of each Term Lender’s Second-Out Term Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Second-Out Term Commitments as of the Closing Date is $641,981,792.26.

“Second-Out Term Facility” shall mean the Second-Out Term Commitments and the Second-Out Term Loans.

“Second-Out Term Facility Maturity Date” shall mean November 14, 2028.

“Second-Out Term Loans” shall mean (i) the term loans made by the applicable Term Lenders to the applicable Borrower pursuant to Section 2.01(b), (ii) any Incremental Term Loans in the form of additional Second-Out Term Loans made by the applicable Incremental Term Lenders to the applicable Borrower pursuant to Section 2.01(c) and (iii) any Refinancing Term Loans incurred to Refinance Indebtedness described in clause (i) or clause (ii) above or this clause (iii), in each case ranking equally and ratably in right of security and payment with the Indebtedness being refinanced (including as to waterfall and payment priority pursuant to a Permitted First Lien Intercreditor Agreement) solely to the extent permitted by, and subject to the limitations described in, this Agreement and any Permitted First Lien Intercreditor Agreement.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is not otherwise designated in writing by a Borrower and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank to the extent that such Hedging Agreement is not otherwise designated in writing by a Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a person that is not the Parent or a Subsidiary in connection with, any Qualified Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Permitted Receivables Facility Assets in a Qualified Receivables Facility to repurchase Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Permitted Receivables Facility Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Security Documents” shall mean the Mortgages, the U.S. Security Documents, the Irish Security Documents, the Luxembourg Security Documents, the Swiss Security Documents, the UK Security Documents and each of the other security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10, Section 5.12 and Section 5.13.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Parent and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Subsidiaries.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean a Borrowing comprised of SOFR Loans.

“SOFR Loan” shall mean any SOFR Term Loan.

“SOFR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to Adjusted Term SOFR in accordance with the provisions of Article II.

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(d).

“Specified Domestic Subsidiary” shall mean any Domestic Subsidiary that is a subsidiary of a CFC.

“Specified Lender Advisors” shall mean (x) Gibson, Dunn & Crutcher LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Davis Polk & Wardwell LLP, as retained by Lenders collectively constituting at least the Required Lenders, and (y) any replacement legal advisor to the Required Lenders designated in writing by the Required Lenders to the Administrative Agent to the Borrowers.

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time, on the date three Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent shall reasonably determine is appropriate under the circumstances; provided, that (x) the Spot Rate may, at the election of the Administrative Agent, be made on the date on which the foreign exchange computation is made for any payment actually made or to be made, or cash collateralization required, of any amounts pursuant to this Agreement (rather than the date which is three Business Days prior to such date), and (y) the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Parent or any Subsidiary thereof in connection with a Qualified Receivables Facility which are reasonably customary (as determined in good faith by a Borrower) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market, it being understood that (a) any Securitization Repurchase Obligation and (b) any relevant representations, warranties, covenants, indemnities and guarantees set forth in the Closing Date A/R Facility shall each be deemed to be a Standard Securitization Undertaking.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Indebtedness” means (a) with respect to any Borrower, any Indebtedness for borrowed money of such Borrower which is by its terms subordinated in right of payment to the Initial Term Loans, and (b) with respect to any Guarantor, any Indebtedness for borrowed money of such Guarantor which is by its terms subordinated in right of payment to its Guarantee of the Initial Term Loans; provided, however, that no Guarantee of Indebtedness which Indebtedness does not itself constitute Subordinated Indebtedness shall constitute Subordinated Indebtedness.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Parent. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Parent or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between each Subsidiary Loan Party and the Collateral Agent. The Subsidiary Guarantee Agreement shall also be deemed to include any guaranty agreement prepared under applicable local law (in the case of a Subsidiary Loan Party that is a Foreign Subsidiary) where the Administrative Agent has reasonably determined, based on the advice of counsel and subject to the Agreed Guarantee and Security Principles, that a separate Guarantee (or modified form of Guarantee) is preferable under relevant local law.

“Subsidiary Loan Party” shall mean (a) each Borrower (other than with respect to its own primary Loan Obligations or Secured Cash Management Agreements and any Secured Hedge Agreement to which it is a party), (b) each direct or indirect Wholly Owned Subsidiary of the Parent (other than the Borrowers) (whether owned on the Closing Date or formed or acquired thereafter) that owns directly or indirectly any Equity Interest in any Wholly Owned Domestic Subsidiary of the Parent (other than any Wholly Owned Domestic Subsidiary of the Parent if and for so long as such Wholly Owned Domestic Subsidiary qualifies as an Excluded Subsidiary), (c) each direct or indirect Wholly Owned Domestic Subsidiary of the Parent (other than the Borrowers) (whether owned on the Closing Date or formed or acquired thereafter) (other than any Subsidiary if and for so long as such Subsidiary qualifies as an Excluded Subsidiary) and (d) any other Wholly Owned Subsidiary of the Parent that may be designated by a Borrower (by way of delivering to the Collateral Agent the Subsidiary Guarantee Agreement (or a supplement to the Subsidiary Guarantee Agreement, as reasonably requested by the Administrative Agent) and any applicable Security Documents, in each case, duly executed by such Subsidiary) in its sole discretion (including, without limitation, in connection with transactions permitted by Section 6.05(n)) from time to time to be a guarantor in respect of the Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.10(d) as if it were newly acquired. Notwithstanding anything contained in this Agreement to the contrary, a transfer of Collateral from any Loan Party organized in a Qualified Jurisdiction to a Subsidiary Loan Party that is not organized in a Qualified Jurisdiction shall, for purposes of Sections 6.04 and 6.05, be deemed to be an Investment in a Subsidiary that is not a Loan Party and shall be justified as same pursuant to such Sections. Notwithstanding anything to the contrary set forth herein, neither Mallinckrodt Holdings GmbH nor Sucampo Finance Inc. shall be required to be a Subsidiary Loan Party or guarantor in any way except to the extent expressly required pursuant to Section 6.12.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Supermajority Lenders (Greater)” shall mean, at any time, Lenders having Loans outstanding that, taken together, represent more than 85% of the sum of all Loans outstanding; provided, that any Incremental Term Loan Commitments, Incremental Term Loans and other extensions of credit shall be disregarded for purposes of determining Supermajority Lenders (Greater) if incurred substantially concurrently with any determination of Supermajority Lenders (Greater) or for the purpose of achieving a Supermajority Lenders (Greater) vote.

“Supermajority Lenders (Lesser)” shall mean, at any time, Lenders having Loans outstanding that, taken together, represent more than 66.67% of the sum of all Loans outstanding; provided, that any Incremental Term Loan Commitments, Incremental Term Loans and other extensions of credit shall be disregarded for purposes of determining Supermajority Lenders (Lesser) if incurred substantially concurrently with any determination of Supermajority Lenders (Lesser) or for the purpose of achieving a Supermajority Lenders (Lesser) vote.

“Supported QFC” shall have the meaning assigned to such term in Section 9.25.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swiss Security Document” shall (a) mean the GmbH quota pledge agreement (dated on or about the Closing Date) between Mallinckrodt International Finance S.A. as pledgor, and the Collateral Agent, acting in its own name on its behalf (including as creditor of the Parallel Obligations) and as direct representative (direkter Stellvertreter) in the name and for the account of all other pledgees and the Secured Parties as pledgees represented for all purposes hereof by the Collateral Agent as direct representative (direkter Stellvertreter) (each term as defined therein) regarding the pledge of all quotas in Mallinckrodt Holdings GmbH, and (b) any other Security Document governed by Swiss law from time to time.

“Swiss Withholding Tax” shall mean any tax imposed pursuant to the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances all as amended and applicable from time to time.

“TARGET” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Borrowing” shall mean any Borrowing of Term Loans.

“Term Facility” shall mean the First-Out Term Facility, the Second-Out Term Facility and/or any or all of the Other Term Facilities.

“Term Facility Commitment” shall mean the commitment of a Term Lender to make Term Loans, including First-Out Term Loans, Second-Out Term Loans and/or Other Term Loans.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the First-Out Term Facility, the First-Out Term Facility Maturity Date, (b) with respect to the Second-Out Term Facility, the Second-Out Term Facility Maturity Date and (c) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.

“Term Lender” shall mean a Lender (including an Incremental Term Lender, an Extending Lender and any person providing Refinancing Term Loans) with a Term Facility Commitment or with outstanding Term Loans.

“Term Loan Installment Date” shall mean any Initial Term Loan Installment Date or any Other Term Loan Installment Date.

“Term Loans” shall mean the First-Out Term Loans, the Second-Out Term Loans and/or the Other Term Loans.

“Term SOFR” means:

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion (at the Direction of the Required Lenders)).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated and (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the four fiscal quarter period ending September 29, 2023.

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by Parent or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Parent or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transaction Documents” shall mean the Definitive Documents (as defined in the Plan of Reorganization).

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) all transactions contemplated by the Plan of Reorganization (including the entrance into, and performance under, the Transaction Documents); (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; and (c) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Treasury Rate” means, as of the applicable date of prepayment, repayment, acceleration, termination, conversion or mandatory assignment (any such date for purposes of this definition, the “prepayment date”), as determined by the Lux Borrower, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such prepayment date to the second anniversary of the Closing Date; provided, however, that if the period from such prepayment date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Term SOFR and the ABR.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” shall mean the following English law governed security documents:

(a) a debenture, dated as of the Closing Date, between the Loan Parties incorporated in England and Wales, as chargors, and the Collateral Agent;

(b) a fixed charge over shares, dated as of the Closing Date, between Mallinckrodt International Holdings S.à r.l., Mallinckrodt Windsor S.à r.l., Petten Holdings Inc. and Sucampo Pharma Americas LLC, as chargors, and the Collateral Agent over 100% of the Equity Interests in each Loan Party which is a company incorporated in England and Wales directly held by that chargor; and

(c) a fixed charge over limited liability partnership interests, dated as of the Closing Date, between the Lux Borrower and Mallinckrodt Pharmaceuticals Limited, as chargors, and the Collateral Agent over 100% of the Equity Interests in Mallinckrodt UK Finance LLP.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America.

“Unrestricted Cash” shall mean cash or Permitted Investments of the Parent or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Parent or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Parent, whether now owned or acquired or created after the Closing Date, that is designated after the Closing Date by a Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that a Borrower shall only be permitted to so designate an Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Subsidiary and its subsidiaries (i) are not (and at all times thereafter shall not be) obligors in respect of any Indebtedness where the lenders in respect of such Indebtedness also have recourse to any of the assets of the Parent or any of its Subsidiaries (other than as a result of Permitted Liens described in Section 6.02(x)(ii)), and (ii) do not at the time of designation (and at all times thereafter) own Equity Interests or Indebtedness of, or have Liens over any assets of, the Parent or any Subsidiary (other than subsidiaries of the Subsidiary to be so designated), (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) together with all Investments in any other Unrestricted Subsidiary designated as such in reliance on this clause (1) at the time of designation thereof (as contemplated by the immediately following sentence) are permitted by Section 6.04(j), (d) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “Unrestricted Subsidiary” for purposes for all other Material Indebtedness of the Parent or its Subsidiaries issued or incurred on or after the Closing Date that contains a similar concept, (e) such Subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Subsidiary, and (f) the Parent shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Parent, certifying to the best of such officer’s knowledge, compliance with the requirements of this proviso; and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Parent or one or more of its Subsidiaries after the date of the designation of the parent entity as an “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with the preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s (or its Subsidiaries’) Investments therein, which shall be required to be justified on such date in accordance with Section 6.04(j). A Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) [reserved,] and (iii) a Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of a Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i). The designation of any Unrestricted Subsidiary as a Subsidiary after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary. Notwithstanding anything to the contrary contained above, neither the Lux Borrower nor the Co-Borrower shall be permitted to be an Unrestricted Subsidiary.

“U.S. Collateral Agreement” shall mean the U.S. Collateral Agreement, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, among the Lux Borrower, each Subsidiary Loan Party that is a Domestic Subsidiary, any other Loan Party party thereto from time to time, the Collateral Agent and the other parties thereto.

“U.S. Dollars,” “Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Security Documents” shall mean the U.S. Collateral Agreement, each Notice of Grant of Security Interest in Intellectual Property (as defined in the U.S. Collateral Agreement) and each other pledge or security agreement entered into after the Closing Date by any Loan Party that is a Domestic Subsidiary or that owns Equity Interests in a Domestic Subsidiary, in each case, to the extent required by this Agreement or any other Loan Document.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.25.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Voting Equity Interests” shall have the meaning assigned to such term in Section 5.10.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness or outstanding amount of Disqualified Stock or Preferred Stock.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Parent that is a Wholly Owned Subsidiary of the Parent.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with Applicable Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02         Terms Generally; Applicable Accounting Principles.

(a)            The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. At any time after the Closing Date, the Parent may elect (by written notice to the Administrative Agent) to change its financial reporting (both hereunder and for its audited financial statements generally) from GAAP to International Financial Reporting Standards (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and/or adopted by the European Union (“IFRS”)), as in effect from time to time, in which case all references herein to GAAP (except for historical financial statements theretofore prepared in accordance with GAAP) shall instead be deemed references to the IFRS and the related accounting standards as shown in the first set of audited financial statements prepared in accordance therewith and delivered pursuant to this Agreement; provided that, if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring as a result of the adoption of IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Administrative Agent or the Required Lenders request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as otherwise required above (and without regard to this sentence) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income,” without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries. Notwithstanding anything contained in the definition of Applicable Accounting Principles to the contrary, unless a Borrower otherwise elects by delivery of a notice delivered to the Administrative Agent, all obligations under any leases of any person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect in the United States on January 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

(b)            “or” is not exclusive;

(c)            words in the singular include the plural and words in the plural include the singular;

(d)            the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP; and

(e)            the principal amount of any Preferred Stock shall be (i) the liquidation preference of such Preferred Stock or (ii) the mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

Section 1.03        Effectuation of Transactions. Each of the representations and warranties of the Parent and each Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04        Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.05        Change of Currency. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

Section 1.06        Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.07        Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08        Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “First-Out Term Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR First-Out Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “First-Out Term Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR First-Out Term Borrowing”).

Section 1.09        Special Luxembourg Provisions. Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to the Lux Borrower or any other Lux Loan Party, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), and administrative dissolution without liquidation (dissolution administrative sans liquidation) (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator, compulsory manager, interim manager or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, insolvency receiver (curateur) or juge-commissaire appointed under the Luxembourg Commercial Code, liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies' Act”), liquidateur or juge-commissaire appointed under Article 1200-1 of the Luxembourg Companies' Act, conciliateur d’entreprise, mandataire de justice, juge délégué or administrateur provisoire appointed under the Luxembourg act dated 7 August 2023 on business continuity and the modernisation of bankruptcy (the “Luxembourg Business Continuity Act”) or similar officer pursuant to any insolvency or similar proceedings; (c) a reorganisation includes, without limitation, judicial reorganisation (réorganisation judiciaire); (d) commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any such negotiations conducted in order to reach an amicable agreement (accord amiable) with creditors pursuant to the Luxembourg Business Continuity Act; (e) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (f) a person being unable to pay its debts includes that person being in a state of cessation de paiements; (g) gross negligence means faute lourde and wilful misconduct means faute dolosive; (h) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (i) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (j) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); (k) a director or a manager includes an administrateur or a gérant; (l) a set-off includes, for purposes of Luxembourg law, statutory set-off; (m) an agent includes, without limitation, a mandataire; and (n) shares include parts sociales or actions.

Section 1.10        Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.11        Special Irish Provisions. This Agreement shall not render any liability an Obligation to the extent that doing so would result in this Agreement or any other Loan Document or any provision thereof constituting unlawful financial assistance within the meaning of section 82, or a breach of section 239, of the Irish Companies Act 2014 or any equivalent and applicable provisions under the laws of any other relevant jurisdiction.

Section 1.12        Irish Terms:

(a)            “Dissolution” of an Irish Loan Party includes such entity being struck off the Register of Companies in Ireland.

(b)            An “examiner” means an examiner (including any interim examiner) appointed under section 509 of the Irish Companies Act 2014 and “examinership” shall be construed accordingly.

(c)            A “process adviser” means a person appointed or acting as a process adviser within the meaning of section 558A(1) of the Irish Companies Act 2014.

(d)            A “rescue process” means the rescue process for small and micro companies contemplated by Part 10A of the Irish Companies Act 2014.

(e)            A person being unable to pay its debts (howsoever described in any Loan Document) includes that person being unable to pay its debts within the meaning of section 509(3) (a) and (c) and section 570 of the Irish Companies Act 2014.

(f)            Any references to Ireland exclude Northern Ireland.

(g)            A reference to an Irish Loan Party being “organized” under the laws of Ireland shall include, as the context requires, a reference to that Irish Loan Party being incorporated or established under the laws of Ireland.

Article II

The Credits

Section 2.01        Commitments. Subject to the terms and conditions set forth herein:

(a)            On the Closing Date, pursuant to the terms of the Plan of Reorganization and this Agreement, each Lender with a First-Out Term Commitment will receive First-Out Term Loans in an amount equal to its First-Out Term Commitment in partial satisfaction of its claims in respect of the DIP Claims. On the Closing Date and after giving effect to the transactions described in the preceding sentence, the aggregate outstanding principal amount of the First-Out Term Loans is $229,397,988.74. First-Out Term Loans borrowed under this Section 2.01(a) that are repaid or prepaid may not be reborrowed.

(b)            On the Closing Date, pursuant to the terms of the Plan of Reorganization and this Agreement, each Lender with a Second-Out Term Commitment will receive Second-Out Term Loans in an amount equal to its Second-Out Term Commitment in partial satisfaction of its claims in respect of the First Lien Claims. On the Closing Date and after giving effect to the transactions described in the preceding sentence, the aggregate outstanding principal amount of the Second-Out Term Loans is $641,981,792.26. Second-Out Term Loans borrowed under this Section 2.01(b) that are repaid or prepaid may not be reborrowed.

(c)            Each Lender having an Incremental Term Loan Commitment agrees, severally and not jointly, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the applicable Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.

Section 2.02        Loans and Borrowings. (a)   Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type and currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the applicable Borrower may request in accordance herewith; provided that each Loan shall only be made in Dollars. Each Lender at its option may make any ABR Loan or SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14 and 2.15 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.13 or 2.15 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)            [Reserved.]

(d)            Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than ten (10) SOFR Borrowings outstanding under all Term Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(e)            Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Term Facility Maturity Date for such Class, as applicable.

Section 2.03        Requests for Borrowings. To request a Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request (a) in the case of a SOFR Borrowing, not later than 12:00 noon, Local Time, two U.S. Government Securities Business Days before the date of the proposed Borrowing (other than in the case of the Borrowing contemplated on the Closing Date, which such notice may be requested not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing) or (b) in the case of an ABR Borrowing, by telephone, not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Transactions) and (in the case of telephonic requests) shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           whether such Borrowing is to be a Borrowing of First-Out Term Loans, Second-Out Term Loans or Other Term Loans, as applicable;

(ii)          the aggregate amount of the requested Borrowing;

(iii)         the date of such Borrowing, which shall be a Business Day;

(iv)        whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(v)         in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)        the location and number of the account of the applicable Borrower to which funds are to be disbursed (other than in the case of any notice given in respect of the Closing Date).

If no election as to the Type of Borrowing is specified, then in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04        Funding of Borrowings. (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Lux Borrower by promptly crediting the amounts so received, in like funds, to an account of the Lux Borrower as specified in the applicable Borrowing Request. Notwithstanding the foregoing, the First-Out Term Loan and the Second-Out Term Loans deemed made on the Closing Date pursuant to Sections 2.01(a) and (b) (as applicable) shall be deemed made pursuant to the Plan of Reorganization without any actual funding.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Lux Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally (and jointly and severally with respect to the Borrowers) agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by a Borrower, the interest rate then applicable to ABR Loans at such time. If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05        Interest Elections. (a)  Each Borrowing initially shall be of the Type, and under the applicable Class, specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Lux Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Lux Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section 2.05, the Borrowers shall not be permitted to change the Class of any Borrowing.

(b)            To make an election pursuant to this Section 2.05, the Lux Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice), by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by the Lux Borrower. Notwithstanding any contrary provision herein, this Section 2.05 shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for SOFR Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or Loans pursuant to which such Borrowing was made.

(c)            Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv)        if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(d) regarding the maximum number of Borrowings of the relevant Type.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If no timely Interest Election Request is delivered by the Lux Borrower with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06        Termination and Reduction of Commitments. On the Closing Date (after giving effect to the funding of the First-Out Term Loans and Second-Out Term Loans to be made on such date), the Commitments of each Term Lender as of the Closing Date will automatically and permanently terminate.

Section 2.07        Repayment of Loans; Evidence of Debt. (a)  The Borrowers hereby unconditionally promise, jointly and severally, to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.08.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Class, Type and currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Lux Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.08        Repayment of Term Loans. (a)  Subject to the other clauses of this Section 2.08 and to Section 9.08(e),

(i)           (A) the Borrowers shall repay principal of outstanding First-Out Term Loans on the last day of each March, June, September and December of each year (commencing on the last day of the first fiscal quarter of the Parent ending after the Closing Date) and on the First-Out Term Facility Maturity Date or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date, together with the Second-Out Term Facility Maturity Date, being referred to as a “Initial Term Loan Installment Date”), in an aggregate principal amount equal to (x) in the case of quarterly payments due prior to the First-Out Term Facility Maturity Date, an amount equal to 0.25% of the initial aggregate principal amount of such First-Out Term Loans as of the Closing Date, and (y) in the case of such payment due on the First-Out Term Facility Maturity Date, an amount equal to the then unpaid principal amount of such First-Out Term Loans outstanding, and (B) the Borrowers shall repay principal of outstanding Second-Out Term Loans on each Initial Term Loan Installment Date (commencing on the last day of the first fiscal quarter of the Parent ending after the Closing Date), in an aggregate principal amount equal to (x) in the case of quarterly payments due prior to the Second-Out Term Facility Maturity Date, an amount equal to 0.25% of the initial aggregate principal amount of such Second-Out Term Loans as of the Closing Date, and (y) in the case of such payment due on the Second-Out Term Facility Maturity Date, an amount equal to the then unpaid principal amount of such Second-Out Term Loans outstanding.

(ii)          in the event that any Other Term Loans are made, the Borrowers shall repay such Other Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (each such date being referred to as an “Other Term Loan Installment Date”);

(iii)         to the extent not previously paid, all outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

The Applicable Premium pursuant to Section 2.09(e) shall not be due with respect to any repayment of Term Loans under this Section 2.08(a).

(b)            [Reserved.]

(c)            Prepayment of the Loans from:

(i)          subject to Section 2.08(d), all Net Proceeds to be applied to prepay the Term Loans pursuant to Section 2.09(b) and all Excess Cash Flow to be applied to prepay the Term Loans pursuant to Section 2.09(c) shall reduce, on a pro rata basis, amounts due on the succeeding Term Loan Installment Dates under such Classes as provided in the remaining scheduled amortization payments under such Classes, and

(ii)          any optional prepayments of the Term Loans pursuant to Section 2.09(a) shall be applied first to the First-Out Term Loans, and, after repayment in full of the First-Out Term Loans, to the Second-Out Term Loans and any Other Term Loans, with the application thereof to reduce the remaining installments of the Term Loans under the applicable Class or Classes as the Lux Borrower may in each case direct.

Any mandatory prepayment of Term Loans pursuant to Section 2.09(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated first to the First-Out Term Loans, pro rata based on the aggregate principal amount of outstanding First-Out Term Loans, and thereafter to the Second-Out Term Loans and Other First Lien Debt (including Second-Out Notes) pro rata based on the aggregate principal amount of outstanding Second-Out Term Loans and Other First Lien Debt (including Second-Out Notes) after giving effect to the proviso in Section 2.09(b) or the proviso in 2.09(c), as applicable; provided, that, subject to the pro rata application to Loans outstanding within any respective Class of Loans, (x) with respect to mandatory prepayments of Term Loans pursuant to Sections 2.09(b)(1) and 2.09(c), any Class of Other Term Loans may receive less than its pro rata share thereof so long as the amount by which its pro rata share exceeds the amount required to be applied (subject to Section 2.08(d)) to such Class is applied (subject to Section 2.08(d)) to repay the outstanding Second-Out Term Loans and any other Classes of then outstanding Other Incremental Term Loans (on a pro rata basis), in each case to the extent the respective Class receiving less than its pro rata share has consented thereto and (y) the Lux Borrower shall allocate any repayments pursuant to Section 2.09(b)(2) to repay the respective Class or Classes being refinanced, as provided in said Section 2.09(b)(2). Prior to any prepayment of any Loan under any Facility hereunder, the Lux Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment and (ii) in the case of a SOFR Borrowing, at least three U.S. Government Securities Business Days before the scheduled date of such prepayment. Each such notice shall be irrevocable; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Lux Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing in the manner and to the extent required by this Section 2.08. All repayments of Loans shall be accompanied by (1) accrued interest on the amount repaid to the extent required by Section 2.11(d), (2) break funding payments pursuant to Section 2.14 and (3) to the extent applicable, the Applicable Premium pursuant to Section 2.09(e).

(d)            The Lux Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made (i) pursuant to Section 2.09(b)(1) at least four (4) Business Days prior to the date of such prepayment and (ii) pursuant to Section 2.09(c) no later than the earlier of (x) five (5) days after any delivery of financial statements under Section 5.04(a) with respect to any fiscal year and (y) one (1) Business Day after the latest date on which financial statements may be delivered with respect to such fiscal year pursuant to Section 5.04(a) (each notice pursuant to this clause (ii), an “ECF Notice”). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Lender (a “Declining Term Lender” and, any Term Lender which is not a Declining Term Lender, an “Accepting Term Lender”) may elect, by delivering written notice to the Administrative Agent and the Lux Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans of any Class held by such Term Lender pursuant to Section 2.09(c) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. In the event that the Declined Prepayment Amount is greater than $0, the Administrative Agent will promptly notify each Accepting Term Lender of the amount of such Declined Prepayment Amount and of any such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s pro rata share of the Term Loans (excluding the pro rata share of Declining Term Lenders)); provided that (i) if any such prepayment would cause the First-Out Term Loans to be repaid in full but for any Declined Prepayment Amount, such Declined Prepayment Amount shall only be applied to prepay Second-Out Term Loans held by Accepting Term Lenders (based on such Lender’s pro rata share of the Term Loans (excluding the pro rata share of Declining Term Lenders)) (for the avoidance of doubt, solely to the extent the First-Out Term Loans held by Accepting Term Lenders have been prepaid in full) and (ii) if any such prepayment would not cause the First-Out Term Loans to be repaid in full, but the Declined Prepayment Amount shall be in excess of any additional First-Out Term Loans held by Accepting Term Lenders, such excess shall be offered to the Lenders holding Second-Out Term Loans on a pro rata basis (for the avoidance of doubt, solely to the extent the First-Out Term Loans held by Accepting Term Lenders have been prepaid in full). Any such Lender offered a portion of the Declined Prepayment Amount pursuant to the immediately preceding sentence may elect, by delivering, no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such additional prepayment, a written notice, that such Lender’s ratable portion of such Declined Prepayment Amount not be applied to repay such Lender’s Term Loans, in which case the portion of such Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term Lenders shall instead be retained by the Lux Borrower. Each applicable Lender’s ratable portion of such Declined Prepayment Amount (unless declined by the respective Lender as described in the preceding sentence) shall be applied to the respective Term Loans of such Lender. For the avoidance of doubt, the Borrowers may, at their option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.09(a) below.

Section 2.09        Prepayment of Loans.

(a)            The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.09(e) and Section 2.14 and subject to the provisions of Section 2.08(c)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding.

(b)            The Borrowers shall apply (1) all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) within 5 Business Days after receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.08; provided that, after the First-Out Term Loans are repaid in full, if any Other First Lien Debt (including the Second-Out Notes) requires the application of any portion of such Net Proceeds to prepay, redeem or offer to repurchase such Other First Lien Debt, the Borrowers may instead apply up to a ratable portion (based on the principal amount of the Term Loans (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security and/or payment with the Second-Out Term Loans) and the principal amount of such Other First Lien Debt outstanding at such time) of such Net Proceeds to prepay, redeem or offer to repurchase such Other First Lien Debt in accordance with the terms (including as to timing) thereof, and (2) all Net Proceeds from any issuance or incurrence of Refinancing Notes and Refinancing Term Loans (other than solely by means of extending or renewing then existing Refinancing Notes and Refinancing Term Loans without resulting in any Net Proceeds), no later than three Business Days after the date on which such Refinancing Notes and Refinancing Term Loans are issued or incurred, to prepay Term Loans in accordance with Section 2.21 and the definition of “Refinancing Notes” (as applicable). The Applicable Premium pursuant to Section 2.09(e) shall be due with respect to any prepayment or refinancing of Term Loans under this Section 2.09(b) prior to the date that is two years after the Closing Date, but shall be payable from the applicable Net Proceeds and shall not be incremental thereto.

(c)            Not later than four (4) Business Days after the date on which any ECF Notice is, or is required to be, delivered pursuant to Section 2.08(d) with respect to each Excess Cash Flow Period, the Borrowers shall calculate Excess Cash Flow for such Excess Cash Flow Period and, if and to the extent the amount of such Excess Cash Flow exceeds $0 (or, with respect to the Excess Cash Flow Period ending December 27, 2024, $100,000,000), the Borrowers shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow (or, with respect to the Excess Cash Flow Period ending December 27, 2024, Excess Cash Flow in excess of $100,000,000) minus (ii) to the extent not financed using the proceeds of funded Indebtedness (i.e., indebtedness with a maturity of one year or more at the time of incurrence thereof), the amount of any voluntary payments or redemptions of Term Loans and other Indebtedness secured by Other First Liens (including the Second-Out Notes) and amounts used to voluntarily repurchase outstanding principal of Term Loans and other Indebtedness secured by Other First Liens (including the Second-Out Notes) during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (ii), the amount of any such voluntary payments, redemptions and amounts so used to repurchase principal of Term Loans and other Indebtedness secured by Other First Liens (including the Second-Out Notes) after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) pursuant to Section 2.09(a), Section 2.23 and the terms of such other Indebtedness (it being understood that the amount of any such payments pursuant to Section 2.23 and purchases of other Indebtedness secured by Other First Liens (including the Second-Out Notes) shall be calculated to equal the amount of cash used to purchase principal and not the principal amount deemed prepaid therewith) (the “Excess Cash Flow Sweep Amount”) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.08 and this Section 2.09(c); provided that, after the First-Out Term Loans are repaid in full, if any Other First Lien Debt (including the Second-Out Notes) requires the application of any portion of such Excess Cash Flow Sweep Amount to prepay, redeem or offer to repurchase such Other First Lien Debt, the Borrowers may instead apply up to a ratable portion (based on the principal amount of the Term Loans (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security and/or payment with the Second-Out Term Loans) and the principal amount of such Other First Lien Debt outstanding at such time) of such Excess Cash Flow Sweep Amount to prepay, redeem or offer to repurchase such Other First Lien Debt in accordance with the terms (including as to timing) thereof; provided further that the Borrowers shall have no obligation to apply any amount to be so applied to such other Indebtedness (even if refused by the lenders in respect of such other Indebtedness) to prepay Term Loans; provided, however, if the portion of the Excess Cash Flow Sweep Amount that would be applied pursuant to this clause (c) (or, if any portion of the Excess Cash Flow Sweep Amount corresponding to previous Excess Cash Flow Period(s) was so deferred, the sum of such portion of the Excess Cash Flow Sweep Amount and such previously deferred portion(s) not yet applied) would not exceed $10,000,000, the Borrowers may defer such application of such portion of the Excess Cash Flow Sweep Amount (and any previously deferred portion(s) not yet applied) until the date on which the ECF Notice corresponding to the immediately following Excess Cash Flow Period is required to be delivered. Such calculation will be set forth in a certificate signed by a Financial Officer of the Lux Borrower delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail (which may be the applicable ECF Notice). The Applicable Premium pursuant to Section 2.09(e) shall not be due with respect to any prepayment of Term Loans under this Section 2.09(c).

(d)            Notwithstanding any other provisions of this Section 2.09 to the contrary, with respect to the Net Proceeds of any Asset Sale by, or Recovery Event applicable to, any Subsidiary organized outside of Luxembourg and the United States (or any subdivisions thereof) that would otherwise be required to be applied pursuant to Section 2.09(b), if the respective Subsidiary receiving the Net Proceeds (i) is prohibited, restricted or delayed by applicable local law from repatriating the respective Net Proceeds to the Lux Borrower, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.09(b) but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the Lux Borrower, and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.09(b) to the extent provided therein or (ii) cannot repatriate such funds to the Lux Borrower without (in the good faith determination of the Lux Borrower) the repatriation of such Net Proceeds (or a portion thereof) that would otherwise be required to be applied pursuant to Section 2.09(b) resulting in material adverse tax consequences to the Lux Borrower and its Subsidiaries, taken as a whole, the Net Proceeds (or portion thereof) so affected may be retained by the applicable Subsidiary (the Parent and the Borrowers hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of the Borrowers that are reasonably required to eliminate such tax effects) until such time as such material adverse costs would not apply to the repatriation thereof, at which time the mandatory prepayments otherwise required by Section 2.09(b) with respect to such Net Proceeds shall be made.

(e)            Notwithstanding the foregoing, if, prior to the date that is two years after the Closing Date, any portion of the outstanding principal amount of the Initial Term Loans is voluntarily prepaid, mandatorily prepaid or refinanced pursuant to Section 2.09(b) or 2.09(f), or mandatorily assigned pursuant to Section 2.17(c) (but not pursuant to Section 9.04(h)) or the Applicable Premium is otherwise payable with respect thereto pursuant to Section 7.01, the Borrowers shall pay to the Administrative Agent, for the ratable account of each Lender holding such Initial Term Loans (or, in the case of Section 2.09(f), each Lender holding First-Out Term Loans), a premium equal to the Applicable Premium.

(f)            Within one Business Day of any prepayment, repayment, refinancing, redemption, repurchase or conversion (but not (i) any mandatory prepayment pursuant to Section 2.09(c), mandatory repurchase pursuant to Section 4.07(d) of the Second-Out Notes Indenture or any prepayment or repurchase pursuant to any analogous provision of any agreement governing any Other First Lien Debt, (ii) any mandatory assignment pursuant to Section 9.04(h) or any analogous provision of any agreement governing any Other First Lien Debt or (iii) any scheduled amortization payment pursuant to Section 2.08(a) or any analogous provision of any agreement governing any Other First Lien Debt) of the principal amount of the Second-Out Term Loans or Other First Lien Debt (including the Second-Out Notes) by the Parent or any of its Subsidiaries, in either case, prior to the repayment in full of the First-Out Term Loans, the Borrower shall prepay the First-Out Term Loans in full. The Applicable Premium pursuant to Section 2.09(e) shall be due with respect to any prepayment of First-Out Term Loans under this Section 2.09(f) prior to the date that is two years after the Closing Date.

Section 2.10        Fees. (a)  The Borrowers jointly and severally agree to pay to the Administrative Agent and the Collateral Agent, as applicable, for the account of the Administrative Agent and the Collateral Agent, as applicable, the fees set forth in the Fee Letter, in the amounts and, at the times specified therein (the “Fees”).

(b)            [reserved].

(c)            [reserved].

(d)            All fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent or the Collateral Agent (as applicable) for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.11        Interest.

(a)            The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)            The Loans comprising each SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.11 or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.11; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)            Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.11 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable ABR, Adjusted Term SOFR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)            When entering into this Agreement, the parties have assumed that the interest payments under this Agreement are not and will not become subject to any tax deduction on account of Swiss Withholding Tax. Notwithstanding the foregoing, if a tax deduction is required by Swiss law in respect of any payment by a Borrower and if Section 2.15 is unenforceable for any reason in respect of such tax deduction, the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for in this Section 2.11 divided by one minus the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of one rather than as a percentage), and that Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.11(f) and shall make the deduction or withholding of Swiss Withholding Tax on the recalculated interest and all references to a rate of interest in this Agreement shall be construed accordingly. In addition, the relevant Borrower shall as soon as possible after a tax deduction on the account of Swiss Withholding Tax ensure that any person which is entitled to a full or partial refund of said tax deduction is in a position to apply for such refund under Swiss domestic tax law and/or any applicable tax treaty.

Section 2.12        Alternate Rate of Interest. (a)  If prior to the commencement of any Interest Period for a SOFR Borrowing:

(i)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period (including because the screen rate is not available or published on a current basis); provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)          the Administrative Agent is advised by the Required Lenders that Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such SOFR Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrowers and the Lenders as promptly as practicable thereafter. If such notice is given, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing for such Interest Period shall be ineffective, (B) the affected SOFR Borrowing that was requested to be converted or continued shall on the last day of the then current Interest Period applicable thereto, unless repaid, be continued as or converted to an ABR Borrowing and (C) any Borrowing Request for a SOFR Borrowing for such Interest Period shall be treated as a request for an ABR Borrowing.

(b)            Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its Benchmark Replacement Date have occurred prior to the setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(c)            In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(i)          The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement, (B) the effectiveness of any Conforming Changes, (C) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(c)(iii) and (D) the commencement or conclusion of any Benchmark Unavailability Period.

(ii)          Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period (until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist), the Borrowers may revoke any request for a borrowing of, conversion to, or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective, and, on the last day of the then current Interest Period applicable thereto, unless repaid, such Borrowing shall be continued as or converted to an ABR Borrowing and (B) any Borrowing Request for a SOFR Borrowing shall be treated as a request for an ABR Borrowing.

(iii)         Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (at the Direction of the Required Lenders) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(iv)        Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion (such discretion with respect to the Administrative Agent to be exercised at the Direction of the Required Lenders) and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12.

Section 2.13        Increased Costs. (a)  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)         subject the Administrative Agent or any Lender to any Tax with respect to any Loan Document (other than (i) Taxes indemnifiable under Section 2.15 (whether or not any additional amount is payable by any of the Loan Parties pursuant to Section 2.15) or (ii) Excluded Taxes); or

(iii)        impose on any Lender or the London or other relevant interbank market any other condition affecting this Agreement or SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to the Administrative Agent or such Lender, as applicable, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as applicable, for such additional costs incurred or reduction suffered.

(b)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s or holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers shall (and shall be jointly and severally obligated to) pay to such Lender, as applicable, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.13 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Borrowers and which are subject to similar provisions. The Borrowers shall pay such Lender, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.13, such Lender shall notify the Borrowers thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14        Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.08 or 2.09), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith) or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.17, then, in any such event, the Borrowers shall (and shall be jointly and severally obligated to) compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued or has been payable on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the applicable market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15        Taxes. (a)  Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with the applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.15, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(b)            The Borrowers shall timely pay any Other Taxes imposed on or incurred by the Administrative Agent or any Lender to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)            The Borrowers shall, without duplication of any additional amounts paid pursuant to Section 2.15(a)(iii), indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to a Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)            Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by such Borrower such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall only be required to the extent the relevant Lender is legally eligible to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.15(d) and Section 2.15(e); provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased.

(e)            Each Lender and Administrative Agent that is a “United States person”, as defined in section 7701(a)(30) of the Code, shall deliver, at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by any Borrower, to the Borrower and the Administrative Agent (as applicable) a properly completed and duly executed United States Internal Revenue Form W-9 or any successor form, certifying that such person is exempt from United States backup withholding Tax. Each Lender and Administrative Agent that is not a “United States person”, as defined in section 7701(a)(30) of the Code, shall, if it is entitled to an exemption from or reduction in the rate of U.S. federal withholding Tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement, deliver, on or prior to the date on which such person becomes a Lender and at the time(s) and manner prescribed by applicable law, to the Borrower and the Administrative Agent (as applicable) a properly completed and duly executed applicable United States Internal Revenue Form(s) W-8 (or any successor form) and any related documentation establishing its entitlement to such exemption or reduction.

(f)            If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrowers’ request, provide the Borrowers with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided, that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.15.

(g)            Each Lender shall severally indemnify (x) the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of each Loan Party to do so), including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (y) each Loan Party, for any Excluded Taxes, in each case attributable to such Lender that are paid or payable by the Administrative Agent or a Loan Party, in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(g) shall be paid within ten (10) days after the Administrative Agent or a Loan Party delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or such Loan Party. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.15(g).

(h)            If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.15(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)             Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

For purposes of this Section 2.15, the term “applicable Requirement of Law” includes FATCA.

Section 2.16        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            Subject to the terms of the Closing Date Intercreditor Agreement and any other applicable Intercreditor Agreement, any proceeds of Collateral received by the Administrative Agent (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the Borrowers) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so directs (at the instruction of the Required Lenders or Majority Lenders, as applicable), such funds shall be applied, subject to the provisions of the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Collateral Agent from the Borrowers, second, to pay any fees or expense reimbursements then due to the Lenders (in their capacities as such) from the Borrowers, third, to pay interest (including post-petition interest, whether or not an allowed claim in any claim or proceeding under any Debtor Relief Laws) then due and payable on the First-Out Term Loans ratably, fourth, to repay principal on the First-Out Term Loans and, so long as the First-Out Term Loans remain outstanding, any other amounts owing with respect to Secured Cash Management Agreements and Secured Hedge Agreements ratably, fifth, to pay interest (including post-petition interest, whether or not an allowed claim in any claim or proceeding under any Debtor Relief Laws) then due and payable on the Second-Out Term Loans ratably, sixth, to repay principal on the Second-Out Term Loans and, to the extent the First-Out Term Loans are no longer outstanding, any other amounts owing with respect to Secured Cash Management Agreements and Secured Hedge Agreements ratably, and seventh, to the payment of any other Obligation due to any Secured Party by the Borrowers.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than, except as provided in Section 2.23, to the Parent or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) and (iii) nothing in this Section 2.16(c) shall be construed to limit the applicability of Section 2.16(b) in the circumstances where Section 2.16(b) is applicable in accordance with its terms. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Lux Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Lux Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(b), 2.03(d) or (e), 2.04, or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section 2.16; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.17            Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or mitigate the applicability of Section 2.18 or any event that gives rise to the operation of Section 2.18, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.13 (in a material amount in excess of that being changed by other Lenders) or gives notice under Section 2.18 or (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 (in a material amount in excess of that being charged by other Lenders), then the respective Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13, payments required to be made pursuant to Section 2.15 or a notice given under Section 2.18, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the applicable Borrower’s request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.

(c)            If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected thereby and with respect to which the Required Lenders shall have granted their consent, then any Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the applicable Borrower’s request) assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund); provided, that: (i) all Loan Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Borrowers, the Borrowers shall pay the Applicable Premium required by Section 2.09(e) that would be due and payable on such date, if applicable, and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the applicable Borrower’s request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.

(d)            Each party hereto agrees that (a) an assignment required pursuant to this Section 2.17 may be effected pursuant to an Assignment and Acceptance executed by the Lux Borrower, the Administrative Agent and the Assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.18            Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any SOFR Loans, or to determine or charge interest rates based upon the Term SOFR Reference Rate, Term SOFR or Adjusted Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market then, on notice thereof by such Lender to the Lux Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue SOFR Loans or to convert ABR Borrowings to SOFR Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Lux Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), convert all SOFR Borrowings of such Lender to ABR Borrowings (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Reference Rate, Term SOFR or Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Reference Rate, Term SOFR or Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay (and shall be jointly and severally obligated to pay) accrued interest on the amount so prepaid or converted.

Section 2.19            Incremental Commitments. (a)  The Borrowers may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Amount available immediately prior to the time such Incremental Term Loan Commitments are established from one or more Incremental Term Lenders (which may include any existing Lender, but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.04) willing to provide such Incremental Term Loans in their own discretion. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective, and (iii) whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to (and which shall together with any then outstanding Second-Out Term Loans form a single Class of) the Second-Out Term Loans, as applicable, or (y) commitments to make term loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Second-Out Term Loans (“Other Incremental Term Loans”).

(b)            The Borrowers and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans; provided, that:

(i)              any commitments to make additional Second-Out Term Loans shall have the same terms as the Second-Out Term Loans and shall form part of the same Class Second-Out Term Loans,

(ii)             the Other Incremental Term Loans incurred pursuant to clause (a) of this Section 2.19 shall rank equally and ratably in right of security and payment with the Second-Out Term Loans (including as to waterfall and payment priority relative to any then outstanding First-Out Term Loans pursuant to a Permitted First Lien Intercreditor) or, at the option of the Lux Borrower, shall rank junior in right of security and/or payment with the Second-Out Term Loans (including as to waterfall and payment pursuant to an Intercreditor Agreement) (provided, that if such Other Incremental Term Loans rank junior in right of security and/or payment with the Second-Out Term Loans, such Other Incremental Term Loans shall be subject to a Permitted Junior Intercreditor Agreement),

(iii)            the final maturity date of any such Other Incremental Term Loans shall be no earlier than the Latest Maturity Date applicable to Term Loans in effect at the date of incurrence of such Other Incremental Term Loans and, except as to pricing, amortization, final maturity date, participation in voluntary or mandatory prepayments and ranking as to security and payment (which shall, subject to the other clauses of this proviso, be determined by the Borrowers and the Incremental Term Lenders in their sole discretion), shall have (x) the same terms as the Second-Out Term Loans Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent,

(iv)           the Weighted Average Life to Maturity of any such Other Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans with the Latest Maturity Date,

(v)            [reserved],

(vi)           such Other Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Second-Out Term Loans in any voluntary or mandatory prepayment hereunder,

(vii)          there shall be no borrower (other than the Borrowers) or guarantor (other than the Guarantors) in respect of any Incremental Term Loan Commitments, and

(viii)         Other Incremental Term Loans shall not be secured by any asset of the Parent or its Subsidiaries other than the Collateral.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby as provided for in Section 9.08(e); provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document (including Section 9.08(e)), holders of Incremental Term Loan Commitments, Incremental Term Loans and Other Incremental Term Loans shall be disregarded for purposes of any consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document if such Incremental Term Loan Commitments, Incremental Term Loans and/or Other Incremental Term Loans are incurred substantially concurrently with any such consent (or decision not to consent) or are incurred for the purpose of achieving such consent (or decision not to consent). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.19 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)            Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.19 unless (i) no Default or Event of Default shall exist; provided that, in the event that any tranche of Incremental Term Loans is used to finance a Permitted Business Acquisition and to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (i) shall be tested at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition (provided that such Incremental Term Lenders shall not be permitted to waive any Default or Event of Default then existing or existing after giving effect to such tranche of Incremental Term Loans); (ii) the representations and warranties of the Parent and the Borrowers set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct); provided that, in the event that the tranche of Incremental Term Loans is used to finance a Permitted Business Acquisition and to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (ii) shall be limited to customary “specified representations” and those representations of the seller or the target company (as applicable) included in the acquisition agreement related to such Permitted Business Acquisition that are material to the interests of the Lenders and only to the extent that the Parent or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations; and (iii) the Administrative Agent shall have received documents and legal opinions consistent with those required to be delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent (at the Direction of the Required Lenders) and such additional customary documents and filings (including amendments or supplements to the Mortgages and other Security Documents, as applicable, and title date-down and modification endorsements, which, in the case of such amendments or supplements and title date-down and modification endorsements, may be delivered on a post-closing basis to the extent permitted by the applicable Incremental Assumption Agreement, the relevant Security Documents or hereunder) as the Administrative Agent may reasonably request to assure that the Incremental Term Loans are secured by Liens on the Collateral ratably with (or, to the extent set forth in the applicable Incremental Assumption Agreement, junior to) one or more Classes of then-existing Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

(d)            Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Incremental Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis. The Borrowers agree that Section 2.14 shall apply to any conversion of SOFR Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.20            Extensions of Loans. (a)  Notwithstanding anything to the contrary in this Agreement, including Section 2.16(c) (which provisions shall not be applicable to this Section 2.20), pursuant to one or more offers made from time to time by the Borrowers to all Lenders of any Class of Term Loans, having a like Term Facility Maturity Date on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class) and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans of such Class and to otherwise modify the terms of such Lender’s Loans of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrowers and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrowers propose that the Extended Term Loan shall be made, which shall be a date not earlier than five Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion (at the Direction of the Required Lenders)).

(b)            The Borrowers and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrowers and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, and (iv) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Class of Term Loans subject to the Extension in any voluntary or mandatory prepayment hereunder. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)            Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan. For purposes of this Agreement and the other Loan Documents, such Extending Lender will be deemed to have an Other Term Loan having the terms of such Extended Term Loan.

(d)            Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.20), (i) [reserved,] (ii) no Extended Term Loan is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan), (iv) there shall be no condition to any Extension of any Loan at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan implemented thereby, (v) all Extended Term Loans and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably or junior in right of security with all other Obligations of the Class being extended (and, if in respect of Second-Out Term Loans, all other Obligations secured by Other First Liens) and equally or junior in right of payment with all other Obligations of the Class being extended (including as to waterfall and payment priority pursuant to an Intercreditor Agreement), and (vi)  there shall be no obligor in respect of any such Extended Term Loans except (x) the borrowers shall be comprised solely of any or all of the Lux Borrower and the Co-Borrower (on a joint and several basis as provided in this Agreement) and (y) the guarantors shall constitute the Guarantors hereunder.

(e)            Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Section 2.21            Refinancing Amendments. (a) Notwithstanding anything to the contrary in this Agreement, including Section 2.16(c) (which provisions shall not be applicable to this Section 2.21), but subject to the Lender Participation Rights, the Borrowers may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to Refinance in whole or in part any Class of Term Loans pursuant to Section 2.09(b)(2); provided, that until the First-Out Term Loans have been repaid in full, no Refinancing Term Loans may Refinance any other Class of Loans hereunder. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrowers propose that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion (at the Direction of the Required Lenders)); provided, further that:

(i)              before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied;

(ii)             the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;

(iii)            the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv)            the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, commissions, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)            all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms and optional prepayment or mandatory prepayment or redemption terms, which in each case shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Lux Borrower in good faith) be substantially similar to, or not materially less favorable to the Parent and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);

(vi)            Refinancing Term Loans incurred shall rank equally and ratably in right of security and payment with the Term Loans being refinanced (including as to waterfall and payment priority pursuant to an Intercreditor Agreement) or, at the option of the Lux Borrower, shall rank junior in right of security and/or payment with the Term Loans being refinanced (including as to waterfall and payment priority pursuant to an Intercreditor Agreement) (provided, that if such Refinancing Term Loans rank junior in right of security and/or payment with the Second-Out Term Loans, such Refinancing Term Loans shall be subject to a Permitted Junior Intercreditor Agreement);

(vii)           there shall be no direct or contingent obligor in respect of such Refinancing Term Loans except (x) the borrowers shall be comprised solely of any or all of the Lux Borrower and the Co-Borrower (on a joint and several basis as provided in this Agreement) and (y) the guarantors shall constitute the Guarantors hereunder;

(viii)          Refinancing Term Loans shall not be secured by any asset of the Parent and its subsidiaries other than the Collateral; and

(ix)            Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.09(b)(2) and subject to clause (vi) of this Section 2.21(a)) hereunder, as specified in the applicable Refinancing Amendment.

(b)            The Borrowers may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrowers.

(c)            [Reserved.]

(d)            [Reserved.]

(e)            The Borrowers and each Lender providing the applicable Refinancing Term Loans shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans. For purposes of this Agreement and the other Loan Documents, if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.21), (i) [reserved,] (ii) no Refinancing Term Loan is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan at any time or from time to time other than those set forth in clause (a), and (iv) all Refinancing Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Class of Term Loans being refinanced (and, if in respect of the Second-Out Term Loans, all other obligations secured by Other First Liens) (except to the extent any such Refinancing Term Loans are secured by the Collateral on a junior lien basis in accordance with the provisions above) and equally in right of payment with all other Obligations of the Class being refinanced (including as to waterfall and payment priority pursuant to an Intercreditor Agreement) (except to the extent any such Refinancing Term Loans rank junior in right of payment in accordance with the provisions above).

Section 2.22            [Reserved.]

Section 2.23            Loan Repurchases. (a)  Subject to the terms and conditions set forth or referred to below, the Lux Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase its Term Loans of one or more Classes (as determined by the Lux Borrower) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by the Parent and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied; provided that the Lux Borrower may not purchase any Second-Out Term Loans so long as any First-Out Term Loans are outstanding:

(i)              each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.23 and the Auction Procedures and the consideration given by the Lux Borrower in any such Purchase Offer shall consist solely of cash;

(ii)             no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each notice of an auction and at the time of (and immediately after giving effect to) the purchase of any Term Loans in connection with any Purchase Offer;

(iii)            the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that the Lux Borrower offers to purchase in any such Purchase Offer shall be no less than U.S. $25,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv)            the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the Lux Borrower shall automatically be cancelled and retired by the Lux Borrower on the settlement date of the relevant purchase (and may not be resold), and in no event shall the Lux Borrower be entitled to any vote hereunder in connection with such Term Loans;

(v)             no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

(vi)            the Lux Borrower represents and warrants that no Loan Party shall have any material non-public information with respect to the Loan Parties or their Subsidiaries, or with respect to the Loans or the securities of any such person, that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer;

(vii)           at the time of each purchase of Term Loans through a Purchase Offer, the Lux Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with the preceding clause (vi); and

(viii)          any Purchase Offer with respect to any Class shall be offered to all Term Lenders holding Term Loans of such Class on a pro rata basis.

(b)            The Lux Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. If the Lux Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Lux Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Lux Borrower shall have no liability to any Term Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Lux Borrower pursuant to this Section 2.23, (x) the Lux Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Lux Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.09 hereof.

(c)            The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.23; provided that, notwithstanding anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.14, 2.16 and 9.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.23. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Agents” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

Article III

Representations and Warranties

In order to induce (A) each Agent and the Lenders to enter into this Agreement on the Closing Date and (B) each Lender to make each Loan or other extension of credit to be made hereunder on each applicable Credit Event, each of the Parent and the Borrowers represents and warrants to the Agents and Lenders that, on the Closing Date (after giving effect to the Transactions) and on the date of each other Credit Event, that:

Section 3.01            Organization; Powers. Each of the Parent, each Borrower and each of the Subsidiaries which is a Loan Party or a Material Subsidiary (a) is a partnership, limited liability company, unlimited company, corporation or other entity duly organized, validly existing and in good standing (or, if and to the extent applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02            Authorization. The execution, delivery and performance by the Parent, each Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by the Parent, each Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Parent, any Borrower or any such Subsidiary Loan Party, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws or constitutions of the Parent, the Borrower, or any such Subsidiary Loan Party, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to the Parent, any Borrower or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for Preferred Stock, agreement or other instrument to which the Parent, any Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound (including, without limitation, the Second-Out Notes Indenture), (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for Preferred Stock, agreement or other instrument (including, without limitation, the Second-Out Notes Indenture), where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Parent, any Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03            Enforceability. This Agreement has been duly executed and delivered by the Parent and each Borrower and constitutes, and each other Loan Document when executed and delivered by the Parent, each Borrower and each Subsidiary Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Parent, each Borrower and each such Subsidiary Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, examinership, rescue process, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent, (e) the effect of any Requirements of Law as they relate to pledges or charges of Equity Interests in Subsidiaries organized outside of the United States (other than pledges or charges made under the laws of the jurisdiction of formation of the issuer of such Equity Interests), and (f) local mandatory law provisions.

Section 3.04            Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any other Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (e) recordation of Mortgages, (f) filings or other actions listed on Schedule 3.04 and any other filings or registrations required to perfect Liens created by the Security Documents and (g) payment of any related fees, taxes or charges.

Section 3.05            Financial Statements. (a)  The audited consolidated balance sheets and the statements of income, stockholders’ equity, and cash flow for the Parent and its consolidated subsidiaries as of and for the fiscal year ended December 30, 2022 and (b) the unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flow for the Parent and its consolidated subsidiaries as of and for the fiscal quarters ended March 31, 2023 and June 30, 2023, including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and, except as set forth on Schedule 3.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06            [Reserved.]

Section 3.07            Title to Properties; Possession Under Leases.

(a)            Each of the Parent, each Borrower and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, subject to Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law.

(b)            As of the Closing Date, none of the Borrowers and Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(b).

(c)            As of the Closing Date, none of the Borrower and its Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05, as set forth on Schedule 3.07(c) or as would not reasonably be expected to have a Material Adverse Effect.

Section 3.08            Subsidiaries. (a)  Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Parent and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Parent or by any such subsidiary.

(b)            As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of the Parent or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09            Litigation; Compliance with Laws. (a)  There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Parent or any Borrower, threatened in writing against the Parent or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by the Parent or any of its subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in any of the Annual Report on Form 10-K for the fiscal year of the Parent ended December 30, 2022 filed with the SEC by the Parent on April 5, 2023, the Quarterly Report on Form 10-Q for the fiscal quarter of the Parent ended March 31, 2023 filed with the SEC by the Parent on May 9, 2023, the Quarterly Report on Form 10-Q for the fiscal quarter of the Parent ended June 30, 2023 filed with the SEC by the Parent on August 9, 2023, the Quarterly Report on Form 10-Q for the fiscal quarter of the Parent ended September 29, 2023 filed with the SEC by the Parent on November 7, 2023, and the Current Reports on Form 8-K filed with or furnished to the SEC by the Parent subsequent to September 29, 2023. Since the Closing Date, there have been no developments in any such matter disclosed in the Annual Report, Quarterly Reports or Current Reports described above which would reasonably be expected, individually or in the aggregate with any such other matters or any additional actions, suits, proceedings or investigations, to result in a Material Adverse Effect.

(b)            None of the Parent, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10            Federal Reserve Regulations. No part of the proceeds of any Loans will be used by the Parent and its Subsidiaries in any manner that would result in a violation of Regulation U or Regulation X.

Section 3.11            Investment Company Act. None of the Parent, the Borrowers and the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12            Use of Proceeds. The Borrowers will use the proceeds of (a) the First-Out Term Loans and the Second-Out Term Loans to refinance in part the DIP Claims and the First Lien Claims as set forth in Section 2.01 (through the exchange distribution contemplated by the Plan of Reorganization) and (b) any Incremental Term Loans for general corporate purposes, or as otherwise specified in the applicable Incremental Assumption Agreement.

Section 3.13            Tax Returns. (a)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent, each Borrower and each of the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent, each Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with Applicable Accounting Principles) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Parent, any Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with Applicable Accounting Principles.

(c)            Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to the Parent, each Borrower and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14            No Material Misstatements. As of the date it was filed with or furnished to the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date hereof), the Annual Report on Form 10-K for the fiscal year of the Parent ended December 30, 2022 filed with the SEC by the Parent on April 5, 2023, the Quarterly Report on Form 10-Q for the fiscal quarter of the Parent ended March 31, 2023 filed with the SEC by the Parent on May 9, 2023, the Quarterly Report on Form 10-Q for the fiscal quarter of the Parent ended June 30, 2023 filed with the SEC by the Parent on August 9, 2023, the Quarterly Report on Form 10-Q for the fiscal quarter of the Parent ended September 29, 2023 filed with the SEC by the Parent on November 7, 2023, and the Current Reports on Form 8-K filed with or furnished to the SEC by the Parent subsequent to September 29, 2023, and prior to Closing Date, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any Projections, the foregoing representation and warranty is only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.15            Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a)  no Reportable Event has occurred during the past five years as to which any Borrower, any of their respective Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c)  none of the Borrowers, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA.

Section 3.16            Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Schedule 3.16: (a) no written notice, request for information, order, complaint or penalty has been received by any Borrower or any of their respective Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to any Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any Borrower or any of their respective Subsidiaries, (b) each of the Borrowers and its respective Subsidiaries has all environmental permits, licenses, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18) month period, has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) no Hazardous Material is located at, on or under any property currently or, to any Borrower’s knowledge, formerly owned, operated or leased by any Borrower or any of their respective Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of any Borrower or any of their respective Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any Borrower or any of their respective Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which any Borrower or any of their respective Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date and (e) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Borrowers or any of the Subsidiaries of any property currently or, to any Borrower’s knowledge, formerly owned, operated or leased by the Borrowers or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17            Security Documents. (a)  Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) or, if so contemplated by the respective Security Document, the Collateral Agent and the other Secured Parties, in each case, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof (subject to the exceptions set forth in Section 3.03). As of the Closing Date, in the case of the Pledged Collateral described in the U.S. Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b)            When the U.S. Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

Section 3.18            Solvency. (a)  As of the Closing Date, immediately after giving effect to the Transactions contemplated to occur on or prior to the Closing Date and the making of each Loan on the Closing Date and the application of the proceeds of such Loans, (i) the fair value of the assets of the Parent and its Subsidiaries on a consolidated basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Parent and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Parent and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Parent and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Parent and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Parent and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)            As of the Closing Date, immediately after giving effect to the consummation of the Transactions contemplated to occur on or prior to the Closing Date and the making of each Loan on the Closing Date and the application of the proceeds of such Loans, the Parent does not intend to, and the Parent does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.19            Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Parent or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Parent or any of the Subsidiaries or for which any claim may be made against the Parent or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Parent or such Subsidiary to the extent required by Applicable Accounting Principles. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Parent or any of the Subsidiaries (or any predecessor) is a party or by which the Parent or any of the Subsidiaries (or any predecessor) is bound.

Section 3.20            Insurance. Schedule 3.20 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Parent or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.21            Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21, (a) the Borrowers and each of their respective Subsidiaries own, or possess the right to use, all Intellectual Property that is used or held for use in their respective businesses as presently conducted, (b) to the knowledge of the Parent and the Borrowers, the Parent and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Parent and its Subsidiaries is pending or, to the knowledge of the Parent or any Borrower, threatened and (ii) to the knowledge of the Parent and the Borrowers, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

Section 3.22            USA PATRIOT Act. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent and each of its Subsidiaries is in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

Section 3.23            OFAC/Sanctions, etc.

(a)            None of the Parent, any of its Subsidiaries, or any of the Parent’s directors or officers, nor, to the knowledge of the Parent, any directors or officers of any of the Parent’s Subsidiaries, is the target of sanctions measures administered by the United States (including but not limited to those implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the U.S. Department of State), the European Union and Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”). No part of the proceeds of the Loans shall be used, directly or, to the knowledge of the Parent and the Borrowers, indirectly, for the purpose of financing activities or business of or with any person or in any country or territory that, at the time of such financing, is the subject of any Sanctions, except to the extent licensed or otherwise approved by OFAC, the relevant Governmental Authority or any other relevant Sanctions authority. None of the Parent nor its Subsidiaries is organized or resident in a country or territory that is the subject of Sanctions.

(b)            The Parent and each of its Subsidiaries is in compliance, in all material respects, with the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, as well as any other applicable Sanctions.

Section 3.24            Foreign Corrupt Practices Act. No part of the proceeds of the Loans shall be used directly or, to the knowledge of the Parent and the Borrowers, indirectly, by the Parent and its Subsidiaries in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). The Parent and each of its Subsidiaries is in compliance, in all material respects, with the FCPA.

Section 3.25            Luxembourg Regulatory Matters. The Lux Borrower does not carry out any activity in the financial sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, as amended from time to time) or any activity requiring the granting of a business license under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions. The Lux Borrower has not filed a request and, to the best of its knowledge, no person has filed a request with any competent court seeking that the Lux Borrower be declared subject to bankruptcy (faillite), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 2 to 12 and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (and which include foreign court decisions as to faillite or analogous procedures according to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended (the “European Insolvency Regulation”)); provided that, for the avoidance of doubt, neither the Chapter 11 Cases (2020) nor the Chapter 11 Cases (2023) constitute a breach of this Section 3.25. The Lux Borrower is not, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation de paiements), or be deemed to be in such state, and has not lost, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and is not aware, or may be not reasonably be aware, of such circumstances. The place of the central administration (siège de l'administration centrale), the principal place of business (principal établissement) and the centre of main interests (within the meaning given to such term in the European Insolvency Regulation) of the Lux Borrower are located at the place of its registered office (siège statutaire) in Luxembourg and the Lux Borrower has no establishment (as such term is defined in the European Insolvency Regulation) outside Luxembourg.

Article IV

Conditions of Lending

The obligations of the Lenders to make Loans (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01            All Credit Events. On the date of each Credit Event:

(a)            The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(b)            (i) In the case of each Credit Event that occurs on the Closing Date, the representations and warranties made by the Parent and the Borrowers shall be true and correct in all material respects; and (ii) in the case of each other Credit Event that occurs after the Closing Date, except as set forth in Section 2.19(c) with respect to Incremental Term Loans used to finance a Permitted Business Acquisition, the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)            In the case of each Borrowing or other Credit Event that occurs after the Closing Date, except as set forth in Section 2.19(c) with respect to Incremental Term Loans used to finance a Permitted Business Acquisition, at the time of and immediately after such Borrowing, as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and other Credit Event that occurs after the Closing Date shall be deemed to constitute a representation and warranty by the Parent and each Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02            First Credit Event. In addition to the relevant conditions specified in the preceding Section 4.01, on or prior to the Closing Date:

(a)            The Administrative Agent (or its counsel) shall have received from each of the Parent, each Borrower and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement; provided that, pursuant to the Plan of Reorganization and the Confirmation Order, (A) each applicable holder of a DIP Claim as of immediately prior to the Closing Date shall be conclusively determined to have delivered (regardless of whether it actually does so) a counterpart to this Agreement in respect of a First-Out Term Commitment in an amount equal to such holder’s First-Out Term Commitment as set forth on Schedule 2.01 (which First-Out Term Commitment attributable to such holder shall be calculated in accordance with the Plan of Reorganization) and (B) each applicable holder of a First Lien Claim as of immediately prior to the Closing Date receiving Second-Out Term Loans pursuant to the Plan of Reorganization shall be conclusively determined to have delivered (regardless of whether it actually does so) a counterpart to this agreement in respect of a Second-Out Term Commitment in an amount equal to such holder’s Second-Out Term Commitment as set forth on Schedule 2.01 (which Second-Out Term Commitment attributable to such holder shall be calculated in accordance with the Plan of Reorganization).

(b)            [Reserved.]

(c)            The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or Director or similar officer of each Loan Party (other than the Lux Loan Parties) dated the Closing Date and certifying:

(i)              a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) certified (to the extent available and customary in any non-U.S. jurisdiction) by the Secretary of State (or other similar official or Governmental Authority in the case of any Loan Party organized outside the United States of America) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary or Assistant Secretary or Director or similar officer of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii)             a certificate as to the good standing (to the extent such concept or a similar concept exists and its use is customary under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official or Governmental Authority in the case of any Loan Party organized outside the United States of America),

(iii)            that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) (to the extent such concept or a similar concept exists under the laws of such Loan Party’s jurisdiction of organization) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv)            that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), and, if applicable, by the shareholders of such Loan Party (whether by way of shareholders’ meeting or written resolution or otherwise), authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v)             as to the incumbency and specimen signature of each director, officer or authorized signatory executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vi)            in respect of each Irish Loan Party, (A) it and each other Loan Party constitutes a group of companies for the purposes of section 243 of the Irish Companies Act 2014 consisting of the Parent as holding company and each other Loan Party as a subsidiary and (B) its entry into the Loan Documents and performance of the transactions thereby contemplated would not constitute unlawful “financial assistance” within the meaning of section 82 of the Irish Companies Act 2014.

(d)            The Collateral Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Parent and each Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent and the Required Lenders that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Collateral Agent and the Required Lenders for such release shall have been made).

(e)            Substantially concurrently with the initial funding under this Agreement, the Plan of Reorganization shall be substantially consummated.

(f)             The Administrative Agent shall have received, in respect of each Lux Loan Party, a manager’s or director’s certificate dated as of the Closing Date and signed by a manager or director of such Lux Loan Party, certifying the following items: (i) an up-to-date copy of the articles of association of such Lux Loan Party, (ii) an electronic copy of an excerpt of the Luxembourg Trade and Companies Register (R.C.S Luxembourg) dated no earlier than 1 (one) Business Day prior to the Closing Date and (iii) an up-to-date true certificate of non-registration of judgments (certificat de non-inscription d’une décision judiciaire) pertaining to such Lux Loan Party of a recent date, issued by the Luxembourg Trade and Companies Register (R.C.S Luxembourg) no earlier than 1 (one) Business Day prior to the Closing Date and reflecting the situation of the Lux Borrower one day before, (iv) copies of the true, complete and up-to-date board resolutions approving the entry by such Lux Loan Party into, among others, the Loan Documents, and (v) copies of a specimen of signatures for each of the directors, managers or authorized signatories having executed for and on behalf of such Lux Loan Party respectively the Loan Documents.

(g)            The Agents shall have received all fees payable thereto or to any Lender pursuant to hereunder or under any Loan Documents on or prior to the Closing Date and, to the extent invoiced at least two Business Days prior to the Closing Date and subject to any limitations on such reimbursement set forth in the Final DIP Order (including, without limitation, the 2025 Fee Cap (as defined in the Final DIP Order)), reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of ArentFox Schiff LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Davis Polk & Wardwell LLP and Gibson, Dunn & Crutcher LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date.

(h)            Except as set forth in the last paragraph of Section 5.10 and in Schedule 5.12 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement” for the purposes of this Section 4.02) and subject to the grace periods and post-closing periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 9.08) as of the Closing Date.

(i)             The Administrative Agent shall have received a copy of a letter appointing ST Shared Services LLC, a Delaware limited liability company, as Process Agent pursuant to Section 9.15(c) in form and substance satisfactory to the Administrative Agent and the Required Lenders.

(j)             The Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of local counsel for the Parent and each Loan Party that is a Foreign Subsidiary (or, to the extent customary in any foreign jurisdiction, local counsel to any of the Agents) (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Required Lenders covering such customary foreign law matters relating to the Loan Documents as the Administrative Agent, the Collateral Agent and Required Lenders shall request.

(k)            To the extent requested at least ten (10) Business Days before the Closing Date, the Borrower shall have provided to the Administrative Agent the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act, in each case at least three (3) Business Days prior to the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Notwithstanding anything to the contrary, it is understood that to the extent any Collateral may not be perfected by (A) the filing of a Uniform Commercial Code financing statement, (B) taking delivery and possession of a stock certificate of each Borrower and any Guarantor organized or incorporated in Luxembourg, Switzerland, the United Kingdom, Ireland, the Netherlands or the United States or any State thereof, the Equity Interests of which are certificated and are required to be pledged or charged pursuant this Agreement or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after the use of commercially reasonable efforts by the Parent and each Borrower to do so and without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the initial Credit Event but, instead, shall be delivered after the Closing Date in accordance with Section 5.12.

Article V

Affirmative Covenants

The Parent and each Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Parent and each Borrower will, and will cause each of the Subsidiaries to:

Section 5.01            Existence; Business and Properties.

(a)            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary (other than any Borrower or a Material Subsidiary), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05, and (iii) for the liquidation or dissolution of Subsidiaries (other than any Borrower) if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Parent or a Wholly Owned Subsidiary of the Parent in such liquidation or dissolution; provided that (x) Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties, and (y) Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05(n)).

(b)            Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02            Insurance.

(a)            Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and, subject to Schedule 5.12, cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies with respect to which a Loan Party that is a Domestic Subsidiary is the primary insured. Notwithstanding the foregoing, the Parent and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)            In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)              the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of the Parent and each Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;

(ii)             the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Parent, the Borrowers and the Subsidiaries or the protection of their properties; and

(iii)            the amount and type of insurance that the Parent and its Subsidiaries has in effect as of the Closing Date and the certificates listing the Collateral Agent as a co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.02.

(c)            Within the timeframe specified in clause (h) of the definition of “Collateral and Guarantee Requirement” or Section 5.10(e), as applicable, except as the Administrative Agent may agree in its reasonable discretion, (i) cause all property and casualty insurance policies with respect to the Mortgaged Property located in the United States of America to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, (ii) use commercially reasonable efforts to cause each such policy covered by clause (i) to provide that it shall not be cancelled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent, and (iii) use commercially reasonable efforts to deliver to the Collateral Agent, prior to, concurrently with or promptly following the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.

(d)            Within the timeframe specified in clause (h) of the definition of “Collateral and Guarantee Requirement” or Section 5.10(e), as applicable, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including a copy of the flood insurance policy and declaration page relating thereto.

Section 5.03            Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and a Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04            Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)            within 90 days after the end of each fiscal year ending after the Closing Date, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Parent or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness incurred under this Agreement occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Principles (it being understood that the delivery by the Parent of annual reports on Form 10-K of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter ending after the Closing Date), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Parent on behalf of the Parent as fairly presenting, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Principles (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Parent of quarterly reports on Form 10-Q of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)            (x) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if any Borrower shall have used the Available Amount for any purpose during such fiscal period and (y) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)            promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Parent, any Borrower or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Parent or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;

(e)            within 90 days after the beginning of each fiscal year that commences after the Closing Date, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Parent and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Parent to the effect that the Budget is based on assumptions believed by the Parent to be reasonable as of the date of delivery thereof;

(f)             no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 5.10(c) (or a certificate of a Responsible Officer certifying as to the absence of any changes to the previously delivered update, if applicable); and

(g)            promptly, from time to time, (i) such other information regarding the operations, business affairs and financial condition of the Parent, the Borrowers or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and (ii) information and documentation reasonably requested by any Agent (for itself or on behalf of any Lender) for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws.

The Borrowers hereby agree to use commercially reasonable efforts to designate all financial statements furnished pursuant to paragraphs (a), (b) and (d) above as “PUBLIC”.

Section 5.05            Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Parent or a Borrower obtains actual knowledge thereof:

(a)            any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)            the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Parent, a Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)            any other development specific to the Parent, a Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d)            the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.05 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06            Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.07            Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with Applicable Accounting Principles and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Parent, the Borrowers or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Parent or the Lux Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Parent or the Lux Borrower to discuss the affairs, finances and condition of the Parent, the Borrowers or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Lux Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract. The Parent and each Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to Parent and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

Section 5.08            Use of Proceeds.

(a)            Use the proceeds of the Loans made in the manner contemplated by Section 3.12.

(b)            No part of the proceeds of any Loan will be used by the Parent or Subsidiaries in a manner that would impair the accuracy of any representation or warranty set forth in Section 3.10, 3.22, 3.23 or 3.24.

Section 5.09            Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10            Further Assurances; Additional Security. (a)  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)            If any asset (other than Real Property) is acquired by the Parent, any Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property and (z) assets of any Subsidiary Loan Party organized outside the United States, Luxembourg or Switzerland (other than (i) Investment Property (including, without limitation, Equity Interests, promissory notes or other instruments evidencing Indebtedness) and proceeds thereof and (ii) Collateral and proceeds of Collateral received by it from other Guarantors) for so long as, and to the extent, excluded by reason of the last paragraph of the definition of Collateral and Guarantee Requirement), the Parent, such Borrower or such Subsidiary Loan Party, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) subject (where applicable) to the Agreed Guarantee and Security Principles, cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to the final paragraph of this Section 5.10, provided, however, that this requirement does not need to be satisfied with respect to any of Excluded Property or Excluded Securities.

(c)            If (i) any additional direct or indirect Subsidiary of the Parent is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and such Subsidiary qualifies as a Subsidiary Loan Party or (ii) any person qualifies (but did not previously qualify) as a Subsidiary Loan Party, within 15 Business Days after the date such Subsidiary is formed or acquired (or first becomes subject to such requirement) (or such longer period as the Collateral Agent may agree in its sole discretion (at the Direction of the Required Lenders)), notify the Collateral Agent thereof and, within 20 Business Days (in the case of a Domestic Subsidiary) or 60 days (in the case of a Foreign Subsidiary) after the date such Subsidiary is formed or acquired (or first becomes required to be a Subsidiary Loan Party) or such longer period as the Collateral Agent may agree in its sole discretion (at the Direction of the Required Lenders), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the final paragraph of this Section 5.10.

(d)            Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization), (D) in any Loan Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Loan Party that is not a registered organization (to the extent relevant in the applicable jurisdiction of organization); provided, that neither the Parent nor any Borrower shall effect or permit any such change unless all filings have been made, or will have been made within 10 days following such change (or such longer period as the Collateral Agent may agree in its sole discretion (at the Direction of the Required Lenders)), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(e)            Within 90 days after the acquisition of any Material Real Property after the Closing Date (or such later date as the Collateral Agent may reasonably agree (acting at the Direction of the Required Lenders in their reasonable discretion)), (i) grant and cause each of the Loan Parties to grant to the Collateral Agent security interests in, and Mortgages on, such Material Real Property pursuant to documentation in a form reasonably acceptable to the Lux Borrower and the Collateral Agent acting at the Direction of the Required Lenders), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens, (ii) deliver for recording or filing, with all required documentation, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Mortgages and pay, and cause each such Loan Party to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to clause (g) below, (iii) deliver to the Collateral Agent an updated Schedule 1.01(D) reflecting such Mortgaged Properties and (iv) unless otherwise waived by the Collateral Agent, with respect to each such Mortgage, cause the requirements set forth in clause (h) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.

Notwithstanding anything to the contrary set forth herein or in any other Loan Document, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any fee owned Real Property (other than the Mortgaged Properties) and leasehold interests in Real Property; (ii) motor vehicles and other assets subject to certificates of title to the extent that a security interest therein cannot be perfected by the filing of a financing statement under the Uniform Commercial Code or its equivalent in any applicable jurisdiction; (iii) letter of credit rights (as defined in the Uniform Commercial Code or its equivalent in any applicable jurisdiction, and except to the extent constituting a supporting obligation for other Collateral as to which the perfection of security interests in such other Collateral and the supporting obligation is accomplished solely by the filing of a financing statement under the Uniform Commercial Code or its equivalent in any applicable jurisdiction) and commercial tort claims (as defined in the Uniform Commercial Code or its equivalent in any applicable jurisdiction), in each case with a value of less than $5,000,000; (iv) Equity Interests of non-Wholly Owned Subsidiaries and joint ventures, to the extent prohibited under the organizational documents or joint venture documents of such non-Wholly Owned Subsidiaries or joint ventures, but solely to the extent qualifying as “Excluded Securities” pursuant to clause (c) of the definition thereof; (v) leases, licenses, instruments and other agreements to the extent, and so long as, the pledge or charge thereof as Collateral would violate the terms thereof, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, the Bankruptcy Code or any other Requirement of Law; (vi) other assets to the extent the pledge or charge thereof is prohibited by applicable law, rule, regulation or contractual obligation, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Bankruptcy Code or any other Requirement of Law, or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged or charged (which such consent, approval, license or authorization has not been received); (vii) assets to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Lux Borrower (with any such determination set forth in an officer’s certificate of the Lux Borrower being definitive); provided that this clause (vii) does not apply to any Voting Equity Interests held by a Domestic Subsidiary in excess of 65% of all such Voting Equity Interests in any Foreign Subsidiary or any CFC Holdco unless such Voting Equity Interests satisfy the requirements of the proviso to clause (xiii) below; (viii) those assets as to which the Collateral Agent shall reasonably determine that the costs or other adverse consequences of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby; (ix) “intent-to-use” trademark applications, solely to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law; (x) assets securing any Qualified Receivables Facility in compliance with Section 6.02(z); (xi) [reserved]; (xii) such other assets of the Borrowers and the Guarantors as may be mutually agreed by the Lux Borrower and the Collateral Agent; and (xiii) with respect to any Loan Party that is a Domestic Subsidiary, voting Equity Interests and any other interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) (together, “Voting Equity Interests”) in excess of 65% of all such Voting Equity Interests in (A) any Foreign Subsidiary or (B) any Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity of one or more Foreign Subsidiaries; provided that this clause (xiii) shall apply only if a Borrower determines (which determination may be made at any time, including after the granting of a Lien on the Voting Equity Interests in question) in good faith that a pledge or charge of such Voting Equity Interests in excess of 65% of such Voting Equity Interests (1) could reasonably be expected to result in Parent or any of its Subsidiaries incurring any material tax or other cost (other than a de minimis cost) or any disruption in the operations or internal financing activities of the Parent and its Subsidiaries or (2) is not permitted by, or could reasonably be expected to cause any officers, directors or employees of the Parent or any of its Subsidiaries to become subject to related liabilities under any, applicable Requirement of Law.  In addition, in no event shall (1) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit or securities accounts, except as expressly provided in Section 5.13, (2) landlord, mortgagee and bailee waivers be required or (3) notices be sent to account debtors or other contractual third parties, except in accordance with the Agreed Guarantee and Security Principles or in connection with a permitted exercise of remedies under the relevant Security Documents. Notwithstanding anything herein to the contrary, to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Borrower (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Collateral Agent).

Section 5.11            Rating. Subject to Schedule 5.12, exercise commercially reasonable efforts to obtain and maintain (a) public ratings (but not to obtain or maintain a specific rating) from two of Moody’s, S&P and Fitch for the Initial Term Loans and (b) as applicable, public corporate credit ratings or corporate family ratings (but, in each case, not to obtain or maintain a specific rating) from two of Moody’s, S&P and Fitch in respect of the Lux Borrower.

Section 5.12            Post Closing. Take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Collateral Agent may agree in its sole discretion (at the Direction of the Required Lenders)).

Section 5.13            DDAs. With respect to any DDA (other than an Excluded Account) (x) maintained by a Loan Party that is a Domestic Subsidiary and (y) described in clause (ii)(C) of the definition thereof and maintained by a Loan Party that is a Foreign Subsidiary (together with any deposit accounts on which a Lien in favor of the Collateral Agent is perfected in accordance with the succeeding sentences of this Section 5.13, a “Blocked Account”), within the DDA Time Limitation, enter into deposit account control agreements (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Collateral Agent, with the Collateral Agent and any bank with which any such Loan Party maintains any such Blocked Account described in this sentence, which give the Collateral Agent “control” (as defined in the Uniform Commercial Code) over each such Blocked Account maintained with such bank. With respect to any DDA (other than an Excluded Account) described in clause (ii)(A) of the definition thereof maintained by an Irish Loan Party, cause the Collateral and Guarantee Requirement to be satisfied with respect to such DDA within the DDA Time Limitation. With respect to any DDA (other than an Excluded Account) described in clause (ii)(B) of the definition thereof maintained by a Lux Loan Party, use commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied with respect to such DDA within the DDA Time Limitation. So long as no Event of Default has occurred and is continuing, the Loan Parties will have full and complete access to, and may direct the manner of disposition of, funds in the Blocked Accounts.

Article VI

Negative Covenants

The Parent and each Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Parent and each Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01            Incurrence and Issuance of Indebtedness. (i) Incur, issue, create, assume or permit to exist any Indebtedness , except:

(a)            Indebtedness (other than as described in Section 6.01(b) and Section 6.01(v) below) existing or committed on the Closing Date (provided, that any such Indebtedness (x) that is owed to any person other than Parent and one or more of its Subsidiaries, in an aggregate amount in excess of $5,000,000 shall be set forth in Part A of Schedule 6.01 and (y) owing to Parent or one or more of its Subsidiaries in excess of $5,000,000 shall be set forth on Part B of Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (1) subject to Schedule 5.12, any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the same extent required pursuant to Section 6.01(e) and (2) any Permitted Refinancing Indebtedness at any time incurred with respect to any Indebtedness described in clause (y) of this Section 6.01(a) outstanding on the Closing Date (or an issue of Permitted Refinancing Indebtedness incurred in respect thereof or prior to the incurrence of such Permitted Refinancing Indebtedness) may only be owed to the Parent or its respective Subsidiary to which the Indebtedness described in clause (y) above outstanding on the Closing Date was owed;

(b)            Indebtedness created hereunder (including pursuant to Section 2.19, Section 2.20 and Section 2.21) and under the other Loan Documents and any Refinancing Notes incurred to Refinance such Indebtedness;

(c)            Indebtedness of the Parent or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d)            Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e)            Indebtedness of the Parent or any Borrower to the Parent or any Subsidiary and of any Subsidiary to the Parent, any Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04 and (ii) subject to Schedule 5.12, Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Loan Obligations under this Agreement on subordination terms described in Exhibit F hereto or on other subordination terms reasonably satisfactory to the Administrative Agent and a Borrower;

(f)             Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h)            (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Parent or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by the Parent, any Borrower or any other Loan Party that is a Domestic Subsidiary (and which may be guaranteed by any Loan Party) in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided, that, (x) Indebtedness incurred pursuant to preceding sub-clause (h)(i) shall be in existence prior to the respective acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) after giving effect to the incurrence of such Indebtedness, (A) in the case of any such Indebtedness that is secured, the Secured Net Leverage Ratio (I) shall not be greater than 3.25 to 1.00 or (II) shall be no more than the Secured Net Leverage Ratio in effect immediately prior thereto and, (B) in the case of any such Indebtedness (whether secured or unsecured), the Fixed Charge Coverage Ratio (I) shall not be less than 2.00 to 1.00 or (II) shall be no less than the Fixed Charge Coverage Ratio in effect immediately prior thereto, each calculated on a Pro Forma Basis for the then most recently ended Test Period; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i)             (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Parent or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i) and Section 6.01(j), would not exceed $62,500,000 and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j)             (x) Capitalized Lease Obligations and any other Indebtedness incurred by the Parent or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03 so long as the principal amount thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(j) and Section 6.01(i), would not exceed $62,500,000 and (y) any Permitted Refinancing Indebtedness in respect thereof;

(k)            (x) other Indebtedness of the Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed $80,000,000 (provided that, if such Indebtedness is of any Subsidiary other than a Loan Party, the aggregate principal amount of such Indebtedness, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness of Subsidiaries other than Loan Parties outstanding pursuant to this Section 6.01(k), does not exceed $30,000,000) and (y) any Permitted Refinancing Indebtedness in respect thereof;

(l)             [Reserved];

(m)           Guarantees (i) by the Parent, any Borrower or any Subsidiary Loan Party of any Indebtedness of the Parent, any Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement; provided that any Guarantees of Indebtedness of the Parent, any Borrower or any Subsidiary Loan Party that is owed to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated in right of payment to the Loan Obligations to the same extent required pursuant to Section 6.01(e), (ii) by the Parent, any Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(r)), (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (iv) [reserved]; provided, that Guarantees (x) by the Parent, any Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment and (y) otherwise permitted by this Section 6.01(m) shall not be permitted with respect to any Indebtedness (including, without limitation, Permitted Debt and Permitted Refinancing Indebtedness) where the guarantor providing the Guarantee is not permitted to guarantee such Indebtedness because this Section 6.01 (or defined terms used in this Section 6.01) otherwise limits the persons who may guarantee such Indebtedness (where such Indebtedness is being Refinanced or otherwise);

(n)            Indebtedness arising from agreements of the Parent or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o)            Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)            (i)  Permitted Debt (that is either unsecured or secured by Junior Liens on the Collateral) so long as immediately after giving effect to the incurrence of such Permitted Debt and the use of proceeds thereof, (A) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00 and (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q)            (x) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q), would not exceed $50,000,000 and (y) any Permitted Refinancing Indebtedness in respect thereof;

(r)             Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s)            Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Parent or any Subsidiary incurred in the ordinary course of business;

(t)             (x) Indebtedness in connection with Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed $200,000,000 and (y) any Permitted Refinancing Indebtedness in respect thereof;

(u)            obligations in respect of Cash Management Agreements;

(v)            (i) the Second-Out Notes outstanding on the Closing Date, (ii) other Permitted Debt secured by Other First Liens on the Collateral (provided that the amount of Permitted Debt to be incurred at any time under this clause (ii) shall not exceed the Incremental Amount available at such time; provided, further that any Permitted Debt incurred under this clause (ii) shall rank equally and ratably in right of security and payment with the Second-Out Term Loans (including as to waterfall and payment priority relative to any then outstanding First-Out Term Loans)), and (iii) Permitted Refinancing Indebtedness in respect of any Indebtedness theretofore outstanding pursuant to this clause (v);

(w)           Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures subject to compliance with Section 6.04 (other than Section 6.04(r));

(x)            Indebtedness issued by the Parent or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent permitted by Section 6.06;

(y)            Indebtedness consisting of obligations of the Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(z)            Indebtedness of the Parent or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Parent and the Subsidiaries; and

(aa)          Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (aa) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (aa), a Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and following Section 6.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided, that (v) all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01, (w) [reserved], (x) all Indebtedness outstanding on the Closing Date in respect of the Second-Out Notes Indenture shall at all times be deemed to have been incurred pursuant to clause (v) of this Section 6.01, (y) all Indebtedness described in Schedule 6.01 (and any Permitted Refinancing Indebtedness incurred in respect thereof) shall be deemed outstanding under Section 6.01(a) and (z) all Indebtedness owing to the Parent or any of its Subsidiaries must be justified as incurred (and outstanding) pursuant to one or more of Sections 6.01(a), (e), (m) and (w). In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

For the avoidance of doubt, Permitted Refinancing Indebtedness (and all subsequent refinancings thereof with Permitted Refinancing Indebtedness) shall not increase the amount of Indebtedness that is permitted to be incurred pursuant to any provision of this Section 6.01 other than, in each case, as permitted by the definition of Permitted Refinancing Indebtedness with respect to each such incurrence of Permitted Refinancing Indebtedness.

Section 6.02            Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Parent or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)            Liens on property or assets of the Parent and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $5,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness (or, in the case of obligations other than Indebtedness, any refinancing) in respect of such obligations permitted by Section 6.01), shall not be amended, replaced or renewed so as to increase their priority in relation to Liens securing other Indebtedness with respect to such property or assets, if any, as on the Closing Date, and shall not subsequently apply to any other property or assets of the Parent, any Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b)            any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements);

(c)            any Lien on any property or asset of the Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property of any entity so acquired (but not of the Parent or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));

(d)            Liens for Taxes, assessments or other governmental charges or levies not overdue by more than 30 days or that are being contested in good faith in compliance with Section 5.03;

(e)            Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent or any Subsidiary shall have set aside on its books reserves in accordance with Applicable Accounting Principles;

(f)             (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Subsidiary;

(g)            deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)            zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, individually or in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Parent or any Subsidiary;

(i)             Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Parent, any Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j)             Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k)            non-consensual Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)             any interest or title of a lessor or sublessor under any leases or subleases entered into by the Parent or any Subsidiary in the ordinary course of business;

(m)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent, any Borrower or any Subsidiary in the ordinary course of business;

(n)            Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) in respect of Third Party Funds;

(o)            Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)            leases or subleases, and licenses or sublicenses (including with respect to Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(q)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)             Liens solely on any cash earnest money deposits made by the Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s)            Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(t)             Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u)            the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v)            agreements to subordinate any interest of the Parent or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent, any Borrower or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w)           Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x)            Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries to the extent permitted by the second to last paragraph in Section 6.04;

(y)            Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z)             Liens in respect of Qualified Receivables Facilities that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;

(aa)          Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb)          in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(cc)          Liens securing Indebtedness or other obligation (i) of the Parent or a Subsidiary in favor of the Parent, a Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(dd)          Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee)          Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Parent, any Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Parent or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff)            Liens on Collateral that are Junior Liens securing (x) Permitted Debt and guarantees thereof permitted by Section 6.01(m) and (y) Permitted Refinancing Indebtedness incurred to Refinance Permitted Debt secured pursuant to preceding clause (x) and guarantees thereof permitted by Section 6.01(m);

(gg)         subject to Section 5.12, Liens on Collateral that are Other First Liens, so long as such Other First Liens secure Indebtedness permitted by Section 6.01(b) or 6.01(v) and guarantees thereof permitted by Section 6.01(m);

(hh)         Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Parent or any of the Subsidiaries in the ordinary course of business;

(ii)            [reserved]; and

(jj)            other Liens with respect to property or assets of the Parent or any Subsidiary securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (jj), immediately after giving effect to the incurrence of such Liens, would not exceed $37,500,000 and (y) Permitted Refinancing Indebtedness incurred to Refinance obligations secured pursuant to preceding clause (x); provided that, in each case, (i) such Liens shall not constitute Other First Liens, (ii) the First Lien Collateral Agent shall not be subject to any obligation (and shall not be authorized) to enter into an intercreditor agreement subordinating the Liens securing the Loan Obligations to any obligations secured by Liens incurred pursuant to this clause (jj) and (iii) to the extent such Liens constitute Junior Liens, such Liens are subject to a Permitted Junior Intercreditor Agreement.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (jj) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (jj), a Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause. For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified). In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. Notwithstanding the foregoing, it is acknowledged and agreed that Liens on Collateral that are Junior Liens or Other First Liens shall at all times be justified under clause (b), (i) (in the case of Junior Liens), (ff), (gg) or (jj) above, as applicable.

Section 6.03            Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned by the Parent or any Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 360 days of the acquisition of such property, and (b) with respect to any other property owned by the Parent or any Subsidiary, (x) if the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.09(b) and (y) with respect to all Sale and Lease-Back Transactions pursuant to this clause (b), the requirements of the last two paragraphs of Section 6.05 shall apply to such Sale and Lease-Back Transaction to the extent provided therein.

Section 6.04            Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of, or any capital contribution in or to, any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)            Investments to effect the Transactions;

(b)            (i) Investments (x) by the Parent, any Borrower or any Subsidiary in the Equity Interests of any Subsidiary as of the Closing Date and set forth on Part A of Schedule 6.04 and (y) by the Parent, any Borrower or any Subsidiary consisting of intercompany loans from the Parent, any Borrower or any Subsidiary to the Parent, any Borrower or any Subsidiary as of the Closing Date and set forth on Part B of Schedule 6.04; provided that to the extent any such intercompany loan that is owing by a non-Subsidiary Loan Party to the Parent, any Borrower or any Subsidiary Loan Party (the “Scheduled Loans”) (or any additional Investments made by the Parent, any Borrower or any Subsidiary Loan Party pursuant to this proviso) is repaid after the Closing Date or the Parent, any Borrower or any Subsidiary Loan Party receives, after the Closing Date, any dividend, distribution, interest payment, return of capital, repayment or other amount in respect of any scheduled Investment in the Equity Interests of any non-Subsidiary Loan Party (a “Return of Scheduled Equity”), then additional Investments may be made by the Parent, any Borrower or any Subsidiary Loan Party in any non-Subsidiary Loan Party in an aggregate amount up to the amount actually received by the Parent, any Borrower or any Subsidiary Loan Party after the Closing Date as payment in respect of such Investments; provided further that in no event will the aggregate amount of additional Investments made by the Parent, any Borrower or any Subsidiary Loan Party in non-Subsidiary Loan Parties pursuant to this proviso exceed the sum of the original principal amount of the Scheduled Loans on the Closing Date and the aggregate amount of Returns of Scheduled Equity; (ii) Investments in the Parent, any Borrower or any Subsidiary Loan Party; provided that, subject to Schedule 5.12, all amounts owing by the Borrowers or any Guarantor to any Subsidiary that is not a Guarantor in respect of such Investments shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement substantially in the form of Exhibit F hereto or otherwise reasonably satisfactory to the Administrative Agent and a Borrower; (iii) Investments by any Subsidiary that is not a Borrower or Guarantor in any Subsidiary that is not a Borrower or Guarantor; (iv) Investments by the Parent, any Borrower or any Subsidiary Loan Party in any Subsidiary that is not a Borrower or Guarantor in an aggregate amount for all such outstanding Investments made after the Closing Date not to exceed $250,000,000 (net of any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by any Loan Party (whether or not such Loan Party made such Investment) in connection with any such Investment pursuant to clause (iv) (excluding any returns in excess of the amount originally invested)); provided that any such Investments shall (I) comprise intercompany transactions undertaken in good faith (as certified by a Responsible Officer of a Borrower) for the purpose of (x) facilitating ordinary course of business intercompany cash management of the Parent and its Subsidiaries, (y) properly capitalizing one or more Subsidiaries that are not Borrowers or Guarantors either in connection with the Transactions or in the ordinary course of business or (z) improving the consolidated tax or operational efficiency of the Parent and its Subsidiaries, in each case, not for the purpose of circumventing any covenant set forth herein and not to facilitate an external financing or exchange transaction and (II) be made solely in the form of cash, notes, receivables, payables or securities; (v) other intercompany liabilities amongst the Borrowers and the Guarantors incurred in the ordinary course of business; (vi) other intercompany liabilities amongst Subsidiaries that are not Guarantors incurred in the ordinary course of business in connection with the cash management operations of such Subsidiaries; and (vii) Investments by the Parent or any Subsidiary Loan Party in any Subsidiary that is not a Loan Party consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other Subsidiary that is not a Loan Party held directly by the Parent or such Subsidiary Loan Party in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Subsidiary to which such contribution or other Disposition is made or (y) an exchange of Equity Interests of any other Subsidiary that is not a Loan Party for Indebtedness of such Subsidiary; provided that immediately following the consummation of an Investment pursuant to preceding clause (x) or (y), the Subsidiary whose Equity Interests or Indebtedness are the subject of such Investment remains a Subsidiary;

(c)            Permitted Investments and Investments that were Permitted Investments when made;

(d)            Investments arising out of the receipt by the Parent, any Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e)            loans and advances to officers, directors, employees or consultants of the Parent, any Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $10,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Parent solely to the extent that the amount of such loans and advances shall be contributed to the Parent in cash as common equity;

(f)             accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)            Hedging Agreements entered into for non-speculative purposes;

(h)            Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Closing Date and set forth on Part C of Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i)             Investments resulting from pledges and deposits and other Liens under Sections 6.02(f), (g), (n), (q), (r), (dd) and (jj);

(j)             other Investments by the Parent or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) $100,000,000, plus (Y) so long as (1) no Default or Event of Default shall have occurred and be continuing and (2) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 2.25 to 1.00, and taking into account any Restricted Payments made pursuant to Section 6.06(d) utilizing the Available Amount, any portion of the Available Amount on the date of such election that a Borrower elects to apply to this Section 6.04(j)(Y) in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied, plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of a Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j); provided, further, that no more than $25,000,000 in aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) of Investments made in reliance on this clause (j) shall be made in non-Loan Party Subsidiaries or Unrestricted Subsidiaries (including Investments arising as a result of the designation of a Subsidiary as an Unrestricted Subsidiary equal to the Fair Market Value of the Parent’s (or its Subsidiaries’) Investments in such Subsidiary at the date of designation);

(k)            Investments constituting Permitted Business Acquisitions;

(l)             Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Parent or a Subsidiary as a result of a foreclosure by the Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m)           Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Parent or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)            acquisitions by the Parent, any Borrower or any Subsidiary of obligations of one or more officers or other employees of the Parent, any Borrower or any of the Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Parent, so long as no cash is actually advanced by any Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o)            Guarantees by the Parent, any Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (a), (b), (e), (f), (g), (h), (i), (j), (k) or (l) of the definition thereof, in each case entered into by the Parent, any Borrower or any Subsidiary in the ordinary course of business;

(p)            Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Stock) of the Parent; provided, that the issuance of such Equity Interests are not included in any determination of the Available Amount;

(q)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r)             Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(s)            advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or such Subsidiary;

(t)             Investments by the Parent and the Subsidiaries, if the Parent or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(g) in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(g) for all purposes of this Agreement);

(u)            Investments consisting of Permitted Receivables Facility Assets arising as a result of Qualified Receivables Facilities;

(v)            Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons, in each case in the ordinary course of business;

(w)           to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(x)             Investments received substantially contemporaneously in exchange for Qualified Equity Interests of the Parent; provided, that the issuance of such Qualified Equity Interests are not included in any determination of the Available Amount;

(y)            Investments in joint ventures (but not, for the avoidance of doubt, Subsidiaries); provided that the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) of Investments made pursuant to this Section 6.04(y) shall not exceed the sum of (A) $50,000,000, plus (B) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested); provided, that if any Investment pursuant to this Section 6.04(y) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of a Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(y); and

(z)             Investments consisting of Guarantees of Indebtedness of joint ventures, in an aggregate outstanding principal amount (plus, without duplication, the aggregate amount of unreimbursed payments made pursuant to any such Guarantee) not to exceed $50,000,000.

For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (z) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (z), a Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if made at such later time), such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that (1) all Investments described in Schedule 6.04 shall be deemed outstanding under Section 6.04(b) or Section 6.04(h), as applicable and (2) notwithstanding the foregoing, Investments in Unrestricted Subsidiaries (including Investments arising as a result of the designation of a Subsidiary as an Unrestricted Subsidiary and Investments received in connection with a Disposition of assets to an Unrestricted Subsidiary) may only be made pursuant to Section 6.04(j); provided, further, that upon re-designation of an Unrestricted Subsidiary as a Subsidiary, any Investment therein may be permitted pursuant to any category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (z).

Any Investment in any person other than the Parent, a Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything to the contrary set forth in this Section 6.04, no material Investment may be made after the Closing Date pursuant to Section 6.04(b) or (j) by a Loan Party to a Subsidiary or an Unrestricted Subsidiary unless (i) all Equity Interests issued by such Subsidiary or Unrestricted Subsidiary and held by Loan Parties constitute Collateral, (ii) a Borrower determines in good faith that such pledge or charges of Equity Interests issued by such Subsidiary or Unrestricted Subsidiary (1) could reasonably be expected to result in the Parent or any of its Subsidiaries incurring any material Tax or other cost (other than a de minimis cost) or any disruption in the operations or internal financing activities of the Parent and its Subsidiaries, (2) is not permitted by, or could reasonably be expected to cause any officers, directors or employees of the Parent or any of its Subsidiaries to become subject to related liabilities under any, applicable Requirement of Law or (iii) all Equity Interests issued by such Subsidiary or Unrestricted Subsidiary and held by Loan Parties would constitute “Excluded Securities” pursuant to clause (c) of the definition thereof.

Notwithstanding anything to the contrary set forth in this Section 6.04, no Loan Party shall make any Investment in any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary if the consideration paid by such Loan Party to such Subsidiary (other than a Loan Party) or such Unrestricted Subsidiary in respect of such Investment constitutes Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.05            Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a)            (i) the purchase and Disposition of inventory in the ordinary course of business by the Parent or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Parent or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by a Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Parent or any Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b)            if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary (other than any Borrower) with or into a Borrower in a transaction in which such Borrower is the survivor, (ii) the merger, amalgamation or consolidation of any Subsidiary (other than any Borrower) with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party organized in a Qualified Jurisdiction and, in the case of each of clauses (i) and (ii), no person other than a Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than any Borrower) if (x) a Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (y) the same meets the requirements contained in the proviso to Section 5.01(a), (v) any Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party (and organized in a Qualified Jurisdiction if the merging, consolidating or amalgamating subsidiary was a Loan Party organized in a Qualified Jurisdiction) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c)            Dispositions to the Parent or a Subsidiary; provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d)            Sale and Lease-Back Transactions permitted by Section 6.03;

(e)            Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f)             the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g)            other Dispositions of assets to persons other than the Parent and its Subsidiaries; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.09(b) to the extent required thereby and (ii) any such Dispositions shall comply with the final sentence of this Section 6.05;

(h)            Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving a Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i)             leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j)             Dispositions of inventory in the ordinary course of business or Dispositions or abandonment of Intellectual Property of the Parent and its Subsidiaries determined in good faith by the management of a Borrower to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Parent or any of the Subsidiaries;

(k)            acquisitions and purchases made with the proceeds of any Recovery Event pursuant to clause (b) of the definition of “Net Proceeds”;

(l)             the purchase and Disposition (including by capital contribution) of Permitted Receivables Facility Assets pursuant to Qualified Receivables Facilities;

(m)           any exchange or swap of assets (other than cash and Permitted Investments) for services and/or other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Parent and the Subsidiaries as a whole, determined in good faith by the management of a Borrower; and

(n)            other transactions effected (including mergers, consolidations or acquisitions of “shell” entities) for the sole purpose of reincorporating or reorganizing the Parent or any Subsidiary (other than any Borrower) under the laws of the United States of America or any State thereof or the District of Columbia, Switzerland, the United Kingdom or any jurisdiction that is a member state of the European Union as of the Closing Date, in each case, as applicable; provided that (i) a Borrower shall have provided the Administrative Agent with reasonable advance notice of any transactions as described above in this clause (n), (ii) subject to the Agreed Guarantee and Security Principles, the Lux Borrower shall ensure that, if the respective entity subject to any action described above was a Guarantor, the applicable reincorporated or reorganized entity shall be a Guarantor and shall grant a security interest in substantially all of those of its assets that constituted part of the Collateral immediately prior to such reincorporation or reorganization and (iii) the Administrative Agent shall have concluded (acting reasonably) that, after giving effect to any replacement guarantees and security to be provided pursuant to preceding clause (ii), such transactions are not adverse to the Lenders in any material respect (it being understood and agreed that such a reincorporation or reorganization into any of the United States of America or any State thereof or the District of Columbia, Switzerland, the United Kingdom or any jurisdiction that is a member state of the European Union as of the Closing Date shall be permitted if the requirements of preceding clauses (i) and (ii) are satisfied).

Notwithstanding anything to the contrary contained in Section 6.05, no Disposition of assets under Section 6.05(g) or, solely with respect to Sale and Lease-Back Transactions referred to in clause (b) of Section 6.03, under Section 6.05(d), or pursuant to the immediately preceding sentence, shall in each case be permitted unless (i) such Disposition is for Fair Market Value, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $10,000,000 or to other transactions involving assets with a Fair Market Value of not more than $35,000,000 in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Parent’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Parent or such Subsidiary from the transferee that are converted by the Parent or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Parent or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed $120,000,000 (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding anything to the contrary contained in this Section 6.05 or, with respect to Sale and Lease-Back Transactions referred to in clause (b) of Section 6.03, under Section 6.05(d), shall not permit any Loan Party to make any Disposition of Material Intellectual Property to any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.06           Dividends and Distributions. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (including any repayment by a Subsidiary that is not a Loan Party of any Indebtedness of a direct or indirect parent company that is a Loan Party) (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares), (ii) make any voluntary principal prepayment on, or voluntarily redeem, repurchase, defease or otherwise acquire or retire for value (including through a tender offer, open market purchase or debt-for-debt exchange), in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness, Indebtedness for borrowed money (or Indebtedness evidenced by bonds, debentures, notes or similar instruments) secured by Junior Liens or unsecured Indebtedness for borrowed money (or Indebtedness evidenced by bonds, debentures, notes or similar instruments), and any guarantees of any of the foregoing, of the Parent or any Loan Party (other than the prepayment, redemption, repurchase, defeasance, acquisition or retirement (including through a tender offer, open market purchase or debt-for-debt exchange) of (A) Subordinated Indebtedness, Indebtedness secured by Junior Liens or unsecured Indebtedness, in each case in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year after the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness owed to the Parent or any Subsidiary thereof) (such prepayments, redemptions, repurchases, defeasance, acquisitions or retirements described in this clause (ii), “Restricted Debt Payments”) or (iii) make any voluntary prepayment on, or voluntarily repurchase, defease or otherwise acquire or retire for value (including through a purchase for cash or exchange for debt) any payment obligations with respect to the DOJ Settlement prior to any scheduled payment (other than any prepayment, repurchase, defeasance, acquisition or retirement for an installment due within six months after the date of such prepayment, repurchase, defeasance, acquisition or retirement) (such prepayments, repurchases, defeasances, acquisitions or retirements described in this clause (iii), “Restricted Settlement Payments”; and, collectively, all of the foregoing in clauses (i), (ii) and (iii), “Restricted Payments”); provided, however, that:

(a)            Restricted Payments may be made to the Parent or any Subsidiary (provided that Restricted Payments made by a non-Wholly Owned Subsidiary to the Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Parent or such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);

(b)            Restricted Payments may be made by the Parent to purchase or redeem the Equity Interests of the Parent (including related stock appreciation rights or similar securities) issued pursuant to the management incentive plan contemplated by the Plan of Reorganization or any other compensation, benefit or stock ownership plan approved by the Board of Directors of Parent;

(c)            any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(d)            so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 2.25 to 1.00 and taking into account any outstanding Investments made pursuant to Section 6.04(j)(Y) utilizing the Available Amount, Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that the Parent elects to apply to this Section 6.06(d), which such election shall (unless such Restricted Payment is made pursuant to clause (a) of the definition of Available Amount) be set forth in a written notice of a Responsible Officer of a Borrower, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(e)            Restricted Payments may be made in connection with the consummation of the Transactions;

(f)             Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g)            other Restricted Payments may be made in an aggregate amount from and after the Closing Date not to exceed $25,000,000;

(h)            [reserved];

(i)             [reserved];

(j)             Restricted Debt Payments may be made with the net proceeds of, or with, Indebtedness of Loan Parties permitted to be incurred pursuant to Section 6.01 (“Restricted Debt Payment Indebtedness”) that (i) constitutes Subordinated Indebtedness, (ii) is secured by Junior Liens or (iii) is unsecured, in each case so long as (1) the final maturity date of such Restricted Debt Payment Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness subject to such Restricted Debt Payment (“Repaid Indebtedness”) and (y) the Latest Maturity Date in effect at the time of incurrence thereof, and (2) the Weighted Average Life to Maturity of such Restricted Debt Payment Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Repaid Indebtedness and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity;

(k)            Restricted Settlement Payments may be made with the net proceeds of, or with, Indebtedness of Loan Parties permitted to be incurred pursuant to Section 6.01 (“Restricted Settlement Payment Indebtedness”) that (i) constitutes Subordinated Indebtedness, (ii) is secured by Junior Liens or (iii) is unsecured, in each case so long as the Weighted Average Life to Maturity of such Restricted Settlement Payment Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the DOJ Settlement and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity; and

(l)             purchases of Permitted Receivables Facility Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Receivables Facility and the payment or distribution of Securitization Fees.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

Notwithstanding anything to the contrary set forth in this Section 6.06, no Loan Party shall make any Restricted Payment to any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary in the form of Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary or Unrestricted Subsidiary.

Section 6.07           Transactions with Affiliates. (a)  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Parent, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $5,000,000 unless such transaction is (i) (x) otherwise permitted (or required) under this Agreement or (y) upon terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Parent or such Subsidiary in good faith, and (ii) with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate consideration in excess of $25,000,000, the Parent or a Borrower delivers to the Agent a resolution adopted in good faith by the majority of the Board of Directors of the Parent or such Borrower, approving such Affiliate transaction and set forth in a certificate of a Responsible Officer of the Lux Borrower certifying that such Affiliate Transaction complies with clause (i) above.

(b)            The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Parent,

(ii)            loans or advances to employees or consultants of the Parent or any of the Subsidiaries in accordance with Section 6.04(e),

(iii)           transactions among the Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Parent or a Subsidiary is the surviving entity),

(iv)          the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Parent and the Subsidiaries in the ordinary course of business,

(v)           the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $5,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Parent in good faith),

(vi)          (A) any employment agreements entered into by the Parent or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)         Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.04,

(viii)        transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(ix)           any transaction in respect of which the Parent delivers to the Administrative Agent a letter addressed to the Board of Directors of the Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Parent qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Parent or such Subsidiary, as applicable, from a financial point of view,

(x)            transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi)           transactions pursuant to any Qualified Receivables Facility,

(xii)          transactions between the Parent or any of the Subsidiaries and any person, a director of which is also a director of the Parent; provided, however, that (A) such director abstains from voting as a director of the Parent on any matter involving such other person and (B) such person is not an Affiliate of the Parent for any reason other than such director’s acting in such capacity,

(xiii)         transactions permitted by, and complying with, the provisions of Section 6.05 (other than Section 6.05(m)),

(xiv)         intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Parent) for the purpose of improving the consolidated tax efficiency of the Parent and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein,

(xv)          payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement, and

(xvi)         transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or otherwise in compliance with the terms of this Agreement that are fair to the Parent or the Subsidiaries.

Section 6.08           Business of the Parent and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.

Section 6.09           Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or other distributions or the making of cash advances to the Parent or any Material Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Parent or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(a)            restrictions imposed by applicable law;

(b)            contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or contained in any Indebtedness outstanding pursuant to Section 6.01(z), or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by a Borrower);

(c)            any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d)            customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e)            any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f)             any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by a Borrower);

(g)            customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h)            customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i)             customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(j)             customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k)            customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(l)             customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as a Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent and its Subsidiaries to meet their ongoing obligations;

(m)           any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n)            restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party (so long as such restrictions only relate to non-Loan Parties);

(o)            customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p)            restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(q)            restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;

(r)             restrictions contained in the DOJ Settlement; and

(s)            any encumbrances or restrictions of the type referred to in clause (i) or (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Parent, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

For purposes of determining compliance with Section 6.09, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other capital stock shall not be deemed a restriction on the ability to make distributions on capital stock and (ii) the subordination of loans or advances made to the Parent or a Subsidiary to other Indebtedness incurred by the Parent or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 6.10           Fiscal Year. In the case of the Parent, permit any change to its fiscal year; provided that the Parent and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as a Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize either Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.11           Amendment to DOJ Settlement. (a)  Modify, amend or waive any term of the DOJ Settlement that results in (i) total scheduled cash payments by the Loan Parties in respect of the DOJ Settlement to exceed the aggregate amount of such payments contemplated pursuant to such agreements as in effect on the Closing Date (without giving effect to any subsequent amendments, modifications or waivers thereto), or (ii) the acceleration of the timing of any fixed scheduled payment due under the DOJ Settlement, (b) make any Restricted Settlement Payment in respect of a portion less than all of the remaining payments in respect of the DOJ Settlement, other than with any portion of the Cumulative Parent Qualified Equity Proceeds Amount or (c) cause any Subsidiary (other than the Loan Parties) to guarantee the obligations in respect of the DOJ Settlement.

Section 6.12           Limitation on Transfers to Mallinckrodt Holdings GmbH. (i) Dispose of any material property or assets (including through the making of any material Investment) to Mallinckrodt Holdings GmbH, Sucampo Finance Inc. or any of their respective Subsidiaries, other than pursuant to the intercompany receivables and/or promissory notes owned by Mallinckrodt Holdings GmbH or Sucampo Finance Inc. existing on the Closing Date and set forth on Schedule 6.01 (or not required to be set forth thereon) (collectively, the “Existing Intercompany Receivables”), (ii) permit either (A) Mallinckrodt Holdings GmbH and its Subsidiaries or (B) Sucampo Finance Inc. and its Subsidiaries, in each case when taken collectively as if constituting a single Subsidiary (but excluding the Existing Intercompany Receivables), to constitute a Material Subsidiary or (iii) permit Mallinckrodt Holdings GmbH, Sucampo Finance Inc. or their respective Subsidiaries to incur any material Indebtedness owed to unaffiliated third parties, or guarantee any material Indebtedness owed to any unaffiliated third-parties, in each of clauses (i) through (iii), unless Mallinckrodt Holdings GmbH or Sucampo Finance Inc., as applicable, shall become a Loan Party.

Article VII

Events of Default

Section 7.01           Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)            any representation or warranty made or deemed made by the Parent, any Borrower or any Subsidiary Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 30 days after notice thereof from the Administrative Agent to the Parent;

(b)            default shall be made in the payment of any principal of any Loan when and as such Loan shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)            default shall be made in the payment of (i) any interest on any Loan in respect of any Loan or (ii) the Applicable Premium, any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, in each case under this clause (c) when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days (in the case of clause (ii), after notice thereof from the Administrative Agent (acting following notice from any Lender) to the Lux Borrower);

(d)            default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in, Section 5.01(a) (solely with respect to the Parent and the Borrowers), 5.05(a), 5.08, 5.12 or in Article VI;

(e)            default shall be made in the due observance or performance by the Parent, any Borrower or any of the Subsidiary Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Lux Borrower;

(f)             (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee, agent or administrator on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, prepaid or repaid (subject to the terms of this Agreement), or any such event or condition having been cured promptly; (ii) the Parent or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness on the date due; or (iii) any event or condition occurs that results in any Qualified Receivables Facility terminating or the full amount thereof becoming due prior to its scheduled maturity, or any Qualified Receivables Facility is declared to be terminated or due and payable in full, or required to be prepaid, purchased or defeased in full, in each case prior to the stated maturity thereof without such Qualified Receivables Facility having been discharged, prepaid or repaid (subject to the terms of this Agreement), or any such event or condition having been cured promptly; provided, that this clause (f) shall not apply to any Indebtedness, in each case that becomes due or is required to be prepaid, repurchased, redeemed or defeased (or enables or permits the holder or holders thereof or any trustee, agent or administrator on its or their behalf), in each case as a result of the Disposition of (or the occurrence of a Recovery Event with respect to) property or assets, the receipt of any “excess cash flow” or similar concept or the occurrence of a “change of control” or similar event, if (1) in the case of a Disposition, such Disposition is permitted hereunder and under the documents providing for such Indebtedness and (2) payments are made in accordance with the terms of such Indebtedness (giving effect to any applicable grace period);

(g)            there shall have occurred a Change of Control;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Parent, any of the Material Subsidiaries or any other Loan Party, or of a substantial part of the property or assets of the Parent, any Material Subsidiary or any Loan Party, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, process adviser, liquidator or similar official for the Parent, any of the Material Subsidiaries, or any Loan Party or for a substantial part of the property or assets of the Parent, any of the Material Subsidiaries or any Loan Party, (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement or other relief of the Parent, any of the Material Subsidiaries or any Loan Party (except in a transaction otherwise permitted hereunder) or (iv) in the case of a Lux Loan Party, a court ordered liquidation (liquidation judiciaire); and in each case such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)             the Parent, any Material Subsidiary or any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, process adviser, liquidator or similar official for the Parent, any of the Material Subsidiaries or any Loan Party or for a substantial part of the property or assets of the Parent, any of the Material Subsidiaries or any Loan Party (except, with respect to a Foreign Subsidiary at such time, if such an official is customarily appointed in connection with a voluntary winding up, liquidation or dissolution under the laws of such Foreign Subsidiary’s jurisdiction of organization (other than pursuant to any applicable bankruptcy, insolvency or similar law)), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable or fail generally to pay its debts as they become due or (vii) in the case of a Lux Loan Party, become subject to a Luxembourg Insolvency Event;

(j)             the failure by any Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $25,000,000, which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of the Parent or any Material Subsidiary to enforce any such judgment;

(k)            (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Parent or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l)             (i) any Loan Document shall for any reason be asserted in writing by the Parent, any Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Parent or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges or charges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the U.S. Collateral Agreement or to file Uniform Commercial Code continuation statements or take actions described in on Schedule 3.04 (or their equivalent in any applicable jurisdiction) (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), or (iii) the Guarantee of the Parent, or a material portion of the Guarantees pursuant to the Loan Documents by the Subsidiary Loan Parties guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Parent or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(m)           any Loan Party shall fail to make any payment of deferred settlement obligations or interest (but not professional fees or expenses) required by, or shall otherwise materially breach (in a fashion that would reasonably be expected to cause the termination of), the DOJ Settlement and such failure or breach shall be continuing without having been cured promptly; or

(n)            there is an Event of Default under, and as defined in, the Second-Out Notes Indenture;

then, and in every such event (other than an event with respect to the Parent, a Borrower or another Loan Party described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders (or, in the case of any such event arising from a default described in clause (b) or (c) above solely with respect to the First-Out Term Facility and not with respect to the Second-Out Term Facility (a “First-Out Term Facility Payment Default”), at the request of the Majority Lenders with respect to the First-Out Term Facility), shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments (or, in the case of any First-Out Term Facility Payment Default, terminate forthwith the Commitments in respect of the First-Out Term Facility) and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable (or, in the case of any First-Out Term Facility Payment Default, declare the First-Out Term Loans then outstanding to be forthwith due and payable in whole or in part, in which case any such principal not so declared to be due and payable may thereafter be declared to be due and payable) whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees, the Applicable Premium (solely to the extent set forth in the immediately following paragraph) and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document with respect thereto, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Parent and each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Parent, a Borrower or another Loan Party described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees, the Applicable Premium (solely to the extent set forth in the immediately following paragraph) and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Without limiting the generality of the foregoing in this Section 7.01, it is understood and agreed that if the Initial Term Loans (or, in the case of any First-Out Term Facility Payment Default, the First-Out Term Loans) are accelerated as a result of an Event of Default pursuant to Section 7.01(b), (c), (g), (h) or (i) prior to the second anniversary of the Closing Date, the part of the Initial Term Loans (or, in the case of any First-Out Term Facility Payment Default, the First-Out Term Loans) that become due and payable shall include the Applicable Premium determined as of such date as if such part of the Initial Term Loans (or, in the case of any First-Out Term Facility Payment Default, the First-Out Term Loans) were voluntarily prepaid pursuant to Section 2.09(a) on such date, which shall become immediately due and payable by the Loan Parties and shall constitute part of the Obligations as if such part of the Initial Term Loans (or, in the case of any First-Out Term Facility Payment Default, the First-Out Term Loans) were being voluntarily prepaid or repaid as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Term Lender’s lost profits and actual damages as a result thereof. The Applicable Premium shall also be automatically and immediately due and payable if and to the extent the Initial Term Loans (or First-Out Term Loans, as applicable) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means in connection with an Event of Default described in the preceding sentence, including, without limitation, under a plan of reorganization or similar manner in any bankruptcy, insolvency or similar proceeding. If the Applicable Premium becomes due and payable, the Applicable Premium shall be deemed to be principal of the Initial Term Loans (or, in the case of any First-Out Term Facility Payment Default, the First-Out Term Loans) and interest shall accrue on the full principal amount of the Initial Term Loans or First-Out Term Loans, as applicable (including the Applicable Premium), from and after the applicable triggering event. The Applicable Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Term Lender as the result of the early repayment or prepayment of the relevant part of the Initial Term Loans (and not unmatured interest or a penalty) and each of the Borrowers and the other Loan Parties agrees that it is reasonable under the circumstances currently existing. EACH OF THE BORROWERS AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Borrowers and the other Loan Parties expressly agree (to the fullest extent they may lawfully do so) that: (A) the Applicable Premium is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall each be payable under the circumstances described herein notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between the Term Lenders, the Borrowers and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium under the circumstances described herein; (D) any such Loan Party shall not challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Applicable Premium or any similar or comparable prepayment fee under the circumstances described herein, and such Loan Party shall be estopped from raising or relying on any judicial decision or ruling questioning the validity or enforceability of any prepayment fee similar or comparable to the Applicable Premium, and (E) the Borrowers and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Borrowers and the other Loan Parties expressly acknowledge that its agreement to pay or guarantee the payment of the Applicable Premium to the Term Lenders as herein described are individually and collectively a material inducement to the Term Lenders to make available (or be deemed to make available) the Initial Term Loans and the Initial Term Loan Commitments hereunder.

Article VIII

The Agents

Section 8.01           Appointment.

(a)            Each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby irrevocably designates and appoints each Co-Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents (other than the Security Documents) and the Collateral Agent as the agent of such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such respective capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, including for the avoidance of doubt the entering into of any parallel obligations provisions under any Loan Documents for purpose of holding security governed by the law of any jurisdiction outside the United States; provided, that the appointment of Seaport as a Co-Administrative Agent is solely with respect to its capacity in processing assignments of the Term Loans under this Agreement (and Seaport shall not be required to, or have any duty to or responsibility for, acting in any other capacities, without its prior written consent). In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to each of the Administrative Agent and the Collateral Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. The provisions of this Article (other than the final paragraph of Section 8.12 hereof) are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions.

(b)            In furtherance of the foregoing, each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Section 8.02           Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any such agents, employees or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Parent or any Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Parent or such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03           Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability (unless such Agent receives an indemnification and is exculpated in a manner satisfactory to it from the applicable Lenders with respect to such action) or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws, provided, that such Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided and (c) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent in accordance with Section 8.05. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04           Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to Parent or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent in accordance with Section 9.04. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless (a) it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), in each case as it deems appropriate or (b) it shall first be indemnified to its satisfaction by the Lenders of the relevant Class or Classes requesting such action against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05           Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, the Parent or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent or the Collateral Agent, as applicable, shall have received such directions, the Administrative Agent or the Collateral Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06           Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender as to any matter, including whether such Agent have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Agents and their respective Related Parties that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of their Related Parties.

Section 8.07           Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Parent or the Borrowers and without limiting the obligation of Parent or the Borrowers to do so), in the amount of its pro rata share (based on its outstanding Term Loans) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full, as determined immediately prior to such repayment in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08           Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09           Successor Administrative or Collateral Agent. The Administrative Agent may resign as Administrative Agent under this Agreement and the other Loan Documents upon 30 days’ notice to the Lenders, the Collateral Agent and the Borrowers. The Collateral Agent may resign as Collateral Agent under this Agreement and the other Loan Documents upon 30 days’ notice to the Lenders, the Administrative Agent and the Borrowers. The Required Lenders may remove the Administrative Agent as Administrative Agent upon 30 days’ notice to the Lenders, the Administrative Agent, the Collateral Agent and the Borrowers. Upon any such resignation or removal, then the Required Lenders shall have the right, subject to the reasonable consent of the Lux Borrower (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing), to appoint a successor agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable (except for any indemnity payments or other amounts owed to the retiring or removed Agent), and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is 30 days following either (x) a retiring Administrative Agent’s or Collateral Agent’s notice of resignation or (y) the Required Lenders’ notice of removal of the Administrative Agent, such resignation or removal shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding the preceding sentence, if the Required Lenders notify the Lenders, the retiring or removed Administrative Agent and the Borrowers on or after the date that is 15 days after the date of the applicable notice of resignation or removal and prior to the date of appointment of a successor Administrative Agent that the Required Lenders are unable to agree on a successor Administrative Agent, then (i) the Lenders, (ii) the retiring or removed Administrative Agent, (iii) successor administrative agents selected by each of the Required Lenders, (iv) the Collateral Agent and (v) the Loan Parties shall each take all such actions (including (A) the entrance into amendments to, or replacements of, this Agreement and the other Loan Documents and (B) the entrance into new loan, guarantee and security documents) as may be reasonably necessary to cause the Loans and the obligations related thereto to be set forth in this Agreement and the other Loan Documents. After any retiring or removed Administrative Agent’s resignation or removal as Administrative Agent or any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its Subagents and their respective Related Parties while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents.

Section 8.10           [Reserved].

Section 8.11           Security Documents and Collateral Agent. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

Subject to Section 9.08 in all respects, the Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent and the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Intercreditor Agreement, any Permitted First Lien Intercreditor Agreement and any other intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under (1) any of Sections 6.02(c), (i), (j), (v) and/or (z) (and in accordance with the relevant requirements thereof) and (2) any other provision of Section 6.02 (other than with respect to a Permitted Junior Intercreditor Agreement, to the extent any such intercreditor or subordination agreement is expressly contemplated thereby) (it being acknowledged and agreed that the Collateral Agent shall be under no obligation to execute any Intercreditor Agreement pursuant to this clause (2), and may elect to do so, or not do so, in its sole and absolute discretion (at the Direction of the Required Lenders or, to the extent required by Section 9.08(b)(viii), the consent of each affected Lender)) (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Administrative Agent and the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Lux Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Administrative Agent and/or the Collateral Agent, as applicable, shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (j), (v) or (z) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Lux Borrower; provided, that prior to any such request, the Lux Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Lux Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09.

Section 8.12           Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Parent or any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator, examiner, process adviser or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent, the Borrowers, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under the other Loan Documents (other than the Security Documents) may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 8.13           Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.

Section 8.14           Swiss Collateral. In relation to the Swiss Security Documents:

(a)            The Collateral Agent shall hold:

(i)            any security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) security;

(ii)            the benefit of this Section 8.14; and

(iii)           any proceeds and other benefits of such security, as fiduciary (treuhänderisch) in its own name but for the account of all relevant Secured Parties which have the benefit of such security in accordance with this Agreement and the respective Swiss Security Document; and

(b)            Each present and future Secured Party hereby authorizes the Collateral Agent:

(i)            to (A) accept and execute in its name and for its account as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document for the benefit of such Secured Party and (B) hold, administer and, if necessary, enforce any such security on behalf of each relevant Secured Party which has the benefit of such security;

(ii)            to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Security Document which creates or evidences or is expressed to create or evidence a pledge or any other Swiss law accessory (akzessorische) security;

(iii)           to effect as its direct representative (direkter Stellvertreter) any release of a security created or evidenced or expressed to be created or evidenced under a Swiss Security Document in accordance with this Agreement; and

(iv)           to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Collateral Agent hereunder or under the relevant Swiss Security Document.

Section 8.15           Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 30 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.15 and be held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender or Secured Party shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.15(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

(d)            (i)  In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with the immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)            Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)             To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Article IX

Miscellaneous

Section 9.01           Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Loan Party or the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)            if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)            Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Parent’s or a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Parent or such Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent or such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Parent or such Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02           Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Sections 2.13, 2.14, 2.15 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.03           Binding Effect. This Agreement shall become effective when it shall have been executed by the Parent, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Parent, the Borrowers, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04           Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i)  the Parent and the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent or a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)            (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent of:

(A)            the Lux Borrower (such consent not to be unreasonably withheld, delayed or conditioned), which consent, with respect to the assignment of a Term Loan, will be deemed to have been given if the Lux Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Lux Borrower shall be required (x) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or (y) if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, for an assignment to any person;

(B)            the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) the Lux Borrower pursuant to Section 2.23; and

(ii)            Assignments (but not pursuant to Section 2.23) shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans under any Facility, the amount of the applicable Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the applicable Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the applicable Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)            the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)            the Assignee shall not be a Borrower or any of the Borrowers’ Affiliates (other than, if applicable, any Permitted Holder) or Subsidiaries except in accordance with Section 2.23.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to any person that, at the time of such assignment or transfer, is a natural person. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrowers a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii)           Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee (but not with respect to any assignments pursuant to Section 2.23) thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.05 (subject to the limitations and requirements of those Sections, including, without limitation, the requirements of Sections 2.15(d) and 2.15(e))). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv)           The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Lender (solely as to its own holdings) and by primary counsel to the Required Lenders (on a confidential basis), at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.16(d) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c)            (i)  Any Lender may, without the consent of the Parent, any applicable Borrower or the Administrative Agent, sell participations in Loans and Commitments to one or more banks or other entities other than any person that, at the time of such participation, is the Parent or any of its Subsidiaries (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent, the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the limitations and requirements of those Sections and Section 2.17, including, without limitation, the requirements of Sections 2.15(d) and 2.15(e) (it being understood that the documentation required under Section 2.15(d) and 2.15(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.16(c) as though it were a Lender.

(ii)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)          A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lux Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Lux Borrower in order for the Lux Borrower to determine whether to provide its consent.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)            The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f)             Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of any Borrower or the Administrative Agent. Each of the Parent, each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)            Each purchase of Term Loans pursuant to Section 2.23 shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Lux Borrower shall, upon consummation of any such purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

(h)            On the Closing Date, $12,710,353.49 in aggregate principal amount of Second-Out Term Loans (the “Delayed Distribution Term Loans”) shall be issued in the name of the Administrative Agent to be held in trust by the Administrative Agent for holders of First Lien Notes Claims (as defined in the Plan of Reorganization) that were entitled to receive such Second-Out Term Loans under terms of the Plan of Reorganization, but did not provide sufficient information to the Administrative Agent and the applicable Distribution Agent (as defined in the Plan of Reorganization) to permit the issuance of such Second-Out Term Loans to such holders of First Lien Notes Claims on the Closing Date. The Delayed Distribution Term Loans are Second-Out Term Loans for all purposes under the Loan Documents and were issued on the Closing Date. The Administrative Agent shall hold such Delayed Distribution Term Loans (and any payments of any kind in respect thereof) in trust for the applicable holders of First Lien Notes Claims. Notwithstanding anything to the contrary set forth herein or otherwise, upon the delivery by any such holder of First Lien Notes Claims to the Administrative Agent and the applicable Distribution Agent of sufficient information to permit the issuance of the Delayed Distribution Term Loans to such holder, the Administrative Agent shall promptly make the required distribution to the applicable holder in accordance with the terms of the Plan of Reorganization by assigning the applicable Delayed Distribution Term Loans (together with all payments of any kind made in respect thereof) to such holder. Such holder shall not be required to make any payment to the Administrative Agent in respect of the assignment of such Delayed Distribution Term Loans. Such assignment shall not require the consent of the Lux Borrower or the Administrative Agent and the Administrative Agents hereby waives all processing and recording fees with respect thereto. Any Delayed Distribution Term Loans that have not been so assigned by the first anniversary of the Closing Date shall be automatically cancelled without further action by any person and all payments made in respect of such Delayed Distribution Term Loans shall be returned to the Lux Borrower. Notwithstanding the deemed issuance of any Delayed Distribution Term Loans pursuant to the provisions of this Agreement, neither the Administrative Agent nor any other Person shall have voting rights as a Lender under this Agreement or any Loan Document in respect of such Delayed Distribution Term Loans regarding any matters occurring prior to the date that the applicable holder of First Lien Notes Claims becomes a Lender under this Agreement through an assignment contemplated by this Section 9.04(h).

(i)             In the case of any assignment, transfer or novation by a Lender to a new Lender, or any participation by such Lender in favor of a Participant, of all or any part of such Lender’s rights and obligations under this Agreement or any of the other Loan Documents, such Lender, the Lux Loan Parties and the new Lender or Participant (as applicable) hereby agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of, this Agreement or any agreement referred to herein to which the Lux Borrower is a party (including any Security Document), any security created or guarantee given under or in connection with this Agreement or any other Loan Document shall be preserved and shall continue in full force and effect for the benefit of such new Lender or Participant (as applicable).

Section 9.05           Expenses; Indemnity. (a)  The Parent and the Borrowers hereby jointly and severally agree to pay (i) all reasonable and documented out-of-pocket expenses (including, subject to Section 9.05(c), Other Taxes) incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates, and the Required Lenders, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), the Chapter 11 Cases (including any appeals related thereto and implementation of the Plan of Reorganization), including the reasonable fees, charges and disbursements of (A) ArentFox Schiff LLP (or other primary counsel selected by the Administrative Agent and Collateral Agent), counsel for the Administrative Agent and Collateral Agent, (B) (1) with respect to fees, charges and disbursements accrued on or prior to the Closing Date and any fees, charges and disbursements accrued in connection with the satisfaction of the Parent’s and the Borrowers’ obligations under Section 5.12 and the preparation, review and implementation of documentation required thereunder, the Specified Lender Advisors (subject to any limitations on such reimbursement set forth in the Final DIP Order (including, without limitation, the 2025 Fee Cap (as defined in the Final DIP Order)) and (2) with respect to fees, charges and disbursements accrued after the Closing Date (other than as set forth in the foregoing sub-clause (1)), a single primary counsel selected by the Required Lenders (but not other primary counsel to any Lender), and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document, in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and including the fees, charges and disbursements of (A) a single primary counsel selected by the Required Lenders (but not other primary counsel to any Lender), (B) ArentFox Schiff LLP (or other primary counsel selected by the Administrative Agent and Collateral Agent), counsel for the Administrative Agent and Collateral Agent, and (C) if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for the Administrative Agent and the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Administrative Agent or Required Lenders affected by such conflict informs the Lux Borrower of such conflict and thereafter retains its own counsel, of another firm of such for the Administrative Agent or Required Lenders).

(b)            The Parent and the Borrowers agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent each Lender, each of their respective Affiliates, successors and assignors, and each of their respective Related Parties, (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Lux Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans, (iii) any violation of or liability under Environmental Laws by the Parent or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Parent or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Parent, a Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach in bad faith of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Parent, a Borrower or any of their Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, in their respective capacities as such). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Parent, any Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)            Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.15, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.15 and, to the extent set forth therein, Section 2.13.

(d)            To the fullest extent permitted by applicable law, neither the Parent nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 9.06           Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of Parent, the Borrowers or any Subsidiary against any of and all the obligations of Parent or any Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of Section 2.16(c). The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07           Applicable Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08           Waivers; Amendment. (a)  No failure or delay of the Administrative Agent, the Collateral Agent, or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by a Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on a Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.19, 2.20, 2.21 or 9.08(g), (y) in the case of this Agreement and any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Parent, each Borrower and the Required Lenders and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that, in each case, no such agreement shall:

(i)            decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, or decrease the Applicable Premium, or change the amount of interest, principal or the Applicable Premium payable in cash in respect of, any Loan without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or Fees at the applicable default rate set forth in Section 2.11(c);

(ii)            increase or extend the Commitment of any Lender or decrease the fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or mandatory prepayments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii)          extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend or waive any date on which payment of interest (other than interest payable at the applicable default rate of interest set forth in Section 2.11(c)) on any Loan, or the payment of the Applicable Premium (after the payment of such Applicable Premium has been triggered) or any Fees is due, or extend or waive the grace period with respect to the failure to pay interest, the Applicable Premium or other amounts under Section 7.01(c), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv)          amend the provisions of Section 2.08(a), Section 2.16(b), (c) or (d) or any other provision hereof in a manner that would by its terms alter the pro rata sharing or the order of application of payments required thereby (including any modification to the priority in right of payment of the First-Out Term Loans) without the prior written consent of each Lender adversely affected thereby (including, in the case of any alteration to the priority in right of payment of the First-Out Term Loans, the Lenders holding First-Out Term Loans);

(v)           except as provided in Sections 9.08(d) and (e), amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders”, “Supermajority Lenders (Greater)”, “Supermajority Lenders (Lesser)” or any other provision hereof or under any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the prior written consent of each Lender;

(vi)          except as provided in Section 9.18 as in effect immediately before giving effect to such waiver, amendment or modification, release all or substantially all of the Collateral or the Parent from its Guarantee or all or substantially all of the value of the Guarantees provided by the Loan Parties taken as a whole without the prior written consent of each Lender;

(vii)         subject to the other provisions of this Section 9.08(b), effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or Collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that (x) the Majority Lenders under the First-Out Term Facility may waive, in whole or in part, any prepayment required by Section 2.09 with respect to the First-Out Term Loans and (y) the Required Lenders may waive, in whole or in part, any prepayment required by Section 2.09 with respect to the Second-Out Term Loans, in each case of clauses (x) and (y), so long as the application of any prepayment or Commitment reduction required to be made is not changed);

(viii)        (A) subordinate the Loan Obligations in right of payment to any other Indebtedness or other Loan Obligations of any Loan Party (including through establishing any new First-Out Term Commitment or permitting the incurrence of (or increasing the principal amount of) First-Out Term Loans or Indebtedness that has the same lien and payment priority relative to the Second-Out Term Loans as the First-Out Term Loans in each case other than any Increased Amount in respect thereof or as permitted pursuant to this Agreement as in effect immediately prior to giving effect to such waiver, amendment or modification) or (B) except for (i) assets permitted to be secured by Liens described in clauses (a) (to the extent such Lien secures Permitted Refinancing Indebtedness (or, in the case of obligations that are not Indebtedness, any refinancing) in respect of Indebtedness or obligations existing on the Closing Date, which Indebtedness or obligations were secured by Liens senior in priority to the Liens securing the Loan Obligations), (c) (including Liens securing Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to Section 6.01(h), which Indebtedness was secured by Liens senior in priority to the Liens securing the Loan Obligations), (i), (j), (v) or (z) of Section 6.02 (each as in effect immediately before giving effect to such waiver, amendment or modification) or (ii) in accordance with a financing to one or more Loan Parties pursuant to Section 364 of the Bankruptcy Code or any similar bankruptcy or insolvency law (so long as each Lender affected thereby shall have been provided with a bona fide opportunity to provide such other indebtedness on the same terms and conditions, including receipt of fees and other similar benefits on a pro rata basis based on outstanding principal amount of the Term Loans), subordinate the Liens securing the Loan Obligations in priority to the Liens securing any other Indebtedness or other Loan Obligations of any Loan Party, in each case without the consent of each affected Lender;

(ix)           (1) amend or modify the definition of “Unrestricted Subsidiary”, (2) amend or modify any other provision of this Agreement to permit the creation or existence of Unrestricted Subsidiaries, or any Subsidiary that would be “unrestricted” or otherwise excluded from the requirements, taken as a whole, applicable to Subsidiaries pursuant to the Loan Documents, not permitted by the terms of this Agreement without giving effect thereto, (3) amend or modify any provision of this Agreement to permit additional Investments (including Guarantees of Indebtedness of) in, Restricted Payments or Dispositions to any Unrestricted Subsidiary not permitted by the terms of this Agreement without giving effect thereto or (4) amend or modify any provision of this Agreement to permit any transfer of Material Intellectual Property by any Loan Party to any Subsidiary (other than a Loan Party) or any Unrestricted Subsidiary not permitted by the terms of this Agreement without giving effect thereto, in each case without the consent of (A) so long as the transaction permitted by such amendment, modification or waiver has a bona fide business purpose or is undertaken in good faith for the purpose of material tax efficiencies (and, in each case, not to facilitate an external financing or exchange transaction), Supermajority Lenders (Greater) or (B) otherwise, each affected Lender;

(x)            amend, modify or waive the provisions of Section 2.08, Section 2.09, Section 2.23, Section 9.04 or any other provision of this Agreement or any other Loan Document, in each case to permit the consideration in any such Purchase Offer to consist of anything other than cash or to permit any Purchase Offer in respect of any Class to be made on a non-pro rata basis, or to permit any Second-Out Term Loans or any Other First Lien Debt to be prepaid or purchased in any such Purchase Offer while any First-Out Term Loans are outstanding (unless such First-Out Term Loans are repaid, prepaid, repurchased or otherwise discharged in full substantially concurrently with the consummation of such Purchase Offer), in each case, without the consent of each affected Lender;

(xi)           amend, modify or waive the provisions of Section 9.18(b) (or any similar provision in this Agreement or any other Loan Document providing for the release of Guarantees of the Obligations) without the consent of (A) so long as the release permitted by such amendment, modification or waiver has a bona fide business purpose or is undertaken in good faith for the purpose of material tax efficiencies (and, in each case, not to facilitate an external financing or exchange transaction), Supermajority Lenders (Greater) or (B) otherwise, each affected Lender;

(xii)          amend, modify or waive the provisions of Section 2.19(b) with respect to the right of holders of Incremental Term Loan Commitments, Incremental Term Loans and Other Incremental Term Loans to consent to any amendment, modification, waiver, consent or other action without the consent of each affected Lender;

(xiii)         subject to clause (viii)(A) above, amend, modify or waive any provision of this Agreement to permit the establishment of any Incremental Term Loan Commitment or incurrence of Incremental Term Loans (or establishment of commitments in respect of Indebtedness secured by Other First Liens or the incurrence of Indebtedness secured by Other First Liens) not permitted by the terms of this Agreement without giving effect thereto without the consent of the Supermajority Lenders (Lesser); or

(xiv)        amend the provisions of Section 9.28 or the last sentence of Section 9.08(b), in each case, without the prior written consent of each Lender adversely affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender. Notwithstanding anything herein to the contrary, with respect to any amendment, restatement, supplement, modification or waiver, the opportunity to participate on the same terms in such amendment, restatement, supplement, modification or waiver (and, in each case, the related transactions contemplated thereby) shall be offered on the same terms to each Lender (and on the same or better terms offered to each holder of Second-Out Notes for any comparable amendment, restatement, supplement, modification or waiver of the Second-Out Notes Indenture, regardless of whether any such amendment, restatement, supplement, modification or waiver is sought or obtained under this Agreement) (regardless of whether such Lender’s consent would otherwise be required to effect such amendment, restatement, supplement, modification or waiver), including any amendment to effectuate an increase in any Facility or permit the incurrence of any Indebtedness secured by Other First Liens, and each Lender shall have the right to participate in such amendment, restatement, supplement, modification or waiver (and, in each case, the related transactions contemplated thereby) on the same terms as each other Lender (and each holder of Second-Out Notes) and shall have the right to receive the same pro rata economics in such transaction and related transactions (including any fee, payment or other consideration including consent or backstop fees) paid to any Lender (or holder of Second-Out Notes) in any capacity (the requirement in this sentence, the “Lender Participation Rights”).

(c)            Without the consent of any Lender, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion (such discretion with respect to the Administrative Agent and the Collateral Agent to be exercised at the Direction of the Required Lenders), or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens or (to the extent necessary or advisable under applicable local law) Junior Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens by the Loan Documents prior to giving effect to such amendment, modification, supplement or waiver and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)            Notwithstanding the foregoing, but subject to the Lender Participation Rights, this Agreement may be amended (or amended and restated), with the written consent of the Supermajority Lenders (Lesser), the Administrative Agent, the Parent and each Borrower to (i) permit additional extensions of credit that are pari passu in right of payment and security with the Second-Out Term Loans to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Second-Out Term Loans and the accrued interest and fees and other obligations in respect thereof and (ii) include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including by amending the definitions of “Required Lenders,” “Majority Lenders”, “Supermajority Lenders (Greater)”, “Supermajority Lenders (Lesser)” or any other similar term, and for purposes of the relevant provisions of Sections 2.08 and 2.16(b); provided, that any such extensions of credit shall be disregarded for purposes of determining “Required Lenders,” “Majority Lenders”, “Supermajority Lenders (Greater)”, “Supermajority Lenders (Lesser)” or any other similar term if incurred substantially concurrently with any determination of “Required Lenders,” “Majority Lenders”, “Supermajority Lenders (Greater)”, “Supermajority Lenders (Lesser)” or any other similar term or for the purpose of achieving a specified voting threshold.

(e)            Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Parent, each Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Other Term Loan Commitments and Other Term Loans in a manner consistent with Sections 2.19, 2.20 and 2.21 as may be necessary to establish such Other Term Loan Commitments or Other Term Loans as a separate Class or tranche from the existing Commitments or Term Loans and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately or (B) to cure any ambiguity, omission, error, defect or inconsistency.

(f)             Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.19 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(g)            Notwithstanding the foregoing, modifications to the Loan Documents pursuant to Section 8.09 as in effect on the Closing Date may be made with the consent of each Borrower and the Required Lenders to the extent necessary.

(h)            Notwithstanding anything to the contrary set forth in this Section 9.08, this Agreement may be amended as provided in Section 2.12(b).

Section 9.09           Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.10           Entire Agreement. This Agreement and the other Loan Documents and the Fee Letters constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letters shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12           Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original or executed counterpart hereof. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.14           Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15           Jurisdiction; Consent to Service of Process. (a)  The Parent, each Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

(d)            Each of the Parent and each Borrower hereby irrevocably and unconditionally appoints ST Shared Services LLC, a Delaware limited liability company, with an office on the date hereof at 675 McDonnell Blvd., Hazelwood, MO 63042, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of the Parent and such Borrower and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the Parent or the respective Borrower (as applicable) in care of the Process Agent at the address specified above for the Process Agent, and each of the Parent and each Borrower irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the Parent or any or all Borrowers or failure of the Parent or any or all Borrowers to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or the Parent or any Borrower, or of any judgment based thereon. The Parent and each Borrower each covenant and agree that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 9.16           Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Parent, each Borrower and any of their respective Subsidiaries or their respective businesses furnished to it by or on behalf of the Parent, each Borrower or any of their respective Subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently discovered or developed by such Lender or such Agent without utilizing any information received from the Parent, any Borrower or any Subsidiary or violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Parent, any Borrower or any other Subsidiary) and shall not reveal the same except: (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty (or its Related Parties) in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (G) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (H) with the prior written consent of the Parent, (I) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (J) to any other party to this Agreement, and (K) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Commitments or the Loans or any participations therein or to any direct or indirect contractual counterparties (or to advisors of such parties) (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16).

Section 9.17           Platform; Borrower Materials. The Parent and each Borrower hereby acknowledge that certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such persons’ securities. The Parent and each Borrower hereby acknowledges that (a)  the Administrative Agent will make available to the Lenders and a single primary counsel selected by the Required Lenders (on a “professional eyes only” basis) materials and/or information provided by or on behalf of the Parent and any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Borrowers or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Parent and each Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Parent and each Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Parent, the Borrowers or their respective Subsidiaries or any of their respective securities for purposes of United States Federal and State securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT AND THEIR RESPECTIVE RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OR ANY OF THEIR RESPECTIVE RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 9.18           Release of Liens and Guarantees. (a)  The Lenders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted under this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Subsidiary Guarantee Agreement (or, in the case of the Parent, this Agreement (unless the Parent is to become a Subsidiary Loan Party as provided in Section 10.08)) or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents or (vii) in the case of Permitted Receivables Facility Assets, upon the Disposition thereof by any Loan Party to a Receivables Entity of such Permitted Receivables Facility Assets pursuant to a Qualified Receivables Facility and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)            In addition, the Lenders and the other Secured Parties hereby irrevocably agree that the respective Subsidiary Loan Party shall be released from its respective Guarantee (i) upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary or (y) in the case of any Subsidiary Loan Party (other than a Borrower or a Subsidiary Loan Party which was previously subject to a transaction contemplated by Section 6.05(n)) which (1) was previously required to become a Subsidiary Loan Party pursuant to clause (b) or (c) of the definition thereof but would no longer be required to be such a Subsidiary Loan Party in accordance with the provisions of the definition of Subsidiary Loan Party or (2) became a Subsidiary Loan Party pursuant to clause (d) of the definition of Subsidiary Loan Party and would not at such time be required to be a Subsidiary Loan Party pursuant to clauses (a) through (c) of the definition thereof, in each case following a written request by the Lux Borrower to the Administrative Agent requesting that such person no longer constitute a Subsidiary Loan Party and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect provided to it by any Loan Party upon its reasonable request without further inquiry); provided that any such release pursuant to preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such Subsidiary owns no assets which were previously transferred to it by another Loan Party which constituted Collateral or proceeds of Collateral (or any such transfer of any such assets would be permitted hereunder immediately following such release), (C) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of, and Investments previously made in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Section 6.01 and 6.04 (for this purpose, with the Lux Borrower being required to reclassify any such items made in reliance upon the respective Subsidiary being a Subsidiary Loan Party on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to such 6.05 shall be re-characterized and would then be permitted as if same were made to a Subsidiary that was not a Subsidiary Loan Party (and all items described above in this clause (C) shall thereafter be deemed recharacterized as provided above in this clause (C)), (D) the transaction pursuant to which such Subsidiary Loan Party ceases a Wholly Owned Subsidiary arises from legitimate business transactions with third parties and (E) such Subsidiary shall not be (or shall be simultaneously be released as) a guarantor with respect to any Refinancing Notes, Permitted Debt or any Permitted Refinancing Indebtedness with respect to the foregoing or (ii) if the release of such Subsidiary Loan Party is approved, authorized or ratified in writing by Supermajority Lenders (Greater) (or such other percentage of Lenders whose consent may be required in accordance with Section 9.08).

(c)            The Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Loan Party or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Subsidiary Loan Party shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Lux Borrower and at the Lux Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Lux Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Parent or any Subsidiary in respect of) all interests retained by the Parent or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.18 shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d)            Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Lux Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Lux Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, examiner, process adviser, intervenor or conservator of, or trustee or similar officer for, a Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrowers agree, jointly and severally, to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e)            Obligations of the Parent or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.

Section 9.19           Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in the currency denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Agreement Currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the Agreement Currency, the Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, or such other person to whom such obligation was owing, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Agreement Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.16, such Lender or the Administrative Agent, as the case may be, agrees to return the amount of any excess to the respective Loan Party.

Section 9.20           USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.21           Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Lux Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.22           Joint Borrowers. (a)  Notwithstanding anything else in this Agreement or any other Loan Documents to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Loan Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Loan Obligations, it being the intention of the parties hereto that all of the Loan Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. The Borrowers shall be liable for all amounts due to Administrative Agent and the Lenders under this Agreement, regardless of which Borrower actually receives the relevant Loans or other extensions of credit hereunder or the amount of such Loans or other extensions of credit received or the manner in which the Administrative Agent or any relevant Lender accounts for such Loans or other extensions of credit on its books and records. The Loan Obligations of the Borrowers with respect to Loans and other extensions of credit made to one of them, and the Loan Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Loans and other extensions of credit made to any other Borrower hereunder, shall be separate and distinct obligations, but all such other Loan Obligations shall be primary obligations of each Borrower.

(b)            If and to the extent that any Borrower shall fail to make any payment with respect to any of the Loan Obligations as and when due or to perform any of the Loan Obligations in accordance with the terms thereof, then in each such event, each other Borrower will make such payment with respect to, or perform, such Loan Obligation.

(c)            The obligations of each Borrower under this Section 9.22 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders or other Secured Parties.

(d)            The provisions of this Section 9.22 are made for the benefit of the Lenders and the other Secured Parties and their respective successors and assigns, and subject to Article VII hereof, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Administrative Agent or any Lender or other Secured Party first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Loan Obligations hereunder or to elect any other remedy. The provisions of this Section 9.22 shall remain in effect until the Termination Date. If at any time, any payment, or any part thereof, made in respect of any of the Loan Obligations is rescinded or must otherwise be restored or returned by Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 9.22 will forthwith be reinstated and in effect as though such payment had not been made.

(e)            Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, federal or foreign law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state, provincial or foreign and including, without limitation, the Bankruptcy Code).

Section 9.23          Parallel Debt. For the purpose of taking and ensuring the continuing validity of each Lien on the Collateral granted under any Security Documents governed by the laws of (or to the extent affecting assets situated in) Switzerland or any other jurisdiction in which an effective Lien cannot be granted in favor of the Collateral Agent as trustee or agent for the Secured Parties, notwithstanding any contrary provision in any Loan Document:

(a)            each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent as an independent and separate creditor an amount (the “Parallel Obligations”) equal to: (i) all present and future, actual or contingent amounts owing by such Loan Party to a Secured Party under or in connection with the Loan Documents as and when the same fall due for payment under or in connection with the Loan Documents (including, for the avoidance of doubt, any change, extension or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) and (ii) any amount which such Loan Party owes to a Secured Party as a result of a party rescinding a Loan Document or as a result of invalidity, illegality, or unenforceability of a Loan Document (the “Original Obligations”);

(b)            the Collateral Agent shall have its own independent right to claim performance of the Parallel Obligations (including, without limitation, any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceedings) and the Parallel Obligations shall not constitute the Collateral Agent and any Secured Party as joint creditors;

(c)            the Parallel Obligations shall not limit or affect the existence of the Original Obligations for which the Secured Parties shall have an independent right to demand payment;

(d)            notwithstanding clauses (b) and (c) above:

(i)            the Parallel Obligations shall be decreased to the extent the Collateral Agent receives (and retains) and applies any payment against the discharge of its Parallel Obligations to the Collateral Agent and the Original Obligations shall be decreased to the same extent;

(ii)           payment by a Loan Party of its Original Obligations to the relevant Secured Party shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Collateral Agent; and

(iii)          if any Original Obligation is subject to any limitations under the Loan Documents, then the same limitations shall apply mutatis mutandis to the relevant Parallel Obligation corresponding to that Original Obligation;

(e)            the Parallel Obligations are owed to the Collateral Agent in its own name on behalf of itself and not as agent or representative of any other person nor as trustee and all property subject to a Lien on Collateral shall secure the Parallel Obligations so owing to the Collateral Agent in its capacity of creditor of the Parallel Obligations;

(f)            each Loan Party irrevocably and unconditionally waives any right it may have to require a Secured Party to join any proceedings as co-claimant with the Collateral Agent in respect of any claim by the Collateral Agent against a Loan Party under this Section 9.24;

(g)            each Loan Party agrees that:

(i)            any defect affecting a claim of the Collateral Agent against any Loan Party under this Section 9.23 will not affect any claim of a Secured Party against such Loan Party under or in connection with the Loan Documents; and

(ii)           any defect affecting a claim of a Secured Party against any Loan Party under or in connection with the Loan Documents will not affect any claim of the Collateral Agent under this Section 9.23; and

(h)            if the Collateral Agent returns to any Loan Party, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party must repay an amount equal to that recovery to the Collateral Agent.

Section 9.24          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.25          Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 9.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

Section 9.26          Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion (at the Direction of the Required Lenders), and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.27          No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, or any Lender has advised or is advising the Parent or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Parent and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (iii) the Parent and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Parent and the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents and the Lenders each are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent or any of its Affiliates, or any other Person; (ii) none of the Agents and the Lenders has any obligation to the Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent and its Affiliates, and none of the Agents and the Lenders has any obligation to disclose any of such interests to the Parent or its Affiliates. To the fullest extent permitted by law, the Parent and the Borrowers hereby waive and release any claims that it may have against any Agent and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.28          Subject to Intercreditor Agreements; Conflicts. Notwithstanding anything herein or in any other Loan Document to the contrary, (i) the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents and (ii) the exercise of any right or remedy by the Collateral Agent hereunder or under any other Loan Document or the application of proceeds (including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of the Closing Date Intercreditor Agreement and any other applicable Intercreditor Agreement to the extent provided therein. In the event of any conflict between the terms of the Closing Date Intercreditor Agreement or such other applicable Intercreditor Agreement, on the one hand, and the terms of this Agreement or any other Loan Document, on the other hand, the terms of such applicable Intercreditor Agreement shall govern.

Article X

Parent Guaranty

Section 10.01        Parent Guaranty. The Parent hereby guarantees to each Secured Party as hereinafter provided, as primary obligor and not as surety, the payment of the Obligations in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Parent hereby further agrees that if any of the Obligations are not paid in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Parent will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02        Obligations Unconditional. (a)  The obligations of the Parent under Section 10.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash of the Obligations, other than contingent indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made), it being the intent of this Section 10.02 that the obligations of the Parent hereunder shall be absolute and unconditional under any and all circumstances. The Parent agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against a Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full in cash and the Commitments have expired or terminated.

(b)            Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Parent hereunder, which shall remain absolute and unconditional as described above:

(i)            at any time or from time to time, without notice to the Parent, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(iii)          the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv)          any Lien granted to, or in favor of, the Administrative Agent, the Collateral Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected;

(v)           any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Parent) or shall be subordinated to the claims of any person (including, without limitation, any creditor of the Parent); or

(vi)          the lack of enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Parent, any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, any Secured Hedge Agreement, any Secured Cash Management Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Parent, any Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations.

(c)            With respect to its obligations hereunder, the Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any person under any of the Loan Documents or other documents relating to the Obligations, or against any other person under any other guarantee of, or security for, any of the Obligations.

Section 10.03        Reinstatement. The obligations of the Parent under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings under any Debtor Relief Law, and the Parent agrees that it will indemnify the Administrative Agent, the Collateral Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent, the Collateral Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any proceedings under any Debtor Relief Law.

Section 10.04        Certain Additional Waivers. The Parent further agrees that it shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

Section 10.05        Remedies. The Parent agrees that, to the fullest extent permitted by law, as between the Parent, on the one hand, and the Administrative Agent, the Collateral Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other person) shall forthwith become due and payable by the Parent for purposes of Section 10.01. The Parent acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Security Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.06        Rights of Contribution. The Parent agrees that, in connection with payments made hereunder, the Parent and each other Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full in cash and the Commitments have terminated.

Section 10.07        Guarantee of Payment; Continuing Guarantee. The guarantee given by the Parent in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 10.08        New Parent. If, at any time, (a) the Parent becomes a Wholly Owned Subsidiary of an entity (x) that is an entity organized in a Qualified Jurisdiction and (y) at least a majority of the Equity Interests of which are owned by persons who were, immediately prior to its acquisition of the Parent, shareholders of the Parent, and (b) no Default or Event of Default has occurred and is continuing (or would exist upon such New Parent becoming the Parent), then the Lux Borrower may, by notice to the Administrative Agent, designate such person (the “New Parent”) as the Parent.  Following any such designation, and effective upon (i) the execution by such person of a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent by which it agrees to be bound by the terms hereof and assume all obligations of the Parent hereunder and (ii) satisfaction of the Collateral and Guarantee Requirement with respect to such person (which shall be deemed to require that the New Parent become a party to this Agreement as the “Parent” by executing a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and to execute and deliver all Security Documents as the New Parent would have been required to execute on the Closing Date had it been the Parent hereunder at such time, with such modifications to such documentation as may be reasonably required by the Administrative Agent giving effect to the jurisdiction of organization of the New Parent and the assets owned by it) and (iii) satisfaction of the Collateral and Guarantee Requirement with respect to the person which was previously the Parent hereunder (which shall include the requirement that the prior Parent become party to the Subsidiary Guarantee Agreement and thereafter constitute a Subsidiary Loan Party, and execute and deliver such other Security Documents, or modifications thereto, as may be reasonably required by the Administrative Agent), such person shall become the Parent and shall assume all rights and obligations of the Parent hereunder; provided that (x) nothing in this Section 10.08 shall discharge or release the previous Parent from its obligations hereunder until such time as the previous Parent shall become a party to the Subsidiary Guarantee Agreement as a Subsidiary Loan Party and (y) from and after the date upon which the New Parent satisfies the above requirements and becomes the “Parent,” the previous Parent shall be deemed to be a Subsidiary Loan Party for purposes hereof. Any New Parent and any previous Parent shall take all actions reasonably requested by the Administrative Agent to effectuate the foregoing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

MALLINCKRODT PLC

By:	/s/ Matthew T. Peters
Name: Matthew T. Peters
Title: Vice President of Tax

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	/s/ Matthew T. Peters
Name: Matthew T. Peters
Title: Director

MALLINCKRODT CB LLC

By:	/s/ Matthew T. Peters
Name: Matthew T. Peters
Title: Vice President of Tax and Treasurer

Acquiom Agency services llc
as Co-Administrative Agent

By:	/s/ Beth Cesari
Name: Beth Cesari
Title: Senior Director

seaport loan producTs llc
as Co-Administrative Agent

By:	/s/ Jonathan Silverman
Name: Jonathan Silverman
Title: General Counsel

ACQUIOM AGENCY SERVICES LLC
as Collateral Agent

By:	/s/ Beth Cesari
Name: Beth Cesari
Title: Senior Director

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of November 14, 2023 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MALLINCKRODT PLC, a public limited company incorporated in Ireland with registered number 522227 (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S Luxembourg) under number B 172.865 (the “Lux Borrower”), MALLINCKRODT CB LLC, a Delaware limited liability company (the “Co-Borrower”), the lenders party thereto from time to time (the “Lenders”), ACQUIOM AGENCY SERVICES LLC and SEAPORT LOAN PRODUCTS LLC as co-administrative agents (in such capacities, together with their successors and permitted assigns in such capacities, each a “Co-Administrative Agent” and together, the “Administrative Agent”) for the Lenders, and ACQUIOM AGENCY SERVICES LLC, as collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.            The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective as of the Effective Date set forth below (the “Effective Date”) (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(b)(v) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Loans owing to the Assignor which are outstanding on the Effective Date set forth below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements made by the Assignor or Assignee (as applicable) set forth in Annex I hereto. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement. Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

2.            Pursuant to Section 9.04(b)(ii) of the Credit Agreement, this Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if required by Section 9.04(b)(ii)(C) of the Credit Agreement, a processing and recordation fee of $3,500 and (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and any tax forms required to be delivered pursuant to the Credit Agreement.

3.            This Assignment and Acceptance and any claims, controversy, dispute or causes of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

Date of Assignment:_______________________________________________________________________________________________

Legal Name of Assignor (“Assignor”):_________________________________________________________________________________

Legal Name of Assignee (“Assignee”): _________________________________________________________________________________

Assignee’s Address for Notices:_______________________________________________________________________________________

__________________________________________________________________________________________________________________

Effective Date of Assignment: ____________________________________________________________________________________________

A-2

Facility/Loans	Principal Amount Assigned1	Percentage Assigned of
[First-Out Term Loans] /
[Second-Out Term
Loans] / [Other Term
Loans] (set forth, to at
least 8 decimals, as a
percentage of the
Aggregate [First-Out
Term Loans] / [Second-Out
Term Loans] / [Other
Term Loans] of all
		Lenders thereunder)	CUSIP Number
[First-Out Term Loans]/[Second-Out Term Loans]/[Other Term Loans]	$	%

[Remainder of Page Intentionally Left Blank]

1 Minimum amount of Loans assigned is governed by Section 9.04(b)(ii)(A) of the Credit Agreement.

A-3

The terms set forth above are hereby agreed to:	Accepted[2]

____________________________, as Assignor	[ACQUIOM AGENCY SERVICES LLC

as Co-Administrative Agent

Name:
Title:

SEAPORT LOAN PRODUCTS LLC as Co-Administrative Agent

Name:
Title:][3]

by:
Name:
Title:

_______________________, as Assignee

by:	[MALLINCKRODT INTERNATIONAL
FINANCE S.A., as Borrower][4]

2 To be completed to the extent consents are required under the Credit Agreement.

3 Consent of the Administrative Agent shall not be required (x) for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, or an Approved Fund or (y) if an Event of Default under Sections 7.01(b), (c), (h) or (i) of the Credit Agreement has occurred and is continuing.

4 Consent of the Lux Borrower shall not be required (x) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, or (y) if an Event of Default under Sections 7.01(b), (c), (h) or (i) of the Credit Agreement has occurred and is continuing. Consent of the Lux Borrower with respect to the assignment of a Term Loan shall be deemed to have been given if the Lux Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent.

A-4

by:
Name:
Title:

[Signature Page to Mallinckrodt Assignment and Acceptance]

A-5

ANNEX I

REPRESENTATIONS AND WARRANTIES

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

By executing and delivering this Assignment and Acceptance, the Assignor hereunder and the Assignee hereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

1.	The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest being assigned hereby, (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (iv) the outstanding principal amounts of its Loans, without giving effect to assignments hereof which have not become effective, are as set forth in such Assignment and Acceptance.

2.	Except as set forth in (1) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or any collateral thereunder, (iii) the financial condition of the Parent, any Borrower, any Subsidiary or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, the Borrower, any Subsidiary or any of their respective Affiliates or any other person of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3.	The Assignee represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, and (v) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee.

A-1-1

4.	The Assignee confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04) of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest.

5.	The Assignee (i) confirms that it has independently and without reliance upon any Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest and (ii) agrees that it will, independently and without reliance upon any Agent, the Assignor or any other Lender and based on such documents and information that it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document.

6.	The Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to such Agent by the terms of the Credit Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.

7.	The Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

8.	From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees, or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

9.	This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart to this Assignment and Acceptance by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original or executed counterpart hereof. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to this Assignment and Acceptance or any document to be signed in connection with this Assignment and Acceptance shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Sections 9.07 (Applicable Law) 9.11 (WAIVER OF JURY TRIAL) and 9.15 (Jurisdiction; Consent to Service of Process) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

A-1-2

EXHIBIT B

Administrative Details Reply Form

Acquiom Agency Services LLC

950 17th Street

Suite 1400

Denver, CO 80202

Attn: Beth Cesari

Email: bcesari@srsacquiom.com

ADMINISTRATIVE QUESTIONNAIRE:

Please accurately complete the following information and return via e-mail to [●] as soon as possible. It is very important that all of the requested information is accurately completed and returned promptly.

LEGAL NAME OF LENDING INSTITUTION TO APPEAR IN DOCUMENTATION:

NUMBER OF LINES NEEDED FOR SIGNATURE PAGE:_______________________________________________________________

GENERAL INFORMATION—DOMESTIC LENDING OFFICE:

Institution Name: _______________________________________________________________________________________________

Street Address: _______________________________________________________________________________________________

City, State, Zip Code: _______________________________________________________________________________________________

CREDIT CONTACTS/NOTIFICATION METHODS:

Contact Name: _______________________________________________________________________________________________

Street Address: _______________________________________________________________________________________________

City, State, Zip Code: _______________________________________________________________________________________________

Telephone Number: _______________________________________________________________________________________________

Fax Number: _______________________________________________________________________________________________

B-1

E-Mail Address:_______________________________________________________________________________________________

TAX STATUS:

Is your institution a non-Resident Alien, foreign corporation or partnership?

Yes ________      No __________

If yes:

•	What is the country of incorporation or organization?
•	Tax Form W-8BEN or W-8ECI should be enclosed as per the Tax Section of the referenced Credit Agreement. Failure to properly complete and return the applicable form will subject your institution to withholding tax.

If no:

•	Please submit Tax Form W-9

Lender’s Tax Identification Number:
_________________________________________________________________________________________________

CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS—BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact Name:_______________________________________________________________________________________________

Street Address:_______________________________________________________________________________________________

City, State, Zip Code:_______________________________________________________________________________________________

Telephone Number:_______________________________________________________________________________________________

Fax Number:_______________________________________________________________________________________________

E-Mail Address:_______________________________________________________________________________________________

BID LOAN NOTIFICATION: (IF APPLICABLE)

Contact Name:_______________________________________________________________________________________________

Street Address:_______________________________________________________________________________________________

City, State, Zip Code:_______________________________________________________________________________________________

B-2

Telephone Number:_______________________________________________________________________________________________

Fax Number: _______________________________________________________________________________________________

E-Mail Address: _______________________________________________________________________________________________

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be transferred: _________________________________________________________________________

Routing Transit/

ABA Number of Bank where funds are to be transferred: _________________________________________________________________________

Name of Account, if applicable: _________________________________________________________________________

Account Number:_________________________________________________________________________

Additional Information:

B-3

EXHIBIT D

FORM OF BORROWING REQUEST

Date:5 ______________________ ,_________________

To:	ACQUIOM AGENCY SERVICES LLC and SEAPORT LOAN PRODUCTS LLC as co-administrative agents (in such capacities, together with their successors and permitted assigns in such capacities, each a “Co-Administrative Agent” and together, the “Administrative Agent”) under that certain Credit Agreement dated as of November 14, 2023 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MALLINCKRODT PLC, a public limited company incorporated in Ireland with registered number 522227 (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S Luxembourg) under number B 172.865 (the “Lux Borrower”), MALLINCKRODT CB LLC, a Delaware limited liability company (the “Co-Borrower”), the lenders party thereto from time to time (the “Lenders”), the Administrative Agent, and ACQUIOM AGENCY SERVICES LLC, as collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”) for the Lenders.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby notifies you, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:

1.	The proposed Borrowing is to be a Borrowing of [First-Out Term Loans][Second-Out Term Loans][Other Term Loans].

5 The Borrower must notify the Administrative Agent (a) in the case of a SOFR Borrowing after the Closing Date, not later than 12:00 noon, Local Time, two U.S. Government Securities Business Days before the date of the proposed Borrowing (other than in the case of any notice given in respect of any Borrowing on the Closing Date, which may be given not later than 10:00 a.m. Local Time, on the Closing Date), or (b) in the case of an ABR Borrowing, by telephone, not later than 10:00 a.m., Local Time, on the Business Day of the proposed Borrowing. Each Borrowing Request will be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Transactions and the occurrence of the Closing Date) and (in the case of telephonic requests) shall be confirmed promptly by hand delivery or electronic means of this form, signed by the applicable Borrower, to the Administrative Agent.

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2.	The aggregate amount of the proposed Borrowing is: US$_________.

3.	The Business Day of the proposed Borrowing is: _____________.

4.	The Borrowing is a[n] [ABR Borrowing][SOFR Borrowing].

5.	[The duration of the initial Interest Period for the SOFR Borrowing included in the Borrowing shall be one, three or six months.]

6.	The location and number of the applicable Borrower’s account to which the proceeds of such Borrowing are to be disbursed is___________.

The [Lux Borrower][Co-Borrower] hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing contemplated by this Borrowing Request, the conditions to lending specified in Sections 4.01(b) and4.01(c) of the Credit Agreement, to the extent applicable, shall have been satisfied.

[Remainder of Page Intentionally Left Blank]

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This Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:
Name:
Title:

MALLINCKRODT CB LLC

By:
Name:
Title:

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EXHIBIT E

FORM OF INTEREST ELECTION REQUEST

Date:1 ______________________ ,_________________

To:	ACQUIOM AGENCY SERVICES LLC and SEAPORT LOAN PRODUCTS LLC as co-administrative agents (in such capacities, together with their successors and permitted assigns in such capacities, each a “Co-Administrative Agent” and together, the “Administrative Agent”) under that certain Credit Agreement dated as of November 14, 2023 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MALLINCKRODT PLC, a public limited company incorporated in Ireland with registered number 522227 (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S Luxembourg) under number B 172.865 (the “Lux Borrower”), MALLINCKRODT CB LLC, a Delaware limited liability company (the “Co-Borrower”), the lenders party thereto from time to time (the “Lenders”), the Administrative Agent, and ACQUIOM AGENCY SERVICES LLC, as collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”) for the Lenders.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes an Interest Election Request and the undersigned Lux Borrower hereby makes an election with respect to Loans under the Credit Agreement, and in that connection the Lux Borrower specifies the following information with respect to such election:

1.	Borrowing to which this request applies (including principal amount, currency, Type and Class of Loans subject to election): ___________.[2]

1 The Borrower must notify the Administrative Agent of such election (by telephone or irrevocable written notice) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each telephonic Interest Election Request will be irrevocable and must be confirmed promptly by hand delivery or electronic means of this form, signed by the Lux Borrower, to the Administrative Agent.

2 If different options are being elected with respect to different portions of the Borrowing, the portions thereof must be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Paragraphs 3 and 4 shall be specified for each resulting Borrowing).

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2.	Effective date of election (which shall be a Business Day): ___________.

3.	The Borrowing is to be [converted into][continued as][an ABR Borrowing][a SOFR Borrowing].

4.	The duration of the Interest Period for the SOFR Borrowing included in the election shall be [one][three][six] month[s].

[Remainder of Page Intentionally Left Blank]

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This Interest Election Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:
Name:
Title:

[Signature Page to Mallinckrodt Interest Election Request]

E-3

EXHIBIT F

FORM OF INTERCOMPANY SUBORDINATION TERMS

Capitalized terms used in [this intercompany promissory note (this “Note”)]8 but not otherwise defined herein shall have the meanings given to them, as the context may require, in that certain Credit Agreement dated as of November 14, 2023 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MALLINCKRODT PLC, a public limited company incorporated in Ireland with registered number 522227 (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S Luxembourg) under number B 172.865 (the “Lux Borrower”), MALLINCKRODT CB LLC, a Delaware limited liability company (the “Co-Borrower”), the lenders party thereto from time to time (the “Lenders”), ACQUIOM AGENCY SERVICES LLC and SEAPORT LOAN PRODUCTS LLC as co-administrative agents (in such capacities, together with their successors and permitted assigns in such capacities, each a “Co-Administrative Agent” and together, the “Administrative Agent”) for the Lenders, and ACQUIOM AGENCY SERVICES LLC, as collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”) for the Lenders. For all purposes herein, the term “Applicable Administrative Agent” shall mean the Administrative Agent for the benefit of the holders of Senior Obligations (as defined below), subject to any applicable intercreditor agreement, until and unless another applicable agent is appointed pursuant to such intercreditor agreement.

The Indebtedness evidenced by this Note owed by any payor9 hereunder (in such capacity, a “Payor”) to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (a) all (i) Obligations (under and as defined in the Credit Agreement) of such Payor, and (ii) other Indebtedness and other related obligations of such Payor that is subject to a Permitted First Lien Intercreditor Agreement (as defined in the Credit Agreement), (b) any senior Indebtedness that renews, refunds, restructures, extends or refinances any of the Indebtedness specified in clause (a), to the extent by its terms expressly requiring the subordination thereto of Indebtedness of the kind evidenced by this Note, (c) any other senior Indebtedness of such Payor that by its terms expressly requires the subordination thereto of Indebtedness of the kind evidenced by this Note or is not itself subordinated in right of payment to any other Indebtedness of such Payor and (d) interest on any of the foregoing, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding (the Indebtedness specified in clauses (a) through (d), being hereinafter collectively referred to as “Senior Obligations”), until the latest to occur of (x) the Termination Date under the Credit Agreement and (y) the date of payment in full in cash of any other Senior Obligations (other than contingent obligations as to which no claim has been made) (such latest date to occur, the “Payoff Date”); provided that each such Payor may make payments to the applicable Payee unless an Event of Default shall have occurred and be continuing and such Payor shall have received notice from the Applicable Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement).

8 Note: These subordination provisions are intended to be incorporated into any promissory note or other agreement or instrument representing or evidencing (i) Indebtedness of the kind described in Section 6.01(e)(ii) of the Credit Agreement and (ii) Investments of the kind described in Section 6.04(b) of the Credit Agreement. Adapt this description and any corresponding terms herein as appropriate.

9 Applicable to Loan Party payors.

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(i)            In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Payor or to its property, and in the event of any proceedings for involuntary liquidation, dissolution or other winding up of any Payor, or any voluntary liquidation, dissolution or other winding up of any Payor that violates the terms of the Credit Agreement or would result in an Event of Default, whether or not involving insolvency or bankruptcy, in each case in any jurisdiction, then, if an Event of Default has occurred and is continuing (including as a result of such event), (x) the Payoff Date shall have occurred before any Payee shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment from such Payor on account of any Indebtedness evidenced by this Note owed by such Payor to such Payee and (y) until the Payoff Date shall have occurred, any such payment or distribution to which such Payee would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Payor that are subordinated and junior in right of payment to the Senior Obligations to at least the same extent as the Indebtedness evidenced by this Note is subordinated and junior in right of payment to the Senior Obligations then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the Applicable Administrative Agent, subject to any applicable intercreditor agreement.

(ii)            If any Event of Default has occurred and is continuing and after notice from the Applicable Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement), then until the earliest to occur of (x) the Payoff Date, (y) the date on which such Event of Default shall have been cured or waived and (z) the date on which the Applicable Administrative Agent, as applicable, shall have rescinded such notice, no payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities) shall be made by or on behalf of any Payor, or any other person on its behalf, with respect to any amounts evidenced by this Note.

(iii)            If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any amounts evidenced by this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above prior to the occurrence of the Payoff Date, such payment or distribution shall be held by such Payee in trust (segregated from other property of such Payee) for the benefit of the Applicable Administrative Agent, and shall be paid over or delivered to the Applicable Administrative Agent promptly upon receipt, subject to any applicable intercreditor agreement.

F-2

(iv)            Each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Obligations, and the Applicable Administrative Agent shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least 30 days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints the Applicable Administrative Agent as its true and lawful attorney-in-fact and the Applicable Administrative Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in the Applicable Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Applicable Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Applicable Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Applicable Administrative Agent all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the Applicable Administrative Agent shall pay the excess amount to the party entitled thereto.

(v)            Each Payee waives the right to compel that any property of any Payor or any property of any guarantor of any Senior Obligations or any other person be applied in any particular order to discharge such Senior Obligations. Each Payee expressly waives the right to require the Applicable Administrative Agent or any other holder of Senior Obligations to proceed against any Payor, any guarantor of any Senior Obligations or any other person, or to pursue any other remedy in its or their power that such Payee cannot pursue and that would lighten such Payee’s burden, notwithstanding that the failure of the Applicable Administrative Agent or any such other holder to do so may thereby prejudice such Payee. Each Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by the delay of the Applicable Administrative Agent or any other holder of Senior Obligations in proceeding against or enforcing any remedy against any Payor, any guarantor of any Senior Obligations or any other person; by the Applicable Administrative Agent or any holder of Senior Obligations releasing any Payor, any guarantor of any Senior Obligations or any other person from all or any part of the Senior Obligations; or by the discharge of any Payor, any guarantor of any Senior Obligations or any other person by an operation of law or otherwise, with or without the intervention or omission of the Applicable Administrative Agent or any such holder.

(vi)            Each Payee waives all rights and defenses arising out of an election of remedies by the Applicable Administrative Agent or any other holder of Senior Obligations, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Senior Obligations, has impaired the value of such Payee’s rights of subrogation, reimbursement, or contribution against any Payor, any guarantor of any Senior Obligations or any other person. Each Payee expressly waives any rights or defenses it may have by reason of protection afforded to any Payor, any guarantor of any Senior Obligations or any other person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Senior Obligations.

F-3

(vii)            Each Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by the Applicable Administrative Agent or any other holder of Senior Obligations may be rescinded in whole or in part by the Applicable Administrative Agent or such holder, and any Senior Obligations may be continued, and the Senior Obligations or the liability of any Payee, any guarantor thereof or any other person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Applicable Administrative Agent or any other holder of Senior Obligations, in each case without notice to or further assent by such Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(viii)            Each Payee waives any and all notice of the creation, renewal, extension, increase or accrual of any Senior Obligations, and any and all notice of or proof of reliance by holders of Senior Obligations upon the subordination provisions set forth herein. The Senior Obligations shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Payee evidenced by this Note shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth herein.

(ix)            To the maximum extent permitted by law, each Payee waives any claim it might have against the Applicable Administrative Agent or any other holder of Senior Obligations with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Applicable Administrative Agent or any such holder, or any of their Related Parties, with respect to any exercise of rights or remedies under the Loan Documents, except to the extent due to the gross negligence or willful misconduct of the Applicable Administrative Agent or any such holder, as the case may be, or any of its Related Parties, as determined by a court of competent jurisdiction in a final and nonappealable judgment. None of the Applicable Administrative Agent, any other holder of Senior Obligations or any of their Related Parties shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Obligations, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of any Payor, any Payee or any other person or to take any other action whatsoever with regard to any such guarantee or any other property.

(x)            Subject to the prior payment in full in cash of all Senior Obligations, the holder of this Note shall be subrogated to the rights of the holders of Senior Obligations to receive payments or distributions of assets of the Payor applicable to the Senior Obligations until the Payoff Date, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Obligations by or on behalf of the Payor or by or on behalf of the holder of this Note by virtue of this Note which otherwise would have been made to the holder of this Note shall, as between the Payor, its creditors other than the holders of Senior Obligations, and the holder of this Note, be deemed to be payment by the Payor to or on account of the Senior Obligations, it being understood that the provisions of this Note are and are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Obligations, on the other hand.

F-4

Each Payee and each Payor hereby agree that the subordination provisions set forth in this Note are for the benefit of the Applicable Administrative Agent and the other holders of Senior Obligations (which shall include, without limitation, the Secured Parties). The Applicable Administrative Agent and the other holders of Senior Obligations are obligees under this Note to the same extent as if their names were written herein as such and the Applicable Administrative Agent may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth herein.

All rights and interests of the Applicable Administrative Agent and the other holders of Senior Obligations hereunder, and the subordination provisions and the related agreements of the Payors and Payees set forth herein, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other document governing or evidencing any other Senior Obligations;

(ii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement, any other Loan Document or any other document governing or evidencing any other Senior Obligations;

(iii)            any release, amendment, supplement, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Senior Obligations; or

(iv)            any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Payor in respect of any Senior Obligations or of any Payee or any Payor in respect of the subordination provisions set forth herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the Applicable Administrative Agent and the other holders of Senior Obligations, in each case subject to any applicable intercreditor agreement.

F-5

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that, until the Payoff Date shall have occurred, the Applicable Administrative Agent shall have provided its prior written consent to such amendment, modification, waiver or consent of the subordination provisions hereof (such consent not to be unreasonably withheld or delayed).

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

If, at any time, all or part of any payment with respect to Senior Obligations theretofore made by a Payor or any other person or entity is rescinded or must otherwise be returned by the holders of the Senior Obligations for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of such Payor or such other person or entity), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

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EXHIBIT G

AUCTION PROCEDURES

This Exhibit G is intended to summarize certain basic terms of the modified Dutch auction (an “Auction”) procedures pursuant to and in accordance with the terms and conditions of Section 2.23 of that certain Credit Agreement of which this Exhibit G is a part (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Credit Agreement”). It is not intended to be a definitive statement of all of the terms and conditions of an Auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Lux Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Lux Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Capitalized terms not otherwise defined in this Exhibit G have the meanings assigned to them in the Credit Agreement.

1.            Notice Procedures. In connection with each Auction, the Lux Borrower will provide notification to the Auction Manager (for distribution to the Term Lenders of the applicable Class of Term Loans (each, an “Auction Notice”)). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans of each applicable Class that the Lux Borrower offers to purchase in such Auction (the “Auction Amount”) which shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”) expressed as a range of prices per $1,000 (in increments of $5), at which the Lux Borrower would be willing to purchase Term Loans of each applicable Class in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Lux Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Lux Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, the Lux Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, (a) the Lux Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction, (b) no more than one (1) Auction Notice with respect to any Class of Term Loans may be outstanding at any one time and (c) the Lux Borrower shall not initiate any Auction for any Second-Out Loans so long as any First-Out Loans are outstanding.

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2.            Reply Procedures. In connection with any Auction, each Term Lender of each applicable Class wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans of each applicable Class (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of each applicable Class, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Term Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of each applicable Class held by such Term Lender. Term Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Term Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Lux Borrower will not purchase any Term Loans of any applicable Class at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

3.            Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Lux Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Lux Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Lux Borrower has received Qualifying Bids). The Lux Borrower shall purchase Term Loans of each applicable Class from each Term Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

4.            Proration Procedures. All Term Loans of each applicable Class offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided, that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of any applicable Class for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of such Class to be purchased at prices below the Applicable Threshold Price), the Lux Borrower shall purchase the Term Loans of such Class for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

G-2

5.            Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Exhibit G). The Auction Manager will insert the principal amount of Term Loans of each applicable Class to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

6.            Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations, warranties and covenants by the Lux Borrower:

(a)	The conditions set forth in Section 2.23 of the Credit Agreement have each been satisfied on and as of the date hereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Lux Borrower must terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans of any applicable Class pursuant to an Auction.

(b)	The representations and warranties of each Loan Party contained in Article III of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 3.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 5.04 of the Credit Agreement.

7.            Additional Procedures. Once initiated by an Auction Notice, the Lux Borrower may withdraw an Auction only in the event that, (i) as of such time, no Qualifying Bid has been received by the Auction Manager or (ii) the Lux Borrower has failed to meet a condition set forth in Section 2.23 of the Credit Agreement. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans of any applicable Class by the Lux Borrower required by the terms and conditions of Section 2.23 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Lux Borrower is required in accordance with the foregoing provisions shall be paid directly by the Lux Borrower to the respective assigning Lender on a settlement date as determined jointly by the Lux Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Lux Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of Term Loans of each applicable Class that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Lux Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.23 of the Credit Agreement or this Exhibit G. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Lux Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.23 of the Credit Agreement or this Exhibit G. None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Lux Borrower, the Loan Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit G shall not require the Lux Borrower to initiate any Auction.

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EXHIBIT H

FORM OF MORTGAGE

H-1

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

by and from

[______________________],

“Mortgagor”

to

ACQUIOM AGENCY SERVICES LLC, in its capacity as Collateral Agent,

“Mortgagee”

Dated as of ________ ___, 202_

Location:	[_______________]
Municipality:	[_______________]
County:	[_______________]
State:	[_______________]

RECORDING REQUESTED BY,
AND WHEN RECORDED MAIL TO:

[______________________]

Prepared by [______________________]

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Mortgage”) is dated as of ______ ___, 202_ by and from [__________________________], a [________________], as mortgagor, assignor and debtor (in such capacities and, together with any successors and assigns in such capacities, “Mortgagor”), whose address is [______________________], to ACQUIOM AGENCY SERVICES LLC, as Collateral Agent for the Secured Parties, as mortgagee, assignee and secured party (in such capacities and, together with its successors and assigns in such capacities, “Mortgagee”), having an address at [●].

WHEREAS, reference is made to (a) that certain Credit Agreement, dated as of November 14, 2023 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MALLINCKRODT PLC, a public limited company incorporated under the laws of Ireland with registered number 522227 (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 172.865 (the “Lux Borrower”), Mallinckrodt CB LLC, a Delaware limited liability company (the “Co-Borrower”), the LENDERS party thereto from time to time, ACQUIOM AGENCY SERVICES LLC (“Acquiom”) and SEAPORT LOAN PRODUCTS LLC (“Seaport”) as co-administrative agents for the Lenders (in such capacities, together with their successors and permitted assigns in such capacities, each a “Co-Administrative Agent” and together, the “Administrative Agent”), and Acquiom, as Collateral Agent (as defined therein) for the Lenders and the other parties party thereto, (b) that certain U.S. Collateral Agreement, dated as of November 14, 2023 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, “Collateral Agreement”), among the Lux Borrower, the Co-Borrower, the other Pledgors (as defined therein) party thereto from time to time and Acquiom, as collateral agent for the Secured Parties (as defined therein), (c) that certain Indenture, dated as of November 14, 2023 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, the “Indenture”), among the Lux Borrower, the Co-Borrower, the Guarantors (as defined therein) party thereto from time to time, Acquiom, as First Lien Collateral Agent (as defined therein), and WILMINGTON SAVINGS FUND SOCIETY, FSB, as trustee (the “First Lien Trustee”), registrar and paying agent, for the benefit of the noteholders (as defined therein); and

WHEREAS, the Lenders and the noteholders have agreed to receive Term Loans or Notes, as applicable, issued by the Borrowers and Issuers, respectively, subject to the terms and conditions set forth in the Credit Agreement and the Indenture, as applicable. The obligations of the Lenders and noteholders to make such commitments and obtain such Notes, as applicable, are conditioned upon, among other things, the execution and delivery of this Mortgage.

Accordingly, the parties hereto agree as follows:

Article I DEFINITIONS

Section 1.1      Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement or the Indenture (as applicable). The rules of construction specified in Section 1.02 of the Credit Agreement and Section 1.03 of the Indenture, as applicable, also apply to this Mortgage. As used herein, the following terms shall have the following meanings:

(a)            “Acquiom” has the meaning assigned to such term in the recitals of this Mortgage.

(b)            “Administrative Agent” has the meaning assigned to such term in the recitals of this Mortgage.

(c)            “Bankruptcy Code” has the meaning assigned to such term in Section 5.2.

(d)            “Co-Administrative Agent” has the meaning assigned to such term in the recitals of this Mortgage.

(e)            “Co-Borrower” has the meaning assigned to such term in the recitals of this Mortgage.

(f)            “Collateral Agent” means Mortgagee acting as the collateral agent for the Secured Parties, together with its successors in such capacity.

(g)            “Collateral Agreement” has the meaning assigned to such term in the recitals of this Mortgage.

(h)            “Credit Agreement” has the meaning assigned to such term in the recitals of this Mortgage.

(i)            “Credit Agreement Documents” means (a) the “Loan Documents” as defined in the Credit Agreement and (b) any other related documents or instruments executed and delivered pursuant to the documents referred to in the foregoing clause (a), in each case, as such documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

(j)            “Credit Agreement Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.

(k)            “Event of Default” has the meaning assigned to such term in the Collateral Agreement.

(l)            “Excluded Property” has the meaning assigned to such term in the Collateral Agreement.

(m)            “Excluded Securities” has the meaning assigned to such term in the Collateral Agreement.

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(n)            “Excluded Specified Other First Lien Obligations” means any Specified Other First Lien Obligations (as defined in the Collateral Agreement) that have been excluded from the Secured Obligations for purposes of this Mortgage pursuant to (and in accordance with) Section 7.21.

(o)            “First Lien Intercreditor Agreements” means any Permitted First Lien Intercreditor Agreement (as defined in the Credit Agreement) entered into in compliance with the Credit Agreement, the Indenture and any Specified Other First Lien Agreement, including that certain First Lien Intercreditor Agreement, dated as of the Closing Date, among the Parent, the Lux Borrower, the Co-Borrower, the other grantors party thereto from time to time, the Collateral Agent, the Administrative Agent and the First Lien Trustee.

(p)            “First Lien Trustee” has the meaning assigned to such term in the recitals of this Mortgage.

(q)            “Indenture” has the meaning assigned to such term in the recitals of this Mortgage.

(r)            “Indenture Documents” means (a) the “Notes Documents” as defined in the Indenture and (b) any other related documents or instruments executed and delivered pursuant to the documents referred to in the foregoing clause (a), in each case, as such documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

(s)            “Lender” shall mean each financial institution listed on Schedule 2.01 of the Credit Agreement (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04 of the Credit Agreement), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.19, Section 2.20, Section 2.21 or any other provision of the Credit Agreement.

(t)            “Lux Borrower” has the meaning assigned to such term in the recitals of this Mortgage.

(u)            “Luxembourg” has the meaning assigned to such term in the recitals of this Mortgage.

(v)            “Mortgage” has the meaning assigned to such term in the preamble hereof.

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(w)            “Mortgaged Property” means the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor and all of Mortgagor’s right, title and interest now or hereafter acquired in, to and under all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing in each case whether now owned or hereinafter acquired, including without limitation all water rights, mineral, oil and gas rights, easements and rights of way (collectively, the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in, to and under the following (in each case other than Excluded Property and Excluded Securities): (1) all buildings, structures and other improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and (in each case in this clause (2)) that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all reserves, escrows or impounds required under the Credit Agreement or the Indenture, or any of the other Credit Agreement Documents or the Indenture Documents and all of Mortgagor’s right, title and interest in all reserves, deferred payments, deposits, refunds and claims of any nature that (in each case in this clause (3)) are specifically related to the Mortgaged Property (the “Deposit Accounts”), (4) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (5) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (6) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, indemnities, warranties, permits, licenses, certificates and entitlements in any way relating specifically to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (7) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (8) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (9) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), (10) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements or Fixtures (the “Condemnation Awards”) and (11) any and all right, title and interest of Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating specifically to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Property Agreement (the “Records”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(x)            “Mortgagee” has the meaning assigned to such term in the preamble hereof.

(y)            “Mortgagor” has the meaning assigned to such term in the preamble hereof.

(z)            “Parent” has the meaning assigned to such term in the recitals of this Mortgage.

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(aa)      “Permitted Liens” means Liens that are not prohibited by the Credit Agreement, the Indenture or any Specified Other First Lien Agreement.

(bb)      “Seaport” has the meaning assigned to such term in the recitals of this Mortgage.

(cc)      “Second-Out Notes Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.

(dd)      “Secured Amount” has the meaning assigned to such term in Section 2.4.

(ee)      “Secured Obligations” means “Secured Obligations” as defined in the Collateral Agreement, excluding any Excluded Specified Other First Lien Obligations.

(ff)      “Secured Parties” means the persons holding any Secured Obligations and in any event including all “Secured Parties” as defined in the Collateral Agreement (other than any person constituting a “Secured Party” under (and as defined in) the Collateral Agreement solely because such person holds, or acts as the agent, trustee or representative of the holders of, any Excluded Specified Other First Lien Obligations).

(gg)      “Series” has the meaning assigned to such term in the Collateral Agreement.

(hh)      “Specified Other First Lien Agreement” means “Specified Other First Lien Agreement” as defined in the Collateral Agreement, excluding any such Specified Other First Lien Agreement relating to any Excluded Specified Other First Lien Obligations.

(ii)            “Specified Other First Lien Obligations” means “Specified Other First Lien Obligations” as defined in the Collateral Agreement, excluding any Excluded Specified Other First Lien Obligations.

(jj)      “Termination Date” has the meaning assigned to such term in the Collateral Agreement.

(kk)      “UCC” means the Uniform Commercial Code of [________] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [_______], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

Article II GRANT

Section 2.1      Grant. To secure the payment or performance, as the case may be, in full of the Secured Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee, for the benefit of the Secured Parties, and hereby grants to Mortgagee, for the benefit of the Secured Parties, a mortgage lien upon and a security interest in all of Mortgagor’s estate, right, title and interest in and to the Mortgaged Property, subject, however, to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, for the benefit of the Secured Parties, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

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Section 2.2      Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.

Section 2.3      Future Advances. This Mortgage shall secure all Secured Obligations including, without limitation, future advances whenever hereafter made with respect to or under any Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement and shall secure not only Secured Obligations with respect to presently existing indebtedness under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement, but also any and all other indebtedness which may hereafter be owing to the Secured Parties under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, modifications or renewals of all such Secured Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

Section 2.4      Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[           ]1 (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by Mortgagee by reason of any default by Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.

Section 2.5      Last Dollar Secured. So long as the aggregate amount of the Secured Obligations exceeds the Secured Amount, any payments and repayments of the Secured Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

Section 2.6      No Release. Nothing set forth in this Mortgage shall relieve Mortgagor from the performance of any term, covenant, condition or agreement on Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on Mortgagor’s part to be so performed or observed or shall impose any liability on Mortgagee or any other Secured Party for any act or omission on the part of Mortgagor relating thereto or for any breach of any representation or warranty on the part of Mortgagor contained in this Mortgage or any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of Mortgagor contained in this Section 2.6 shall survive the termination hereof and the discharge of Mortgagor’s other obligations under this Mortgage, the other Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement.

1 In a jurisdiction where the recording of this instrument would be subject to a tax, the amount secured shall be limited to the value of the real estate so encumbered, if such limitation shall reduce the tax owed.

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Article III WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1      Title to Mortgaged Property and Lien of this Instrument. Mortgagor has valid fee simple title to the Mortgaged Property free and clear of any liens, claims or interests, except Permitted Liens. Upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located, this Mortgage will constitute a valid and enforceable mortgage lien, with record notice to third parties, on the Mortgaged Property in favor of Mortgagee for the benefit of the Secured Parties subject only to Permitted Liens.

Section 3.2      Priority. Mortgagor shall preserve and protect the priority of the lien and security interest of this Mortgage. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, pay the underlying claim in full or take such other commercially reasonable action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement, the Indenture and any Specified Other First Lien Agreement.

Section 3.3      Inspection. Mortgagor shall permit Mortgagee and its agents, representatives and employees, upon reasonable prior notice to Mortgagor and at reasonable times during regular business hours, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require, provided that such inspections and studies shall not materially or unreasonably interfere with the use and operation of the Mortgaged Property.

Section 3.4      Insurance; Condemnation Awards and Insurance Proceeds.

(a)            Insurance. Mortgagor shall maintain or cause to be maintained the insurance required by Section 5.02 of the Credit Agreement, Section 4.22 of the Indenture and any applicable provision of any Specified Other First Lien Agreement.

(b)            Condemnation Awards. Mortgagor shall cause all condemnation awards that constitute Net Proceeds (or any equivalent term) in accordance with the Credit Agreement, the Indenture or any Specified Other First Lien Agreement to be applied in accordance with Section 2.09(b) of the Credit Agreement, Section 4.07(d) of the Indenture or any applicable provision of any Specified Other First Lien Agreement.

(c)            Insurance Proceeds. Mortgagor shall cause all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property that constitute Net Proceeds (or any equivalent term) in accordance with the Credit Agreement, the Indenture or any Specified Other First Lien Agreement to be applied in accordance with Section 2.09(b) of the Credit Agreement, Section 4.07(d) of the Indenture or any applicable provision of any Specified Other First Lien Agreement.

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Article IV DEFAULT AND FORECLOSURE

Section 4.1      Remedies. Subject to the terms of the First Lien Intercreditor Agreements, the Credit Agreement, the Indenture and any Specified Other First Lien Agreement, upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a)            Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(b)            Operation of Mortgaged Property. Hold, lease, develop, manage, operate, carry on the business thereof or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 4.7.

(c)            Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) Business Days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Secured Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(d)            Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Secured Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.7; provided, however, notwithstanding the appointment of any receiver, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement, the Indenture or any Specified Other First Lien Agreement to Mortgagee.

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(e)            Other. Exercise all other rights, remedies and recourses granted under the Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement or otherwise available at law or in equity.

Section 4.2      Separate Sales. The Mortgaged Property may be sold in a foreclosure or by power of sale in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.3      Remedies Cumulative, Concurrent and Nonexclusive. Subject to the First Lien Intercreditor Agreements and Section 5.18 of the Collateral Agreement, Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 4.4      Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement or the lien priority and security interest in and to the Mortgaged Property. For payment of the Secured Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 4.5      Appearance, Waivers, Notice and Marshalling of Assets. After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the payment or performance of the Secured Obligations or any part thereof, or of any proceedings to foreclose the lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, Mortgagor shall enter its voluntary appearance in such action, suit or proceeding. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement, and (c) any right to a marshalling of assets or a sale in inverse order of alienation. Mortgagor shall not claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction. Mortgagor covenants not to hinder, delay or impede the execution of any power granted or delegated to Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted.

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Section 4.6      Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Secured Obligations, the Credit Agreement Documents, the Indenture Documents, any Specified Other First Lien Agreement, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement for such Event of Default.

Section 4.7      Application of Proceeds. Subject to the First Lien Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, Mortgagee shall promptly apply the proceeds of any sale of the Mortgaged Property, in accordance with Section 4.02 of the Collateral Agreement.

Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of Mortgaged Property by Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Mortgagee or such officer or be answerable in any way for the misapplication thereof.

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Section 4.8      Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 4.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 4.9      Additional Advances and Disbursements; Costs of Enforcement.

(a)            Upon the occurrence and during the continuance of any Event of Default, Mortgagee shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All reasonable sums advanced and reasonable documented out-of-pocket expenses incurred at any time by Mortgagee under this Section 4.9, or otherwise under this Mortgage or applicable law, that is payable under Section 4.9(b) shall, if not paid when due, bear interest at the highest applicable rate provided therefor among Section 2.11(c) of the Credit Agreement, Section 1 of the Note pursuant to the Indenture and any corresponding provision of any Specified Other First Lien Agreement and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b)            To the extent contemplated by Section 9.05 of the Credit Agreement, Section 7.07 of the Indenture or any equivalent provision of any Specified Other First Lien Agreement, Mortgagor shall pay all reasonable documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage or the enforcement, compromise or settlement of the Secured Obligations or any claim under this Mortgage, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 4.10      No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 4, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Mortgagee under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

Article V ASSIGNMENT OF RENTS AND LEASES

Section 5.1      Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases (but only to the extent permitted under the existing Leases), whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing and Mortgagee shall not have made the election below, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Obligations or solvency of Mortgagor, the license herein granted shall, at the election of Mortgagee, expire and terminate, upon written notice to Mortgagor by Mortgagee.

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Section 5.2      Perfection Upon Recordation. Mortgagor acknowledges that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law and by the terms of the Leases, a valid and fully perfected, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 5.3      Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Article VI SECURITY AGREEMENT

Section 6.1      Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records. To this end, Mortgagor grants to Mortgagee a security interest in the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards, Records and all other Mortgaged Property which is personal property to secure the payment and performance of the Secured Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records sent to Mortgagor at least ten (10) Business Days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency whatsoever between the terms of this Mortgage and the terms of the Collateral Agreement with respect to the collateral covered both therein and herein, including, but not limited to, with respect to whether any such Mortgaged Property is to be subject to a security interest or the use, maintenance or transfer of any such Mortgaged Property, or the exercise or applicability of any remedies in respect thereof, the Collateral Agreement shall control, govern, and prevail, to the extent of any such conflict or inconsistency. For the avoidance of doubt, no personal property of Mortgagor that constitutes Excluded Property or Excluded Securities under the Collateral Agreement shall be subject to any security interest of Mortgagee or any Secured Party or constitute collateral hereunder.

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Section 6.2      Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.

Section 6.3      Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 6.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in the definition of “Mortgaged Property” in Section 1.1 of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property.

Article VII MISCELLANEOUS

Section 7.1      Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 5.01 of the Collateral Agreement, as the applicable address may be changed in accordance with the Collateral Agreement, the Credit Agreement and the Indenture. All communications and notices hereunder to Mortgagor shall be given to it in care of the Lux Borrower, with such notice to be given as provided in 5.01 of the Collateral Agreement.

Section 7.2      Covenants Running with the Land. All grants, covenants, terms, provisions and conditions contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement, the other Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreements; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

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Section 7.3      Attorney-in-Fact. Subject to the First Lien Intercreditor Agreements, Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee reasonably deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days (or such longer period as Mortgagee may agree in its reasonable discretion) after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance that are payable under Section 4.9(b) shall be added to and included in the Secured Obligations and, if not paid when due, shall bear interest at the highest applicable rate provided therefor among Section 2.11(c) of the Credit Agreement, Section 1 of the Note pursuant to the Indenture and any corresponding provision of any Specified Other First Lien Agreement; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 7.3. Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 7.4      Successors and Assigns. Whenever in this Mortgage any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Mortgagor or Mortgagee that are contained in this Mortgage shall bind and inure to the benefit of their respective permitted successors and assigns. Mortgagee hereunder shall at all times be the same person that is the “Collateral Agent” under the Collateral Agreement. Written notice of resignation by the “Collateral Agent” pursuant to the Collateral Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage. Upon the acceptance of any appointment as the “Collateral Agent” under the Collateral Agreement by a successor “Collateral Agent”, that successor “Collateral Agent” shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee pursuant hereto.

Section 7.5      Waivers; Amendment.

(a)            No failure or delay by Mortgagee or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Agreement Document, the Indenture Document or Specified Other First Lien Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of Mortgagee or any other Secured Party hereunder and under the other Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Mortgage or consent to any departure by Mortgagor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.5, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Mortgagor in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

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(b)            Neither this Mortgage nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Mortgagee and Mortgagor, subject to any consent required in accordance with Section 9.08 of the Credit Agreement and Article 9 of the Indenture, and the consent of each other Authorized Representative (as defined in the Collateral Agreement) if and to the extent required by (and in accordance with) the applicable Specified Other First Lien Agreement, and except as otherwise provided in the First Lien Intercreditor Agreements. Mortgagee may conclusively rely on a certificate of an officer of Mortgagor as to whether any amendment contemplated by this Section 7.5(b) is permitted.

(c)            Notwithstanding anything to the contrary contained herein, Mortgagee may grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the date hereof for the perfection of security interests in the assets of Mortgagor on such date) where it reasonably determines, in consultation with the Lux Borrower, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Mortgage, the other Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement.

Section 7.6      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MORTGAGE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7      Termination or Release.

In each case subject to the terms of the First Lien Intercreditor Agreements:

(a)            This Mortgage and the Liens and security interests created by this Mortgage shall automatically terminate and be released upon the occurrence of the later of the Termination Date and, if any Specified Other First Lien Obligations are outstanding on the Termination Date, the date when all Specified Other First Lien Obligations (other than contingent or unliquidated obligations or liabilities not then due and any other obligations that, by the terms of the Specified Other First Lien Agreements, are not required to be paid in full prior to such termination and release) have been paid in full and the Secured Parties have no further commitment to extend credit under any Specified Other First Lien Agreement.

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(b)            Solely with respect to the Credit Agreement Secured Obligations, (i) Mortgagor shall automatically be released from its obligations hereunder if Mortgagor is released from its obligations under the Subsidiary Guarantee Agreement (as defined in the Credit Agreement) in accordance with Section 9.18(a)(v) of the Credit Agreement and/or (ii) the Lien granted hereby in any portion of the Mortgaged Property shall be automatically released upon the occurrence of any of the circumstances set forth in Section 9.18(a) of the Credit Agreement (other than Section 9.18(a)(v) thereof) with respect to such portion of the Mortgaged Property, in the case of each of preceding clauses (i) and (ii), in accordance with the requirements of such Section (or clause thereof, as applicable), and all rights (but only to the extent granted to holders of Credit Agreement Secured Obligations) to the applicable Mortgaged Property shall revert to Mortgagor.

(c)            Solely with respect to the Second-Out Notes Secured Obligations, (i) Mortgagor shall automatically be released from its obligations hereunder if Mortgagor is released from its obligations from its Guarantee (as defined in the Indenture) in accordance with Section 13.02(a)(ii)(b) of the Second-Out Notes Indenture and/or (ii) the Lien granted hereby in any portion of the Mortgaged Property shall be automatically released upon the occurrence of any of the circumstances set forth in Section 13.02(a) of the Indenture with respect to such portion of the Mortgaged Property, in the case of each of preceding clauses (i) and (ii), in accordance with the requirements of such Section (or clause thereof, as applicable), and all rights (but only to the extent granted to holders of Second-Out Notes Secured Obligations) to the applicable Mortgaged Property shall revert to Mortgagor.

(d)            Solely with respect to any Specified Other First Lien Obligations, Mortgagor shall automatically be released from its obligations hereunder and/or the Lien granted hereby in any Mortgaged Property shall in each case be automatically released upon the occurrence of any of the circumstances set forth in any section governing release of collateral in the applicable Specified Other First Lien Agreement in accordance with the requirements of any such section, and all rights (but only to the extent granted to holders of Specified Other First Lien Obligations) to the applicable Mortgaged Property shall revert to Mortgagor.

(e)            The Lien granted hereby in any portion of the Mortgaged Property shall be automatically released upon such portion of the Mortgaged Property becoming Excluded Property, Excluded Securities or, solely with respect to the applicable Series of Specified Other First Lien Obligations, Specified Excluded Collateral (and Mortgagee may rely conclusively on a certificate to that effect provided to it by Mortgagor upon its reasonable request without any further inquiry).

(f)            In connection with any termination or release pursuant to this Section 7.7, Mortgagee shall execute and deliver to Mortgagor all documents that Mortgagor shall reasonably request to evidence such termination or release (including, without limitation, mortgagee releases or UCC termination statements), and will duly assign and transfer to Mortgagor, such of the Mortgaged Property that may be in the possession of Mortgagee and has not theretofore been sold or otherwise applied or released pursuant to this Mortgage. Any execution and delivery of documents pursuant to this Section 7.7 shall be made without recourse to or warranty by Mortgagee. In connection with any termination or release pursuant to this Section 7.7, Mortgagor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of mortgage releases or UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by Mortgagor, Mortgagee shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Mortgaged Property permitted to be released pursuant to this Mortgage. Mortgagor agrees to pay all reasonable and documented out-of-pocket expenses incurred by Mortgagee (and its representatives) in connection with the execution and delivery of such release documents or instruments.

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Section 7.8      Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Secured Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Section 7.9      Applicable Law. The provisions of this Mortgage shall be governed by and construed under the laws of the state in which the Mortgaged Property is located.

Section 7.10      Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Mortgage and are not to affect the construction of, or to be taken into consideration in interpreting, this Mortgage.

Section 7.11      Severability. In the event any one or more of the provisions contained in this Mortgage should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.12      Mortgagee as Agent. Mortgagee has been appointed to act as Agent by the other Secured Parties pursuant to the Credit Agreement, the Indenture and Collateral Agreement. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, the Indenture, Collateral Agreement and this Mortgage. Mortgagor and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Mortgagee, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

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Section 7.13      Recording Documentation To Assure Security. Mortgagor shall promptly, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the lien hereof or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and shall take such actions as Mortgagee shall reasonably deem necessary in order to publish notice of and fully to protect the validity and priority of the liens, assignment, and security interests purported to be created upon the Mortgaged Property and the interest and rights of Mortgagee therein. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

Section 7.14      Further Acts. Mortgagor shall, at the sole cost and expense of Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as Mortgagee shall from time to time reasonably request, which may be necessary in the reasonable judgment of Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto Mortgagee, the property and rights hereby conveyed or assigned or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. In the event Mortgagor shall fail after written demand to execute any instrument or take any action required to be executed or taken by Mortgagor under this Section 7.14, Mortgagee may execute or take the same as the attorney-in-fact for Mortgagor, such power of attorney being coupled with an interest and is irrevocable. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

Section 7.15      Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Land, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

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Section 7.16      Relationship. The relationship of Mortgagee to Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, the Indenture, any Specified Other First Lien Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between Mortgagee and Mortgagor other than as lender and borrower and mortgagor and mortgagee.

Section 7.17      No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof or any claim that any lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the lien hereof, except Permitted Liens.

Section 7.18      Mortgagee’s Fees and Expenses; Indemnification.

(a)            Mortgagor agrees that Mortgagee shall be entitled to reimbursement of its expenses incurred hereunder by the Mortgagor and Mortgagee and other indemnitees shall be indemnified by the Mortgagor, in each case of this clause (a), mutatis mutandis, as provided in Section 9.05 of the Credit Agreement, Section 7.07 of the Indenture and any applicable provision of any Specified Other First Lien Agreement.

(b)            Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this Section 7.18 shall remain operative and in full force and effect regardless of the termination of this Mortgage, any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Mortgage, any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement, or any investigation made by or on behalf of Mortgagee or any other Secured Party. All amounts due under this Section 7.18 shall be payable within fifteen days (or such longer period as Mortgagee may reasonably agree to) on written demand therefor.

Section 7.19      Jurisdiction; Consent to Service of Process.

(a)            Mortgagor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Mortgagee, any Secured Party, or any Affiliate of the foregoing, in any way relating to this Mortgage, any other Credit Agreement Document, the Indenture Document, any Specified Other First Lien Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Mortgage or in any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement shall affect any right that Mortgagee or any Secured Party may otherwise have to bring any action or proceeding relating to this Mortgage, any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement against Mortgagor or its properties in the courts of any jurisdiction.

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(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Mortgage, the other Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Mortgage irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Mortgage will affect the right of any party to this Mortgage, any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement to serve process in any other manner permitted by law.

Section 7.20      Subject to First Lien Intercreditor Agreements. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Mortgagee for the benefit of the Secured Parties pursuant to this Mortgage and (ii) the exercise of any right or remedy by the Mortgagee hereunder or the application of proceeds (including insurance and condemnation proceeds) of the Mortgaged Property are subject to the provisions of the First Lien Intercreditor Agreements to the extent provided therein. In the event of any conflict between the terms of the First Lien Intercreditor Agreements and the terms of this Mortgage, the terms of the applicable First Lien Intercreditor Agreement shall govern.

Section 7.21      Excluded Specified Other First Lien Obligations. On or after the date hereof, Mortgagor may from time to time elect to exclude any Series of Specified Other First Lien Obligations (as defined in the Collateral Agreement) from the Secured Obligations hereunder by delivering to the Collateral Agent a written notice identifying the Series to be excluded and stating that such Series shall be excluded from the Secured Obligations hereunder and certifying that such exclusion is permitted by the documents governing such Series, in which case such Series and the Specified Other First Lien Obligations (as defined in the Collateral Agreement) thereunder shall, for all purposes of this Mortgage, not constitute “Secured Obligations” or “Specified Other First Lien Obligations” (and shall be excluded from the definitions thereof and all derivative defined terms used herein), and shall not be secured by this Mortgage or otherwise subject to the terms hereof (it being understood that Mortgagor may execute and deliver a separate mortgage or other security agreement on the Mortgaged Property to secure such Series provided that such mortgage or other security agreement is made subject to the First Lien Intercreditor Agreements). Mortgagee agrees to execute any and all further documents, agreements and instruments (including amendments to this Mortgage) and take all such further actions that may be required or that Mortgagor may reasonably request, in each case in connection with any exclusion of Specified Other First Lien Obligations (as defined in the Collateral Agreement) from the Secured Obligations hereunder pursuant to this Section 7.21.

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Article VIII LOCAL LAW PROVISIONS

Section 8.1      Local Law Provisions. Notwithstanding anything to the contrary contained in this Mortgage but subject to the First Lien Intercreditor Agreements and to Section 5.18 of the Collateral Agreement, in the event of any conflict or inconsistency between the provisions of this Article 8 and the other provisions of this Mortgage, the provisions of this Article 8 will govern.

[LOCAL LAW PROVISIONS TO FOLLOW]

[remainder of this page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[______________],
a [______________]

By:
Name:
Title:

STATE OF [_____________]	)
)	ss:
COUNTY OF [_____________]	)

I, the undersigned, a notary public in and for said County and State aforesaid, DO HEREBY CERTIFY, that [_____________], personally known to me to be the [_____________], of [______________], a [______________], personally known to me to be the person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such Secretary, he signed and delivered the said instrument of said corporation, pursuant to the authority given by the Board of Directors of said corporation a free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

Given under my hand and official seal, this _____ day of ______, 202_.

Signature of Notary _________________________________________________

Commission expires _______________________, 202_.

[local counsel to advise on how to
conform to state law]

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises commonly known as [COMMON NAME, IF ANY] and located at [INSERT ADDRESS]:

[to come from title commitment]

Schedule 1.01(A)

AGREED GUARANTEE AND SECURITY PRINCIPLES

Unless otherwise defined herein, capitalized terms used herein are defined in the Agreement to which this Schedule 1.01(A) is attached and in the other Exhibits to this Agreement.

(A)	Considerations

1.	In determining what liens will be granted (and any limitations on the amount or scope of Guarantees) by Borrowers or Guarantors organized outside of the United States (the “Non-U.S. Loan Parties”) to secure the Obligations (the holders thereof, the “Secured Parties”) the following matters will be taken into account. Liens shall not be created or perfected, the Obligations may be limited pursuant to the terms of the relevant Security Documents and Guarantees may be limited in amount or scope, to the extent that it would (if created, perfected or not so limited):

(a)            result in any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation laws, capital maintenance rules, general statutory limitations, retention of title claims or the laws or regulations (or analogous restrictions) of any applicable jurisdiction or any similar principles which may limit the ability of any Non-U.S. Loan Party to provide a guarantee or security or may require that the guarantee or security be limited by an amount or scope or otherwise;

(b)            result in any (x) material risk to the officers of the relevant grantor of liens or Guarantor of contravention of their fiduciary duties or any legal prohibition and/or (y) risk to the officers of the relevant grantor of liens or Guarantor of civil or criminal liability;

(c)            result in costs that the Lux Borrower and the Collateral Agent reasonably determine are excessive in relation to the benefit obtained by the beneficiaries of the liens or Guarantees by reference to the costs of creating or perfecting the lien or Guarantees, on the one hand, versus the value of the assets being secured or Guarantee granted, on the other hand;

(d)            impose an undue administration burden on, or material inconvenience to the ordinary course of operations of, the provider of the lien or Guarantee, in each case which the Lux Borrower and the Collateral Agent reasonably determine is excessive in relation to the benefit obtained by the beneficiary of the lien or Guarantee; and

(e)            create liens over any assets subject to third party arrangements which are permitted by this Agreement to the extent (and for so long as) such arrangements prevent those assets from being charged.

2.	These Agreed Guarantee and Security Principles embody recognition by all parties that there may be certain legal, regulatory and practical difficulties (including those in paragraph 1 above) in obtaining security and/or Guarantees without limitation as to amount or scope from all Non-U.S. Loan Parties in every jurisdiction in which Non-U.S. Loan Parties are located, in particular:

(a)            perfection of liens, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in this Agreement or the Security Documents or (if earlier or to the extent no such time periods are specified in this Agreement) within the time periods specified by applicable law in order to ensure due perfection. Perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Non-U.S. Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement;

(b)            the maximum granted or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is reasonably determined by the Lux Borrower and the Collateral Agent to be excessive in relation to the level of such fees, taxes and duties; or

(c)            where a class of assets to be secured includes material and immaterial assets, if the costs of granting security over the immaterial assets is reasonably determined by the Lux Borrower and the Collateral Agent to be excessive in relation to the benefit of such security, security will be granted over the material assets only.

For the avoidance of doubt, in these Agreed Guarantee and Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any liens, stamp duties, the cost of maintaining capital for regulatory purposes, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of liens or any of its direct or indirect owners, subsidiaries or affiliates.

3.	Notwithstanding anything to the contrary, these Agreed Guarantee and Security Principles will be subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of the Intercreditor Agreements and these Agreed Guarantee and Security Principles, the terms of the Intercreditor Agreements will govern and control.

(B)	Obligations to be Guaranteed and Secured

1.	Subject to paragraph (A) above, the obligations to be guaranteed and secured are the Obligations. The liens and Guarantees are to be granted in favor of the Collateral Agent on behalf of each Secured Party (or equivalent local procedure and unless otherwise necessary in any jurisdictions).

2.	Where appropriate, defined terms in the Security Documents should mirror those in this Agreement.

3.	The parties to this Agreement agree to negotiate the form of each Security Document in good faith in a manner consistent with these Agreed Guarantee and Security Principles. The form of Guarantee with respect to any Non-U.S. Loan Party shall be subject to any limitations as set out in the joinder, supplement or other Guarantee applicable to such Non-U.S. Loan Party as may be required in order to comply with local laws in accordance with these Agreed Guarantee and Security Principles.

4.	The liens granted by any Non-U.S. Loan Party in favor of the Collateral Agent on behalf of each Secured Party shall, to the extent possible under local law, be enforceable only after the occurrence of an Event of Default that is continuing.

(C)	Covenants/Representations and Warranties

Any representations, warranties or covenant which are required to be included in any Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and covenant is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement (save to the extent that the Collateral Agent’s local counsel advise it necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the liens granted to the Collateral Agent on behalf of each Secured Party). Accordingly, the Security Documents shall not include, repeat or extend clauses set out in this Agreement including the representations or undertakings in respect of insurance, maintenance of assets, information, indemnities or the payment of costs, in each case, unless applicable local counsel advise it necessary in order to ensure the validity of any Security Document or the perfection of any lien granted thereunder.

(D)	Liens over Equity Interests

1.	Subject to (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) will be made over equity interests in Non-U.S. Loan Parties to the extent required by this Agreement or any Security Document.

2.	Subject to (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) over equity interests in Non-U.S. Loan Parties will be granted pursuant to which the Collateral Agent on behalf of each Secured Party will be entitled, subject to local laws, to transfer the equity interests and satisfy themselves out of the proceeds of such sale upon enforcement of the lien.

3.	Subject to (A) and (B) above, to the extent permitted under local law, share pledges and charges should contain provisions to ensure that, unless an Event of Default has occurred and is continuing, the grantor of the lien is entitled to receive dividends and exercise voting rights in any shareholders’ meeting of the relevant company (except if exercise would adversely affect the validity or enforceability of the lien or cause an Event of Default to occur) and if an Event of Default has occurred and is continuing the voting and dividend receipt rights may only be exercised by the Collateral Agent on behalf of each Secured Party, it being understood that if such Event of Default is subsequently remedied or waived, the right to receive dividends and the voting rights in any shareholders’ meeting of the relevant company shall return to the grantor of the lien.

4.	Liens over equity interests will, where possible, automatically charge further equity interests issued or otherwise contemplate a procedure for the extension (at the cost of the relevant Borrower or Guarantor) of liens over newly-issued shares.

5.	Liens will not be created over minority shareholdings or equity interests in joint ventures where the consent of a third party is required before the relevant Borrower or Guarantor can create a lien over the same unless such consent has been obtained; provided, that, to the extent that any such Person has ceased to be a Wholly Owned Subsidiary, the Equity Interests of such Person shall not be excluded under this clause (5) if such Person was, at the Closing Date or any time following the Closing Date, a Wholly Owned Subsidiary and subsequently ceased to be a Wholly Owned Subsidiary as a result of (A) a transfer or issuance of any of its Equity Interests to any Affiliate or Related Party of any Borrower, (B) any transaction that was not a legitimate business transaction with third parties and was not undertaken for applicable legal or tax efficiency considerations (in each case under this clause (B), as determined in good faith by the Lux Borrower), or (C) any transaction with a primary purpose (as determined in good faith by the Lux Borrower) to evade the requirement of such Equity Interests constituting Collateral under the Credit Agreement.

6.	Liens will not be created on equity interests so long as same constitute Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States).

(E)	Liens over Receivables of Non-U.S. Loan Parties

1.	Except where an Event of Default has occurred and is continuing, the proceeds of receivables shall not be paid into a nominated account.

2.	Each relevant Non-U.S. Loan Party shall not be required to notify third party debtors to any contracts that have been assigned and/or charged under a Security Document unless (i) so required by the Collateral Agent if an Event of Default has occurred and is continuing or (ii) otherwise customary under the relevant local practice and is not (in the Lux Borrower’s good faith determination (with any such determination set forth in an officer’s certificate of the Lux Borrower being definitive)) materially prejudicial to the business relationship of such Non-U.S. Loan Party. The Collateral Agent shall however be entitled to give such notice if an Event of Default has occurred and is continuing.

3.	No lien will be granted under local law over any receivables to the extent (and for so long as) such receivable cannot be secured under the terms of the relevant contract.

(F)	Insurance

1.	Subject to (A) and (B) above, proceeds of material insurance policies owned by each relevant Non-U.S. Loan Party (excluding third party liability insurance policies) are to be assigned by way of security or pledged or charged to the Collateral Agent on behalf of each Secured Party. Proceeds of insurance shall be collected and retained by the relevant Non-U.S. Loan Party (without the further consent of the Secured Parties) (i) unless such insurance proceeds must be applied to mandatory prepayment in accordance with this Agreement, subject to any reinvestment rights therein or (ii) unless an Event of Default has occurred and is continuing.

2.	If required by local law to create or perfect the security, notice of the security will be served on the insurance provider within 10 business days of the security being granted and the Non-U.S. Loan Party shall use its reasonable endeavours to obtain an acknowledgement of that notice within 30 business days of service. If a Non-U.S. Loan Party has used its reasonable endeavours but has not been able to obtain acknowledgement of its obligations to obtain acknowledgement shall cease on the expiry of that 30 business days period.

(G)	Material Contracts and Claims

1.	Each relevant Non-U.S. Loan Party shall not be required to notify the counterparties to any contracts that have been charged/assigned under a Security Document that such contract has been so charged/assigned unless required by the Collateral Agent if an Event of Default has occurred and is continuing. Liens should not be created over contracts, leases or licenses which prohibit assignment or the creation of such liens or which require the consent of third parties for the creation of such liens or such assignment.

2.	Proceeds of material contracts and claims shall be collected and retained by the relevant Non-U.S. Loan Party (without the further consent of the Secured Parties) (i) unless such proceeds must be applied to mandatory prepayment in accordance with this Agreement, subject to any reinvestment rights therein, or (ii) unless an Event of Default has occurred and is continuing.

(H)	Liens Over Non-U.S. Loan Party-Owned Material Intellectual Property

1.	Subject to (A) and (B) above, liens over all registrable Non-U.S. Loan Party-Owned Material Intellectual Property (other than any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”), or any successor office thereto pursuant to 15 U.S.C. §1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d)) owned by each relevant Non-U.S. Loan Party are to be given, and registration is to be made in all relevant local registries in which the grantor of the liens is resident or is otherwise required under local law unless the granting of such liens would contravene any legal or contractual prohibition. Where any relevant Non-U.S. Loan Party has the right to the use of any Non-U.S. Loan Party-Owned Material Intellectual Property through contractual arrangements to which it is a party, a lien over such contract and/or any rights arising thereunder shall be given in favor of the Collateral Agent on behalf of each Secured Party, except to the extent (and for so long as) the giving over of such liens would contravene any legal or contractual prohibition. Notwithstanding anything to the contrary herein, liens should not be created over intellectual property or any contractual relationships described above (or any rights arising thereunder) where such lien or assignment is prohibited or the consent of third parties would be required for the creation of such lien or such assignment.

2.	If a Non-U.S. Loan Party grants a lien over any of its intellectual property, it will be free to deal with those assets in the course of its business (including without limitation, allowing any intellectual property to lapse or become abandoned if, in the reasonable judgment of the Parent, it is no longer economically practicable to maintain or useful in the conduct of the business of the Parent and its Subsidiaries, taken as a whole) until an Event of Default has occurred and is continuing.

3.	“Non-U.S. Loan Party-Owned Material Intellectual Property” is to be defined as intellectual property owned by the Non-U.S. Loan Parties which is material to the carrying out of the business of Parent or any of its Subsidiaries, taken as a whole.

(I)	Liens Over Bank Accounts

1.	No Non-U.S. Loan Party shall be required to perfect a lien over a bank account (except as, and solely to the extent, expressly required by Section 5.13 of this Agreement).

(J)	Other Material Assets

Liens shall be given over any other material assets of any relevant Non-U.S. Loan Party from time to time, according to the principles set out herein. Such Non-U.S. Loan Party shall be free to deal with those assets in the course of its business until an Event of Default has occurred and is continuing.

(K)	Perfection of Liens

1.	Where customary, a Security Document may contain a power of attorney allowing the Collateral Agent to perform on behalf of the grantor of the lien, its obligations under such Security Document only if an Event of Default has occurred and is continuing.

2.	Subject to (A) and (B) above, where obligatory or customary under the relevant local law all registrations and filings necessary in relation to the Security Documents and/or the liens evidenced or created thereby are to be undertaken within applicable time limits, by the appropriate local counsel (based on local law and custom), unless otherwise agreed.

3.	Subject to (A) and (B) above, where obligatory or customary, documents of title relating to the assets charged will be required to be delivered to the Collateral Agent.

4.	Except as explicitly provided herein, notice, acknowledgement or consent to be obtained from a third party will only be required where the efficacy of the lien requires it or where it is practicable and reasonable having regard to the costs involved, the commercial impact on the Non-U.S. Loan Party in question and the likelihood of obtaining the acknowledgement and, when possible without prejudicing the validity of the lien concerned, such perfecting procedures shall be delayed until an Event of Default has occurred and is continuing.

(L)	Liens

Notwithstanding anything to the contrary contained in this Agreement, no provision contained herein shall prejudice the right of the Non-U.S. Loan Parties to benefit from the permitted exceptions set out in this Agreement regarding the granting of liens over assets.

(M)	Proceeds

The Security Documents will state that the proceeds of enforcement of such Security Documents will be applied as specified in this Agreement.

(N)	Regulatory consent

The enforcement of security over shares and the exercise by the Collateral Agent of voting rights in respect of such shares may be subject to regulatory consent. Accordingly, enforcement of any security over any shares subject to such a restriction, and the exercise by the Collateral Agent of the voting rights in respect of any such shares, will be expressed to be conditional upon obtaining any consents required by law or regulation.